As filed with the Securities and Exchange Commission on September 13, 1999
                                               Registration No. 333-86323
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  AMENDMENT NO. 1

                                      TO

                                   FORM S-4

                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                             WELLS FARGO & COMPANY
              (Exact name of registrant as specified in charter)

          Delaware                                       6712                      41-0449260
(State or other jurisdiction of             (Primary Standard Industrial           (IRS Employer
incorporation or organization)               Classification Code Number)       Identification Number)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 415-396-6019
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:

          Robert J. Kaukol                             Cary P. Kavy
        Wells Fargo & Company                     Cox & Smith Incorporated
      1050 17th Street, Suite 120           112 East Pecan Street, Suite 1800
          Denver, Colorado 80265                   San Antonio, Texas 78205
            (303) 899-5802                               (210) 554-5250

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
________________________________________________________________________________

                            TEXAS BANCSHARES, INC.
                               750 EAST MULBERRY
                           SAN ANTONIO, TEXAS 78212
                          __________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 18, 1999

                          __________________________


TO THE SHAREHOLDERS OF TEXAS BANCSHARES, INC.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Texas Bancshares, Inc., a Texas corporation ("TBI"), will be held on Monday, October 18, 1999, at 4.00 p.m., local time, on the second floor of TBI's corporate offices located at 750 East Mulberry, San Antonio, Texas 78212 for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 28, 1999, and amended and restated as of August 26, 1999, effective as of May 28, 1999 (the "Reorganization Agreement"), by and between TBI and Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into TBI upon the terms and subject to the conditions set forth in the Reorganization Agreement, as more fully described in the proxy statement-prospectus which follows this notice.

     2. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

     The board of directors of TBI has fixed the close of business on September 10, 1999 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record on this date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

     Shareholders are entitled to assert dissenters' rights under Articles 5.11,
5.12 and 5.13 of the Texas Business Corporation Act in connection with the merger described in Item 1 above, as more fully described in the proxy statement-prospectus that follows this notice. Copies of Articles 5.11, 5.12 and
5.13 are attached to the proxy statement-prospectus as Appendix A. Shareholders who do not satisfy the requirements for asserting dissenters' rights will forfeit their right to demand and receive cash payment for their shares.

                                         By Order of the Board of Directors


                                         David P. Henneke
                                         Secretary

San Antonio, Texas
September 15, 1999


--------------------------------------------------------------------------------
Please promptly complete, sign, date and return the enclosed proxy sheet whether or not you plan to attend the special meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Reorganization Agreement and the merger. You may still vote at the special meeting even if you have previously returned your proxy sheet.
--------------------------------------------------------------------------------

                            [Texas Bancshares logo]

================================================================================

     The board of directors of Texas Bancshares, Inc. has approved the sale of TBI to Wells Fargo & Company. The sale requires the approval of TBI's shareholders. A special meeting of shareholders will be held to vote on the proposed sale. The date, time and place of the meeting are as follows:

     Monday October 18, 1999
     4:00 p.m., local time
     750 East Mulberry
     San Antonio, Texas 78212

     If the sale is completed, Wells Fargo will exchange approximately $34.2988 of its common stock for each outstanding share of TBI common stock.

     The exchange ratio, or the number of shares of Wells Fargo common stock you will receive for each share of TBI common stock you own, will be determined by dividing the share value of approximately $34.2988 by a measurement price. The measurement price will be the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange for the period of 10 trading days ending on the day immediately before the special meeting.

     The following table shows the approximate exchange ratios that would result from four different measurement prices, each based on a share value of $34.2988.

---------------------------------------------------------------
     Measurement                                    Exchange
        Price                Calculation              Ratio
---------------------------------------------------------------
       $37.50        $34.2988 divided by $37.50      0.9146
---------------------------------------------------------------
       $40.00        $34.2988 divided by $40.00      0.8575
---------------------------------------------------------------
       $42.50        $34.2988 divided by $42.50      0.8070
---------------------------------------------------------------
       $45.00        $34.2988 divided by $45.00      0.7622
---------------------------------------------------------------

     The actual measurement price--and thus the actual exchange ratio--will not be known until immediately before the special meeting. The closing price of Wells Fargo common stock on September 10, 1999 was $39.88 a share.

     This proxy statement-prospectus provides detailed information about the proposed acquisition. Please read this entire document carefully. You can find additional information about Wells Fargo from documents filed with the Securities Exchange Commission.

     Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy sheet. If you sign, date and mail your proxy sheet without indicating how you want to vote, your proxy will be voted in favor of the transaction. If you fail to return your proxy sheet, the effect will be the same as a vote against the transaction.

     No vote of Wells Fargo stockholders is required to approve the transaction.


                                             Fredrick Erck
                                             Chairman of the Board and
                                             Chief Executive Officer

                            ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ______________________

              Proxy Statement-Prospectus dated September 15, 1999.
        First mailed to TBI shareholders on or about September 15, 1999.

Additional Information
-------------------------------------------------------------------------------

  This proxy statement-prospectus incorporates important business and financial information about Wells Fargo that is not included in or delivered with this document. See "Where You Can Find More Information" on page 58 for a list of documents that Wells Fargo has incorporated into this proxy statement-prospectus. The documents are available without charge upon written or oral request made as follows:

                                   Corporate Secretary
                                  Wells Fargo & Company
                                      MAC N9305-173
                                   Sixth and Marquette
                              Minneapolis, Minnesota 55479
                                      (612)667-8655


  To obtain documents in time for the special meeting, your request should be received by Wells Fargo by October 11, 1999.

Table of Contents

--------------------------------------------------------------------------------
Questions and Answers About This Document..........................   iii
Summary............................................................     1
Special Meeting Of Shareholders....................................    12
   Date, Time And Place............................................    12
   Record Date.....................................................    12
   Vote Required To Approve Merger.................................    12
   Agreement To Vote For The Merger................................    12
   Voting And Revocation Of Proxies................................    13
   Solicitation Of Proxies.........................................    14
   Other Matters Considered At The Meeting.........................    14
The Merger.........................................................    15
   Purpose And Effect Of The Merger................................    15
   Background Of And Reasons For The Merger........................    15
   Opinion Of TBI's Financial Advisor..............................    17
   Additional Interests Of TBI Management..........................    23
   Dissenters' Rights..............................................    25
   Exchange Of Certificates........................................    28
   Regulatory Approvals............................................    29
   Effect Of Merger On TBI's Employee Benefit Plans................    30
   U.S. Federal Income Tax Consequences Of The Merger..............    30
   Resale Of Wells Fargo Common Stock Issued In The Merger.........    31
   Stock Exchange Listing..........................................    32
   Accounting Treatment............................................    32
The Merger Agreement...............................................    33
   Basic Plan Of Reorganization....................................    33
   Representations And Warranties..................................    34
   Certain Covenants...............................................    35
   Conditions To The Merger........................................    36
   Termination Of The Merger Agreement.............................    37
   Effect Of Termination...........................................    37
   Waiver And Amendment............................................    37
   Expenses........................................................    37
Comparison Of Stockholder Rights...................................    38
   General.........................................................    38
   Authorized And Outstanding Capital Stock........................    38
   Rights Plan.....................................................    39
   Number And Election Of Directors................................    39
   Amendment Of Governing Documents................................    40
   Approval Of Mergers And Assets Sales............................    40
   Preemptive Rights...............................................    41
   Appraisal Rights................................................    41
   Special Meetings................................................    42
   Directors' Duties...............................................    42
   Action Without A Meeting........................................    43
   Limitations On Directors' Liability.............................    43
   Indemnification Of Officers And Directors.......................    44
   Dividends.......................................................    46
   Corporate Governance Procedures; Nomination Of Directors........    46
Information About Wells Fargo......................................    47
   General.........................................................    47
   Management And Additional Information...........................    47
   Information On Wells Fargo's Web Site...........................    48
Regulation And Supervision Of Wells Fargo..........................    49
   General.........................................................    49
   Regulatory Agencies.............................................    49
   Bank Holding Company Activities.................................    50
   Dividend Restrictions...........................................    51
   Holding Company Structure.......................................    51
   Capital Requirements............................................    52
   FDIC Insurance..................................................    55
   Fiscal And Monetary Policies....................................    55
   Competition.....................................................    56
Experts............................................................    57
   Wells Fargo's Auditors..........................................    57
   TBI's Auditors..................................................    57
Opinions...........................................................    57
   Share Issuance..................................................    57
   Tax Matters.....................................................    57
Where You Can Find More Information................................    58
   SEC Filings.....................................................    58
   Registration Statement..........................................    58
   Documents Incorporated By Reference.............................    58
Information About TBI..............................................    60
   General.........................................................    60
   Competition.....................................................    60
   Regulation And Supervision......................................    61
   Employees.......................................................    64
   Properties......................................................    65
   Holders Of TBI Common Stock.....................................    66
   Legal Proceedings...............................................    66
   Ownership Of TBI Common Stock By TBI Management.................    66
Management's Discussion And Analysis Of TBI's Financial
Condition And Results Of Operations................................    69
   Results Of Operations...........................................    69
   Loans...........................................................    76
   Provision for Loan Losses and Allowance for Loan Losses.........    78
   Non-performing Assets...........................................    79
   Investments.....................................................    80
   Investment Securities--Maturities and Yields....................    82
   Deposits........................................................    83
   Return on Equity and Assets.....................................    84
   Liquidity.......................................................    84
   Capital.........................................................    85
   Impact Of Inflation, Changing Prices And Monetary Policies......    86
   Year 2000 Compliance............................................    87
   Recent Accounting Pronouncements................................    88

TBI's Financial Statements........................................    F-1

Appendix A        Agreement and Plan of Reorganization

Appendix B        Opinion of Hoefer & Arnett, Incorporated

Appendix C        Articles 5.11, 5.12 and 5.13 of the Texas
                  Business Corporation Act

Questions and Answers About This Document
--------------------------------------------------------------------------------

     What is the     This document serves as both a proxy statement of TBI and
 purpose of this     a prospectus of Wells Fargo. As a proxy statement, it's
       document?     being provided to you because TBI's board of directors is
                     soliciting your proxy for use at the special meeting. As a prospectus, it's being provided to you because Wells Fargo is offering to exchange shares of its common stock for your shares of TBI common stock.

    Do I need to     Absolutely. Much of this proxy statement-prospectus
 read the entire     summarizes information that is in greater detail elsewhere
       document?     in this document or in the appendices to this document.
                     Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is attached as Appendix
                     A.

  Is there other     Yes. Much of the business and financial information about
   information I     Wells Fargo that may be important to you is not included
should consider?     in or delivered with this document. Instead, this
                     information is incorporated by reference to other Wells
                     Fargo documents. This means that Wells Fargo may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by Wells Fargo with the SEC.

                     See "Where You Can Find More Information" on page 58 for a list of documents that Wells Fargo has incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

    What about       Reports filed by Wells Fargo with the SEC after the date of
future reports       this proxy statement-prospectus and before the merger is
filed by Wells       completed are automatically incorporated into this
        Fargo?       document. These reports may update, modify or correct
                     information in this document or in the documents incorporated by reference.

 What if there       You should rely on the later filed document. Information
 is a conflict       in this proxy statement-prospectus may update information
       between       in one or more of the Wells Fargo documents incorporated
    documents?       by reference.  Similarly, information in documents that
                     Wells Fargo may file after the date of this proxy statement-prospectus may update information in this proxy statement-prospectus or information in previously filed documents.

     What if I       Information contained in a document that is incorporated
 choose not to       by reference is part of this proxy statement-prospectus,
      read the       unless it is superseded by information contained directly
  incorporated       in this proxy statement-prospectus or in one or more
    documents?       documents filed with the SEC after the date of this proxy
                     statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Summary
--------------------------------------------------------------------------------

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information."
--------------------------------------------------------------------------------

           The Merger    In the proposed transaction, Wells Fargo will acquire
            (page 15)    TBI through the merger of a Wells Fargo subsidiary into
                         TBI. If the merger is completed, Wells Fargo will exchange shares of its common stock for shares of TBI common stock so that after the merger is completed
                         Wells Fargo will own all of the outstanding stock of TBI.

                         The merger agreement is attached to this proxy statement-prospectus as Appendix A. Please read the merger agreement as it is the document that governs the merger.

         The Companies   Wells Fargo & Company
     (pages 47 and 60)   420 Montgomery Street
                         San Francisco, California 94163
                         (800) 411-4932

                         Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At June 30, 1999, Wells Fargo had $205 billion of assets, 7/th/ largest among U.S. bank holding companies.

                         Texas Bancshares, Inc.
                         750 East Mulberry
                         San Antonio, Texas 78212
                         (210) 733-3388

                         Texas Bancshares, Inc. is a bank holding company whose only activity is the ownership and operation of its two subsidiary banks, First National Bank of South Texas and The Bank of South Texas. Both banks provide general commercial and consumer banking services. At June 30, 1999, TBI and its subsidiary banks had assets of $393 million.

     Exchange Of Wells   If the merger is completed, Wells Fargo will
      Fargo Shares For   exchange approximately $34.2988 of Wells  Fargo
            TBI Shares   common stock for each outstanding share of TBI common
             (page 33)   stock. The exchange ratio, or the number of shares of
                         Wells Fargo common stock you will receive for each share of TBI common stock you own, will be determined by dividing the share value of approximately $34.2988 by a measurement price. The measurement price will be the average of the closing prices of a share of Wells
                         Fargo common stock as reported on the New York Stock
                         Exchange for the period of 10 trading days ending on the day immediately before the special meeting. The following table shows the approximate exchange ratios that would result from four different measurement prices, each based on a share value of $34.2988.

                         Measurement Price             Calculation                   Exchange Ratio
                         -----------------             -----------                   --------------
                              $37.50              $34.2988 divided by $37.50              0.9146

                              $40.00              $34.2988 divided by $40.00              0.8575

                              $42.50              $34.2988 divided by $42.50              0.8070

                              $45.00              $34.2988 divided by $45.00              0.7622

                         The actual measurement price--and thus the actual exchange ratio--will not be known until immediately before the special meeting.

           Redemption    TBI has agreed to redeem for cash each TBI
       Of Unexercised    option that has not been exercised as of immediately
              Options    before the merger. The option redemption price for each
            (page 34)    option share will equal $34.2988 minus the exercise
                         price of the option share. For example, the holder of an option to purchase 1,000 shares of TBI common stock at an exercise price of $16.65 a share would receive a total of $17,648.80 in cash upon redemption of the option.

            Surrender    To receive certificates for your shares of Wells
        Of TBI Shares    Fargo common stock, you will need to  surrender your
            (page 28)    TBI share certificates. After the merger is completed,
                         Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates.
                         Please do not send in your certificates until you receive these instructions.

              Federal    TBI shareholders generally will not recognize gain or
           Income Tax    loss for U.S. federal income tax purposes from the
         Consequences    exchange of their shares of TBI common stock for shares
            (page 30)    of Wells Fargo common stock. TBI shareholders will be
                         taxed on cash they receive instead of fractional shares.

                         The tax treatment described above may not apply to every TBI shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

                         If you are a TBI option holder, you should consult your own advisor for the tax consequences of exercising your options before the merger or receiving cash upon redemption of your options by TBI, as this document does not address the tax consequences of either of these events.

             Fairness    Hoefer & Arnett, Incorporated, TBI's financial advisor
              Opinion    for the merger, has given its  opinion to TBI's board
            (page 17)    of directors that the share value of approximately
                         $34.2988 of Wells Fargo common stock for each share of TBI common stock is fair to TBI shareholders from a financial point of view. A copy of the fairness opinion is attached to this proxy statement-prospectus as Appendix B.

            Recommen-    TBI's board of directors believes that the merger is in
      dation Of TBI's    the best interests of TBI shareholders and recommends
                Board    that TBI shareholders approve the merger. TBI's board
            (page 15)    believes that, as a result of the merger, TBI
                         shareholders will have the potential for greater stock value appreciation than they would if TBI had remained independent.

           Additional    In considering TBI's board of directors' recommendation
          Benefits To    to approve the merger, you should be aware that TBI's
                         directors and some of its

          TBI Manage-    officers have interests the merger that are in addition
                 ment    to the interests of TBI shareholders generally. These
            (page 23)    interests include employment and/or non-competition
                         agreements between Wells Fargo and members of TBI management. Also, stock options held by officers and directors of TBI will vest immediately if TBI shareholders approve the merger. The board of directors of TBI was aware of these additional interests when it approved the merger agreement.

          Dissenters'    TBI shareholders who dissent from the merger have the
               Rights    right to receive the fair value  of their shares of TBI
            (page 25)    common stock. To exercise this right, you must follow
                         the procedures established by Articles 5.11, 5.12 and
                         5.13 of the Texas Business Corporation Act. These procedures are attached as Appendix C.

              Special    TBI will hold the special meeting of shareholders at
              Meeting    4.00 p.m., local time, on Monday, October 18, 1999, on
            (page 12)    the second floor of TBI's corporate offices located at
                         750 Mulberry, San Antonio, Texas 78212. You can vote at the meeting if you owned TBI common stock at the close of business on September 10, 1999, the record date for the meeting.

        Vote Required    Approval of the merger requires the affirmative vote of
           To Approve    at least two-thirds of the outstanding shares of TBI
               Merger    common stock. Not voting will have the same effect as
            (page 12)    voting against the merger.

                         TBI's directors and some of its officers have agreed to vote in favor of the merger all shares of TBI common stock beneficially owned by them at the record date for the special meeting. At the record date, these directors and officers beneficially owned a total of 49.5% of the shares of TBI common stock entitled to vote at the special meeting.

           Management    Following the merger, Wells Fargo will own all of
         Of TBI After    the outstanding stock of TBI.  Wells Fargo will be able
           The Merger    to elect or appoint all of the directors and officers
                         of TBI. Wells Fargo expects that, after the merger, TBI's bank subsidiaries will offer products and services offered by Wells Fargo subsidiaries and affiliates.

          Differences    Your rights as a TBI shareholder are currently governed
        In The Rights    by Texas law and TBI's Of restated articles of
         Shareholders    incorporation and bylaws. Upon completion of the merger
            (page 38)    you will become a Wells Fargo stockholder, and your
                         rights will be governed by Delaware law and Wells
                         Fargo's restated certificate of incorporation and bylaws.

           Regulatory    Wells Fargo must obtain the approval of the Board of
            Approvals    Governors of the Federal Reserve  System before it can
            (page 29)    complete the merger. Wells Fargo must also notify the
                         Texas Department of Banking and comply with other requirements under Texas law. Wells Fargo filed an application with the Federal Reserve Board on July 15,
                         1999. The Federal Reserve Board has notified Wells
                         Fargo that it expects to act on Wells Fargo's application by September 16, 1999. In order to receive
                         Federal Reserve Board approval, Wells Fargo has proposed to sell all of the loans and substantially all of the deposits held by the Pleasanton, Texas branch of First National Bank of South Texas. At July 31, 1999, the Pleasanton, Texas branch had approximately $13.95 million of deposits and $5.26 million of loans. Wells
                         Fargo has filed the required notice of merger with the Texas Department of Banking. Wells Fargo and TBI are not aware of any other regulatory approvals that are required to complete the merger.

        Conditions To    In addition to the receipt of regulatory approvals,
           Completing    there are a number of other conditions that must be met
           The Merger    before the merger can be completed. These conditions
            (page 36)    include:

                         . TBI shareholders must approve the merger agreement;

                         . TBI must receive an opinion from its auditors concerning the tax consequences of the merger;

                         . TBI's and Wells Fargo's representations in the merger agreement must continue to be accurate and their respective covenants must have been performed; and

                         . the New York and Chicago Stock Exchanges must approve the listing of the shares of Wells Fargo common stock to be issued in the merger.

                         Wells Fargo or TBI may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

       Termination Of    Wells Fargo and TBI can agree to terminate the merger
           The Merger    agreement at any time without completing the merger.
            Agreement    Also, either company can terminate the merger agreement
            (page 37)    under the following circumstances:

                         . a court or other governmental authority prohibits the merger; or

                         . the merger is not completed by February 29, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate.

            Accounting Wells Fargo expects to account for the merger under the Treatment purchase method of accounting. Wells Fargo will record,
            (page 32)    at fair value, the acquired assets and assumed
                         liabilities of TBI. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.



          Market Price   Wells Fargo common stock is listed on the New York and
          Information    Chicago Stock Exchanges under the symbol "WFC." On May
    (pages 10 and 11)    27, 1999, the last full trading day before TBI and
                         Wells Fargo signed the merger agreement, Wells Fargo common stock closed on the New York Stock Exchange at $39.25 per share. On September 10, Wells Fargo common stock closed on the New York Stock Exchange at $39.88 per share.

                         TBI common stock trades on the OTC Bulletin Board. Because of limited trading volume, however, there is not an active market for TBI common stock.

         Regulation Of   Wells Fargo & Company, its banking subsidiaries and
         Wells Fargo     many of its nonbanking  subsidiaries are subject to
           (page 49)     extensive regulation by a number of federal and state
                         agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

      Selected      The following financial information is to aid you in your
Financial Data      analysis of the financial aspects of the merger. The
                    information for Wells Fargo is derived from audited financial statements for 1994 through 1998 and unaudited financial statements for the six months ended June 30, 1999 and 1998. The information for TBI is derived from audited financial statements for 1994 through 1998 and unaudited financial statements for the six months ended June 30, 1999 and 1998. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and TBI. You should not rely on the information for the six months ended June 30, 1999 as being indicative of the results expected for the entire year.

                            ______________________

                    Wells Fargo & Company and Subsidiaries
                (dollars in millions, except per share amounts)

                                     Six Months Ended
                                       June 30, 1999                        Years Ended December 31
                                       -------------                        -----------------------
                                      1999       1998        1998        1997        1996        1995        1994
                                      ----       ----        ----        ----        ----        ----        ----
Net interest income                 $  4,577      4,426       8,990       8,648       8,222       5,923       5,414
Net income                             1,815      1,403       1,950       2,499       2,228       1,988       1,642
Diluted earnings per share              1.08       0.85        1.17        1.48        1.36        1.62        1.36
Cash dividends per share               0.385      0.330       0.700       0.615       0.525       0.450       0.383
Book value per share                   12.67      12.23       12.35       11.92       11.66       10.27        5.86
Total assets                         205,421    186,084     202,475     185,685     188,633     122,200     112,674
Long-term debt                        21,268     16,730      19,709      17,335      18,142      16,726      12,039

                            ______________________

                    Texas Bancshares, Inc. and Subsidiaries
               (dollars in thousands, except per share amounts)

                                     Six Months Ended
                                       June 30, 1999                        Years Ended December 31
                                       -------------                        -----------------------
                                      1999       1998        1998        1997        1996        1995        1994
                                      ----       ----        ----        ----        ----        ----        ----
Net interest income                 $  7,952      7,081      14,864      13,355      11,842      13,434      12,193
Net income                             2,018      1,560       3,327       2,860         611       5,036       2,960
Diluted earnings per share              1.02       0.78        1.68        1.45        0.31        2.56        1.50
Cash dividends per share                  --         --          --          --          --          --          --
Book value per share                   16.55      15.27       16.21       14.54       13.01       12.60        9.25
Total assets                         392,894    357,946     390,898     342,054     325,674     311,228     305,299
Long-term debt                            --         --          --          --          --          --          --

Comparative         The following table shows comparative per share data for
 Per Common         Wells Fargo common stock on a historical and pro forma
 Share Data         combined basis and for TBI common stock on a historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will treat the merger as a purchase and will exchange 0.8575 shares of its common stock for each share of TBI common stock. This is the exchange ratio that would result if the measurement price is $40.00. The actual measurement price--and thus the actual exchange ratio--will not be known until immediately before the special meeting.
                    The pro forma equivalent information for TBI is calculated by multiplying the pro form basic and diluted earnings per share, the historical cash dividends declared per share of Wells Fargo common stock and the pro forma stockholders' equity per share by the assumed exchange ratio of 0.8575.

                    You should read the data with the historical financial statements and related notes of Wells Fargo and TBI. TBI's financial statements are included in this document beginning on page F-1. Wells Fargo's historical financial statements are included or incorporated in documents filed by Wells Fargo with the SEC. See "Where You Can Find More Information" on page 58. Amounts are in U.S. dollars.

                                               Wells Fargo                             TBI
                                               -----------                             ---

                                                       Pro Forma                     Pro Forma
                                        Historical      Combined      Historical     Equivalent
                                        ----------      --------      ----------     ----------
Earnings Per Share
  Basic
    June 30, 1999                            1.09          1.09           1.03           0.93
    December 31, 1998                        1.18          1.18           1.69           1.01
  Diluted
    June 30, 1999                            1.08          1.08           1.02           0.92
    December 31, 1998                        1.17          1.17           1.68           1.00

Cash Dividends Declared Per Share
    June 30, 1999                           0.385         0.385             --           0.33
    December 31, 1998                       0.700         0.700             --           0.60

Stockholders' Equity Per Share
    June 30, 1999                           12.67         12.68          16.56          10.87
    December 31, 1998                       12.35         12.35          16.22          10.59

  Wells Fargo       The following table shows the high and low sales prices of
 Share Prices       Wells Fargo common stock, and the cash dividends paid per
And Dividends       share, for the quarterly periods indicated. Wells Fargo
                    common stock trades on the New York and Chicago Stock
                    Exchanges under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The information for 1996 and for the first three quarters of 1997 has been adjusted to reflect a 2-for-1 stock split on October 10, 1997. Amounts are in U.S. dollars.

                                                  High       Low      Dividend
                                                  ----       ---      --------
                  1997
                    First Quarter                 26.63     21.63       0.150
                    Second Quarter                29.63     22.19       0.150
                    Third Quarter                 32.16     28.13       0.150
                    Fourth Quarter                39.50     29.75       0.165

                  1998
                    First Quarter                 43.88     34.75       0.165
                    Second Quarter                43.75     34.00       0.165
                    Third Quarter                 39.75     27.50       0.185
                    Fourth Quarter                40.88     30.19       0.185

                  1999
                    First Quarter                 40.44     32.13       0.185
                    Second Quarter                44.88     34.38       0.200
                    Third Quarter                 45.31     36.44       0.200
                    (through September 10)

                    The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

 TBI Share          TBI common stock is traded on the OTC Bulletin Board under
Prices And          the symbol TXBS. Because of limited trading volume there is
 Dividends          not an active trading market for TBI common stock. Some of the transactions in TBI common stock are handled privately;
                    however, brokerage firms, acting independently of TBI, handle many of the transactions for buyers and sellers of TBI common stock on a negotiated basis. The following table sets forth the approximate high and low trading prices for TBI common stock as quoted on the OTC Bulletin Board for the periods presented. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent the actual transactions or the actual fair market value of TBI common stock. Amounts are in U.S. dollars.

                                                  High       Low      Dividend
                                                  ----       ---      --------
                  1997
                     First Quarter                12.50     11.25        --
                     Second Quarter               14.13     13.00        --
                     Third Quarter                18.00     14.13        --
                     Fourth Quarter               18.00     16.00        --

                  1998
                     First Quarter                19.38     17.00        --
                     Second Quarter               24.00     19.00        --
                     Third Quarter                25.00     18.00        --
                     Fourth Quarter               22.00     16.00        --

                     1999
                     First Quarter                24.13     19.00        --
                     Second Quarter               32.00     23.75        --
                     Third Quarter                                       --
                      (through September 10)      31.88     30.00        --

Special Meeting Of Shareholders
--------------------------------------------------------------------------------


   Date, Time       The date, time and place of the special meeting of TBI
    And Place       shareholders are:

                                 Monday October 18, 1999
                                 4.00 p.m., local time
                                 750 East Mulberry
                                 San Antonio, Texas 78212

  Record Date       TBI's board of directors has established September 10, 1999 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Vote Required       On the record date, there were 1,966,536 shares of TBI
   To Approve       common stock outstanding and entitled to vote at the special
       Merger       meeting. The holders of TBI common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the merger requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of TBI common stock on the record date.

 Agreement To       TBI's directors and some of its officers have agreed to vote
 Vote For The       in favor of the merger all shares of TBI common stock
       Merger       beneficially owned by them at the record date for the
                    special meeting. At the record date, these directors and officers beneficially owned a total of 49.5% of the shares of TBI common stock entitled to vote at the special meeting, as follows:

                    Name                                               Number of Shares
                    ----                                               ----------------
                    N.O. Adams, Jr.                                          21,396

                    James L. Eakin                                          191,328

                    Ann McGill Erck (individually)                           14,000

                    Fredrick Erck (individually)                             34,632

                    Fredrick Erck and Ann McGill Erck (jointly)             397,760

                    Fredrick Erck and Ann McGill Erck (as
                    co-trustees for two trusts)                              67,620

                     James A. Erck                       45,530

                     Abigail Erwin                       24,000

                     David P. Henneke                     1,200

                     Mark M. Johnson                     16,788

                     Jacqueline K. Lloyd                116,062

                     Stanley A. Tolson                   43,472


                          Total                         973,788


                     See "Information About TBI--"Ownership Of TBI Common Stock By TBI Management" for more information about share ownership by TBI's officers and directors.


   Voting and        All shares of TBI common stock represented at the special
Revocation Of        meeting by a properly Proxies executed proxy will be voted
      Proxies        in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR the merger.

                     You may revoke your proxy at any time before it is voted by
                     (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of TBI before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

                     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

                     The proposal to approve the merger must be approved by the holders of at least two-thirds of the outstanding shares of TBI common stock. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal will have the same effect as voting against the proposal.


 Solicitation Of     In addition to solicitation by mail, directors, officers
         Proxies     and employees of TBI may solicit proxies from TBI
                     shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.
                     TBI will bear its own expenses in connection with any solicitation of proxies for the special meeting.


   Other Matters     If an insufficient number of votes for the merger is
   Considered At     received before the scheduled At The Meeting meeting date,
     The Meeting     Wells Fargo and TBI may decide to postpone or adjourn the
                     special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

                     TBI's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of TBI.

The Merger
------------------------------------------------------------------------------



  Purpose And        Wells Fargo is using the merger to acquire TBI. As a result
Effect Of The        of the merger, TBI will Merger become a wholly-owned
       Merger        subsidiary of Wells Fargo and shareholders of TBI will
                     receive shares of Wells Fargo common stock for their shares of TBI common stock. Wells Fargo will own all of the outstanding shares of TBI common stock. Shareholders of TBI will become stockholders of Wells Fargo, and their rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws rather than Texas law and TBI's restated articles of incorporation. See
                     "Comparison Of Stockholder Rights."


Background Of        Background of the Merger. During the first quarter of 1999,
  And Reasons        TBI received unsolicited For The Merger indications of
      For The        interest by certain financial institutions, including Wells
       Merger        Fargo. Due to the strong interest in TBI shown by other
                     financial institutions, TBI held discussions with two investment banking firms, including Hoefer & Arnett, Incorporated, regarding the value of TBI.

                     On April 1, 1999, TBI received a letter of intent from Wells Fargo presenting a proposal to acquire 100% of the outstanding capital stock of TBI by a merger or consolidation of TBI and either Wells Fargo or an affiliate of Wells Fargo in exchange for common stock of Wells Fargo. TBI's board of directors held a special meeting on April 7, 1999 to consider and act upon the Wells Fargo letter of intent. TBI's board of directors engaged in a comprehensive discussion and analysis of the following factors in determining whether to enter into the letter of intent with Wells Fargo:

                     . prior to any investigation of TBI's books, records and properties, the requirement that Wells Fargo enter into a confidentiality agreement;

                     . TBI's previous discussions with two investment banking firms regarding the value of TBI;

                     . TBI's receipt of unsolicited indications of interest by other financial institutions; and

                     . the intrinsic value of the Wells Fargo common stock and enterprise.

                     After completing its analysis, TBI's board of directors authorized moving forward with negotiations with Wells Fargo and authorized and approved the execution and delivery of a confidentiality agreement and the letter of intent. TBI's board of directors also authorized the engagement of Hoefer & Arnett as TBI's financial advisor to render an opinion with regard to the fairness, from the perspective of the shareholders of TBI, of the financial terms of the proposed transaction between TBI and Wells Fargo.

                     After negotiating the terms of a definitive agreement, TBI's board of directors met again on May 28, 1999 to review the proposed merger agreement and consider the transaction with Wells Fargo. Based primarily upon an extensive discussion of the terms of the merger agreement and of the financial condition and valuation for both TBI and Wells Fargo, TBI's board of directors determined that the transaction with Wells Fargo was advisable and in the best interests of TBI and its shareholders. As a result, TBI's board of directors authorized the execution and delivery of the merger agreement.

                     TBI's Board of Directors' Reasons for the Merger. TBI's board of directors believes that the merger is advisable and in the best interests of TBI and its shareholders. In reaching this determination, TBI's board of directors considered a number of factors including, without limitation, the following:

                     . The transaction would give TBI's shareholders greater liquidity, as there is currently no active trading market for their shares of TBI common stock, while Wells Fargo common stock is listed and traded on the New York Stock Exchange.

                     . The transaction is contemplated to be tax-free to the TBI shareholders and the merger agreement provides that it is a condition to TBI's obligations to complete the merger that it shall have received the opinion of KPMG LLP that no gain or loss will be recognized by TBI shareholders to the extent they receive Wells Fargo common stock in the merger. See "The Merger--U.S. Federal Income Tax Consequences of the Merger."

                     . The consideration to be received by TBI shareholders in the merger, which TBI's board of directors believed to represent an attractive premium and to be fair to the TBI shareholders from a financial point of view. TBI's board of directors' determination was based on, among other things, a comparison of the terms of the proposed transaction with other recent bank mergers and acquisitions, the evaluation of publicly available information regarding Wells Fargo, the review and evaluation of other information concerning the valuation of banks and analyses of recent bank acquisitions, and the review and evaluation of financial information and analyses regarding Wells Fargo and TBI. TBI's board of directors determined that the premium to be received by the TBI shareholders pursuant to the merger agreement is within the range of premiums in recent comparable bank transactions in the State of Texas.

                     . The opinion of Hoefer & Arnett, its financial advisor, that the consideration to be received by the TBI shareholders in the merger is fair to the TBI shareholders from a financial point of view. See "The Merger--Opinion Of TBI's Financial Advisor."

                     . The current "favorable" environment for purchase price premiums in acquisitions of financial institutions and the likelihood of such favorable conditions continuing.

                     . The growth prospects of TBI's subsidiary banks, First National Bank of South Texas and The Bank of South Texas and the fact that the present size and market position of TBI and its subsidiary banks make acquisitions of other banking institutions difficult.

                     . Wells Fargo's successful expansion record, allowing TBI shareholders who retain Wells Fargo common stock the opportunity to own stock in an institution that has demonstrated meaningful and consistent growth in recent years.

                     . The state of the banking industry generally and the increased competition brought about by consolidation, deregulation and other factors, as well as the financial size and resources necessary to compete in this environment.

                     .      Wells Fargo's record in enhancing shareholder value.

                     TBI's board of directors has unanimously approved the merger agreement and recommends that TBI shareholders approve the merger agreement at the special meeting.


      Opinion Of     The fairness opinion of TBI's financial advisor, Hoefer &
 TBI's Financial     Arnett, Incorporated, is Advisor described below. The
         Advisor     description contains Hoefer & Arnett's projections,
                     estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Wells Fargo and TBI. You should not rely on any of these statements as having been made or adopted by Wells Fargo or TBI.

                     TBI's board of directors retained Hoefer & Arnett, Incorporated to render, as investment bankers, a written opinion to TBI's board of directors as to the fairness, from a financial point of view, to the shareholders of TBI of the terms of the proposed merger of a wholly-owned subsidiary of Wells Fargo with and into TBI in accordance with the terms and conditions of the merger agreement, as amended. No limitations were imposed by TBI's board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering the fairness opinion.

                     A copy of the fairness opinion of Hoefer & Arnett, dated as of the date of this proxy statement-prospectus, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer & Arnett, is attached as Appendix B to this proxy statement-prospectus. TBI shareholders are urged to read the fairness opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions used by Hoefer & Arnett, is qualified in its entirety by reference to the text of the fairness opinion. Hoefer & Arnett's fairness opinion is directed to TBI's board of directors only and is directed only to the financial terms of the transaction and does not constitute a recommendation to any TBI shareholder as to how such shareholder should vote at the special meeting.

                     In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following: (i) the merger agreement; (ii) annual reports to shareholders of TBI and Wells Fargo for the years ended December 31, 1997 and December 31, 1998; (iii) quarterly consolidated financial statements for bank holding companies on Form FR Y-9C as filed with the Federal Reserve Board for TBI and Wells Fargo for the quarters ended March 31, 1999, December 31, 1998, September 30, 1998 and June 30, 1998 and March 31, 1998; (iv) certain other publicly available financial and other information concerning TBI and Wells Fargo and the trading markets for the publicly traded securities of Wells Fargo; and (v) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. Hoefer & Arnett held discussions with senior management of TBI and Wells Fargo concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

                     Hoefer & Arnett reviewed with senior management of TBI earnings projections for 1999 through 2003 for TBI as a stand-alone entity, assuming the merger does not occur. TBI senior management prepared such projections.

                     In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of TBI as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of TBI management. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowances for loan losses for Wells Fargo and TBI are adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Wells Fargo or TBI, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the merger will have the tax, accounting and legal effects described in the merger agreement and relied, as to legal matters, exclusively on counsel to TBI. Hoefer & Arnett's opinion is limited to the fairness, from a financial point of view, to the holders of shares of TBI common stock of the terms of the proposed merger of a wholly-owned subsidiary of Wells Fargo with and into TBI and does not address TBI's underlying business decision to proceed with the merger.

                     As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Wells Fargo and TBI, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Wells Fargo and TBI; (ii) the assets and liabilities of Wells Fargo and of TBI, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer & Arnett also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer & Arnett's opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

                     In connection with rendering its fairness opinion to TBI's board of directors, Hoefer & Arnett performed certain financial analyses, which are summarized below. Hoefer & Arnett believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying Hoefer & Arnett's fairness opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Wells Fargo and TBI. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

                     The financial forecasts and projections of TBI prepared by Hoefer & Arnett were based on projections provided by TBI as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. All such information was reviewed with the respective management of TBI. TBI does not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer & Arnett in connection with its review of the proposed merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections prepared by Hoefer & Arnett were based on numerous variables and assumptions, which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

                     Summary of Proposal. Hoefer & Arnett reviewed the terms of the proposed transaction. At April 6, 1999, TBI had 1,966,536 common shares outstanding and 59,500 common stock options outstanding with an aggregate exercise price of $990,890. If not exercised, the holder will receive cash. For purposes of Hoefer & Arnett's analysis, Hoefer & Arnett assumed that all 59,500 options are exercised resulting in an "Aggregate Share Amount" or total purchase price, of $69,490,890. A purchase price of $69,490,890, or approximately $34.30, per share represents a price to book value at March 31, 1999 (adjusted for the exercise of the options) of 2.08, a price to tangible book value of 2.38, a price to 1998 earnings of 20.89 and a price to assets ratio of 17.86% (based on March 31, 1999 total assets as adjusted for the exercise of the options).

                     Comparable Transaction Analysis. Hoefer & Arnett reviewed certain information relating to selected bank mergers announced between August 1, 1998 and May 26, 1999 in which the acquired banking organization was located in the state of Texas. This data was obtained from Sheshunoff Information Services, Inc.

                     On the basis of the comparable transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of stated book value for the comparable transactions from a low of 1.16 to a high of 4.40, with an average of 2.16. These transactions indicated a range of $19.13 per share to $72.56 per share, with an average of $35.62 per share for TBI (based on March 31, 1999 stated equity of $16.49 per share, as adjusted for the exercise of options).

                     On the basis of the comparable transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of earnings for the comparable transactions from a low of
                     9.52 to a high of 29.35, with an average of 17.26. These transactions indicated a range of $15.61 per share to $48.13 per share, with an average of $28.34 per share for TBI (based on fully diluted 1998 earnings of $1.64 per share).

                     Finally, Hoefer & Arnett calculated a range of purchase prices as a percentage of total assets for the comparable transactions from a low of 5.82% to a high of 28.96%, with an average of 18.24%. These transactions indicated a range of $11.18 per share to $55.63 per share, with an average of $35.04 per share for TBI (based on March 31, 1999 total assets of $389,158,890, as adjusted for the exercise of options). The price to book value multiple, the price to earnings multiple and the price to assets ratio resulting from the terms of the merger agreement all fall within the range of purchase prices calculated using the prices paid in the comparable transactions.

                     Additionally, Hoefer & Arnett reviewed pricing information on acquisitions announced by Wells Fargo (known as Norwest Corporation prior to November 3, 1998) from January 1, 1997 to May 26, 1999, based on data obtained from Sheshunoff Information Services, Inc. For the 15 transactions reviewed, the price to book value multiple ranged from 1.46 to 3.89, with an average of 2.31. The price to earnings multiple ranged from 5.23 to 31.41, with an average of
                     16.60. The price as a percentage of total assets ranged from 14.09% to 28.37%, with an average of 20.42%. The price to book value multiple, the price to earnings multiple and the price to assets ratio resulting from the terms of the merger agreement all fall within the range of pricing multiples paid by Wells Fargo in previous transactions.

                     Present Value Analysis. Hoefer & Arnett calculated the present value of TBI assuming that TBI remained independent. Based on projected earnings for TBI for 1999 through 2003 and using a discount rate of 14%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the present value equaled $21.61 per share, which is below the transaction value of approximately $34.30 per share.

                     Discounted Cash Flow Analysis. Hoefer & Arnett performed a discounted cash flow analysis to determine hypothetical present values for a share of TBI common stock as a five-year investment. Under this analysis, Hoefer & Arnett considered certain scenarios for the performance of TBI common stock using an asset growth rate of 8.00% and a return on average assets of ranging from 0.98% to 1.25%. Hoefer & Arnett used a multiple of 2.16 times book value as a terminal value for TBI common stock and 17.26 times earnings as a terminal value for TBI common stock. A discount rate of 14% was applied to these growth and terminal value scenarios. This discount rate, growth rate and terminal values were chosen based upon what Hoefer & Arnett, in its judgment, considered to be appropriate taking into account, among other things, TBI's past and present performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. Using a terminal value of 2.16 times book value, the present value of TBI common stock equaled $29.24 per share. Using a terminal value of 17.26 times earnings, the present value of TBI common stock equaled $36.40 per share. The average of these present value figures is less than that of the Wells Fargo offer. Thus, Hoefer & Arnett's discounted cash flow analysis indicated that TBI shareholders would be in a better financial position by receiving the consideration offered in the merger transaction rather than continuing to hold TBI common stock.

                     Stock Trading History. Hoefer & Arnett reviewed and analyzed the historical trading prices and volumes for Wells Fargo common stock on a monthly basis from January 31, 1998 to May 26, 1999. The Wells Fargo common stock price has ranged from a low of $24.60 to a high of $44.875. The stock price to trailing 12 months earnings per share has ranged from a low of 18.8 to a high of 33.5, with an average of 26.37. The stock price to book value has ranged from a low of 1.89 to a high of 4.20, with an average of
                     2.82. The volume of shares traded during a one-month period has ranged from 4,792,500 to 94,360,900 indicating an active market for Wells Fargo common stock.

                     Other Analysis. Hoefer & Arnett also reviewed selected investment research reports on and earnings estimates for Wells Fargo. In addition, Hoefer & Arnett prepared an overview of historical financial performance of both TBI and Wells Fargo.

                            The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of TBI could materially affect the assumptions used in preparing the opinion.

                            Financial Advisory Fees. Pursuant to an engagement letter dated April 9, 1999, TBI engaged Hoefer & Arnett to review the terms of the transaction and to render a fairness opinion in connection with the merger for $50,000 including all out-of-pocket expenses.


        Additional          Certain members of TBI's management, including all
      Interests Of          its directors, have interests TBI Management in the
               TBI          merger that are in addition to their interests as
        Management          shareholders of TBI generally. TBI's board of
                            directors was aware of these interests and considered them, among other things, when it approved the merger agreement.


        Employment          James L. Eakin, Abigail Erwin and Stanley A. Tolson
       And/Or Non-          have each entered into employment agreements with
       Competition          Wells Fargo. All three employment agreements become
   Agreements With          effective as of the day immediately following the
       Wells Fargo          effective date of the merger and terminate one year
                            after the effective date. Mr. Eakin's agreement provides that he will perform duties as President of The Bank of South Texas, a subsidiary bank of TBI.
                            Mr. Eakin will receive an annual salary of $150,000.
                            Ms. Erwin's and Mr. Tolson's agreements provide that they will perform such duties as assigned by Wells
                            Fargo's managing officer for San Antonio, Texas. Ms.
                            Erwin will receive an annual salary of $150,000. Mr.
                            Tolson will receive an annual salary of $125,000.
                            All three individuals will be entitled to participate in Wells Fargo's employee benefits plans available to other regular Wells Fargo employees, except that Mr. Eakin will not be eligible to participate in the Wells Fargo Salary Continuation
                            Plan.

                            Fredrick Erck and Mark M. Johnson have each entered into non-competition agreements with Wells Fargo. Mr. Eakin has also entered into a non-competition agreement with Wells Fargo as part of his employment agreement. All three non-competition agreements become effective as of the day immediately following the effective date of the merger and terminate one year after the effective date. Under their agreements, Messrs. Eakin, Erck and Johnson have each agreed not to engage in the financial services business related to banking in the 21 states where Wells Fargo currently operates banks, including the following:

                            . directly or indirectly contact or solicit TBI (The Bank of South Texas in the case of Mr. Eakin) or Wells Fargo customers to withdraw or cancel their present business with those companies or to divert any potential business from those companies to any other financial services company;

                            . aid or assist anyone in engaging in or entering into the financial services business;

                            . in any manner become interested directly or indirectly, as employee, owner, partner, shareholder, director, officer, consultant or otherwise, in the business of financial services; provided, however, the term "shareholder" for this purpose will not include any investment in an organization where the person owns less than 5% of the outstanding stock of the organization;

                            . solicit for employment any person who is an employee of TBI (The Bank of South Texas in the case of Mr. Eakin) or Wells Fargo or its subsidiaries or directly or indirectly solicit any person who is an employee of TBI (The Bank of South Texas in the case of Mr. Eakin) or Wells Fargo or its subsidiaries to leave employment.

                            In consideration of observing these non-competition restrictions, Mr. Erck will receive $222,000 and Messrs. Eakin and Mr. Johnson will each receive $150,000. Messrs. Eakin's and Erck's payments will be payable in three equal installments: the first on the day following the effective date of the merger; the second six months after the effective date of the merger; and the third one year after the effective date of the merger. Mr. Johnson's payment will be payable in four equal installments: the first on the day following the effective date of the merger; the second four months after the effective date of the merger; the third eight months after the effective date of the merger; and the fourth one year after the effective date of the merger.

       Vesting of TBI       Option issued under the 1996 Texas Bancshares, Inc.
        Stock Options       Stock Option Plan will vest Options automatically if
                            the merger is approved by TBI's shareholders. The following table identifies the members of TBI management who have options that will vest earlier than scheduled as a result of the merger. It also sets forth for each of these individuals the number of shares of TBI common stock that are subject to options whose vesting dates will accelerate as a result of the merger.



                            Name                                   Shares
                            ----                                   ------
                            James L. Eakin                          4,000

                            Fredrick Erck                           8,000

                            Abigail Erwin                           4,000

                            David P. Henneke                        4,000

                            Mark M. Johnson                         5,000

                            Stanley A. Tolson                       5,000

                            Total                                  30,000

    Indemnification         Fargo has agreed to ensure that all rights to
      and Insurance         indemnification and all Insurance limitations of
                            liability existing in TBI's restated articles of incorporation or bylaws in favor of the present and former directors and officers of TBI with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or
                            (b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.


        Dissenters'         The following is a summary of the appraisal rights
             Rights         of dissenting shareholders under Texas law. It is
                            based on the provisions of Articles 5.11, 5.12 and
                            5.13 of the Texas Business Corporation Act (TBCA), copies of which are attached to this Proxy
                            Statement-Prospectus as Appendix C. The summary is qualified in its entirety by the provisions of Articles 5.11, 5.12 and 5.13 of the TBCA. To understand your appraisal rights fully, you should read these provisions carefully.

        Meaning  Of         Dissenters' rights of appraisal (or simply "rights
         Dissenters'        of appraisal") refer to the right Rights of
             Rights         shareholders who disagree with a particular
                            corporate action to receive the cash value of their shares in lieu of whatever payment is called for by that corporate action. Under the TBCA, you have this right in connection with the merger. As a result, in lieu of receiving shares of Wells Fargo common stock, you may elect to receive the cash value of your shares of TBI common stock. The value of your shares will be measured as of the day immediately before the special meeting, excluding any increase or decrease in value in anticipation of the merger.

         Exercising         You must take a number of specific steps to exercise
         Dissenters'        your appraisal rights. Failure Rights to take these
                            steps strictly in the manner required will result in you losing your appraisal rights. If you lose your appraisal rights, you will be bound by the merger and will receive shares of Wells Fargo common stock for your shares of TBI common stock.

                            Before the meeting, you must deliver or mail written notice to TBI of your intent to exercise your right to dissent if the merger is completed. Your notice must give an address where TBI can notify you if the merger is completed. Also, you must not vote any of your TBI shares in favor of the merger. Simply voting against the merger, however, is not sufficient to exercise your appraisal rights. You must also notify TBI as mentioned above and take the other steps described below.

                            If TBI's shareholders approve the merger and you have taken the required steps before the meeting, TBI will deliver or mail written notice to you of completion of the merger within 10 days after the effective time of the merger. You will have 10 days after delivery or mailing of this notice to you to make a written demand on TBI, as the surviving company in the merger, for payment of the fair value of your TBI shares. You must state in your demand the number of shares of TBI common stock you own and your estimate of the fair value of your shares. Within 20 days after demanding payment for your shares, you must submit all of your share certificates to TBI so that TBI can note your demand on the share certificates.

                            You will lose your appraisal rights if you fail to demand payment for your shares within the required 10-day period. Also, if you fail to submit your share certificates within the required 20-day period, TBI has the option to terminate your appraisal rights, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

    Determining The         Within 20 days after TBI receives your demand for
      Fair Value of         payment, it will deliver or mail Of Your TBI Shares
    your TBI Shares         notice to you indicating whether it accepts your
                            estimate of the fair value of your shares. If TBI accepts your estimate, it will pay this amount within 90 days after the date the merger is completed, upon surrender of your duly endorsed share certificates. If TBI does not accept your estimate, it will state in the notice its estimated fair value of your shares. You will have 60 days after completion of the merger to accept TBI's estimated value. If you do, TBI will pay this amount to you within 90 days after completion of the merger, upon surrender of your duly endorsed share certificates. Upon payment to you of the agreed value, whether based on your estimate or TBI's estimate, you will cease to have any interest in your shares or in TBI.

                            If you do not agree with TBI's estimate of the fair value of your shares, then either you or TBI may file a petition in any court of competent jurisdiction in Bexar County, Texas, asking the court to determine the fair value of your shares. The petition must be filed within 120 days after completion of the merger. The court will notify by registered mail all shareholders who have demanded payment for their shares and who have been unable to reach an agreement with TBI as to the fair value of their shares. The court's notice will state the time and place of the hearing at which the court will consider the petition.

                            The court will appoint one or more appraisers to determine the value of the TBI common stock. The appraisers may examine the books and records of TBI and conduct such other investigation as they deem proper. The appraisers must afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers will then determine the fair value of the shares and report this value to the office of the clerk of the court. The clerk of the court will notify all parties of this value. After hearing any legal or factual exceptions to the report, the court will then determine the fair value of the shares and direct TBI to pay that value, together with interest for the period beginning 91 days after the effective time of the merger and ending on the date of the court's judgment, to the shareholders entitled to payment, upon surrender of their duly endorsed share certificates. The court's determination of the value of the TBI common stock will be binding on TBI and all shareholders who have been so notified. Upon payment of this amount, dissenting shareholders will cease to have any interest in their shares or in TBI. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner that the court determines is fair and equitable.

   Withdrawing Your         You may withdraw your demand for payment at any time
             Demand         before payment for your shares For Payment and
            Payment         before any petition is filed seeking a determination
                            of the fair value of the shares. With TBI's consent, you may withdraw your demand after the petition is filed.

  When You Will Be          You will be presumed to have approved the merger if
       Presumed to          (a) you withdraw your demand for To Have Approved
     Have Approved          The Merger payment within the time allowed, (b) TBI
        The Merger          has terminated your appraisal rights because you did
                            not, within the time allowed, submit your share certificates to TBI for notation of your demand for payment, (c) no petition for a court hearing was filed within the time allowed or (d) a petition is filed but the court determines that you are not entitled to exercise dissenters' appraisal rights.
                            If you are presumed to have approved the merger, you will be bound by the merger and will cease to have any rights in the shares or in TBI. Upon surrender of your duly endorsed certificates for your shares of TBI common stock, you will receive shares of Wells Fargo common stock and will be entitled to receive any dividends and other distributions made to stockholders of Wells Fargo since completion of the merger.

        Dissenters'         In the absence of fraud, the remedy provided by
    Rights Are your         Article 5.12 of the TBCA is the Your Only Remedy If
     only Remedy if         You exclusive remedy for the recovery of the value
                            of your shares if you object to the To The Merger merger. If TBI complies with the

      You object to         requirements of Article 5.12 but you do not, you
         The Merger         will not be entitled to bring suit for the recovery
                            of the value of your shares or money damages with respect to the merger.

      Exchange of           After completion of the merger, Norwest Bank
       Certificates         Minnesota, National Association, acting as exchange
                            agent for Wells Fargo, will mail to each holder of record of shares of TBI common stock a form of letter of transmittal, together with instructions for the exchange of the holder's TBI stock certificates for a certificate representing Wells
                            Fargo common stock.

                            TBI shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

                            No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of TBI common stock until after the certificates have been surrendered for exchange.

                            When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Wells Fargo common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

                            A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

                            The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for TBI common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

                            After completion of the merger, no transfers will be permitted on the books of TBI. If, after completion of the merger, certificates for TBI common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

                            None of Wells Fargo, TBI, the exchange agent or any other person will be liable to any former holder of TBI common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.


         Regulatory         The merger is subject to the prior approval of the
          Approvals         Board of Governors of the Federal Reserve System.
                            The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company
                            Act. On July 15, 1999, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger. The Federal
                            Reserve Board has notified Wells Fargo that it expects to act on Wells Fargo's application by September 16, 1999. In order to receive Federal
                            Reserve Board approval, Wells Fargo has proposed to sell all of the loans and substantially all of the deposits held by the Pleasanton, Texas branch of First National Bank of South Texas. At July 31,
                            1999, the Pleasanton, Texas branch had approximately
                            $13.95 million of deposits and $5.26 million of loans.

                            The merger is also subject to certain filing and other requirements of the Texas Department of Banking. On July 22, 1999, Wells Fargo filed the required notice of merger with the Texas Department of Banking.

                            The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by TBI shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

                            Wells Fargo and TBI are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and TBI intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

                            The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions To The Merger" and

                     "--Termination Of The Merger Agreement."

         Effect of   The merger agreement provides that, subject to any
         Merger On   eligibility requirements Employee applicable to such plans,
             TBI's   of TBI will be entitled to participate in those Wells Fargo
          Employee   employee benefit and welfare plans specified in the merger
     Benefit Plans   agreement. Eligible employees of TBI will enter each of
                     such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

      U.S. Federal   The following is a summary of the anticipated material U.S.
        Income Tax   federal income tax employees consequences of the merger to
      Consequences   shareholders who are citizens or residents of the
     Of The Merger   United States and who, on the date of disposition of their shares of TBI common stock, hold such shares as capital assets. This summary does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations and taxpayers subject to alternative minimum tax.

                     The summary is based on the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

                     The summary does not address the tax consequences to the holders of TBI options who, in connection with the merger, exercise their options or receive cash upon redemption of their options by TBI.

                     The anticipated U.S. federal income tax consequences to TBI shareholders are as follows:

                     . A shareholder who receives shares of Wells Fargo common stock in exchange for shares of TBI common stock will not recognize any gain or loss on the receipt of the shares of Wells Fargo common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

                     . A shareholder's tax basis in the shares of Wells Fargo common stock received will be the same as the shareholder's tax basis in the shares of TBI common stock exchanged in the merger, less any cash received in lieu of fractional shares.

                     . The holding period of the shares of Wells Fargo common stock received by a shareholder will include the holding period of the shareholder's shares of TBI common stock exchanged in the merger, but only if the shares of TBI common stock were held as a capital asset at the time the merger is completed.

                     TBI is not required to complete the merger unless it receives an opinion of KPMG LLP that these will be the U.S. federal income tax consequences of the merger. The opinion may make certain assumptions and may rely on representations of the parties to the merger as to factual matters. It will reflect KPMG's judgment as to the tax status of the merger under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger, nor is there any assurance that the IRS would not prevail in the event the tax consequences of the merger were litigated.

                     The U.S. Federal income tax summary set forth above is included for general information only and may or may not be applicable depending upon a shareholder's particular situation. Shareholders should consult their tax advisors with respect to the tax consequences to them of the merger, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law. TBI option holders should consult their tax advisers as to the consequences of exercising their options or receiving cash upon redemption of their options by TBI.

         Resale Of   The Wells Fargo common stock issued in the merger will be
       Wells Fargo   freely transferable under the Securities Act of 1933,
            Common   except for shares issued to TBI shareholders who are
      Stock Issued   considered to be "affiliates" of TBI or Wells Fargo under
     In The Merger   Rule 145 under the Securities Act or of Wells Fargo under
                     Rule 144 under the Securities Act. The definition of
                     "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

                     Affiliates of TBI may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

                     TBI has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of TBI that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

                     This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of TBI.


          Stock      The shares of Wells Fargo common stock to be issued in the
       Exchange      merger will be listed on the New York Stock Exchange and
        Listing      the Chicago Stock Exchange.

     Accounting      Wells Fargo will account for the merger as a purchase.
      Treatment      Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of TBI. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of TBI's operations after the merger.

                     The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the purchase method of accounting. See "Summary-- Comparative Per Common Share Data."

The Merger Agreement
-------------------------------------------------------------------------------

The following is a summary of certain provisions of the merger agreement, a copy of which is attached to this proxy statement-prospectus as Appendix A. The merger agreement is incorporated by reference into this proxy statement-prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement. TBI shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.

--------------------------------------------------------------------------------

      Basic Plan Of The merger agreement provides that a wholly-owned Reorganization subsidiary of Wells Fargo will merge by statutory merger with and into TBI, with TBI as the surviving corporation. (paragraph 1(a))

   Exchange Of TBI   In the merger, each share of TBI common stock outstanding
  Shares For Wells   immediately before the merger, other than shares as to
      Fargo Shares   which dissenters' rights are exercised, will be exchanged
                     for the number of shares of Wells Fargo common stock determined by dividing the Adjusted Wells Fargo Shares by the number of shares of TBI common stock then outstanding.
                     (paragraph 1(a)(i))

                     . The number of Adjusted Wells Fargo Shares will equal the Aggregate Share Amount divided by the Wells Fargo Measurement Price.

                     . The Aggregate Share Amount will equal $68,500,000 plus the aggregate exercise price of all Options exercised by cash payments between the date of the merger agreement and the day immediately before the closing date of the merger minus the Cash Surrender Amount.

                     . The Cash Surrender Amount will equal the difference between (i) the product of (A) the Fair Market Value Per Share multiplied by (B) the number of Redeemed Options minus (ii) the aggregate exercise price of all Redeemed Options.

                     .   Fair Market Value Per Share is $34.2988.

                     . Option means any option issued under the 1996 Texas Bancshares, Inc. Stock Option Plan, as amended as of October 20, 1997.

                     . Redeemed Option means any Option redeemed by TBI pursuant to paragraph 4(q) of the merger agreement.

                     . The Wells Fargo Measurement Price will equal the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the period of 10 trading days ending on the day immediately before the special meeting of TBI shareholders.

                     The price of Wells Fargo common stock on the effective date of the merger may be higher or lower than the Wells Fargo Measurement Price. No adjustment will be made to the number of shares of Wells Fargo common stock you will receive to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

    Redemption Of    TBI has also agreed to redeem for cash all that have not
  Unexercised TBI    been exercised as of TBI Options immediately before the
          Options    merger. The redemption price for each Option share will
                     equal the Fair Market Value Per Share minus the exercise price of the Option share. (paragraph 4(q))

  Cash In Lieu Of    If the aggregate number of shares of Wells Fargo common
Fractional Shares    stock you will receive in the Shares merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the Wells Fargo Measurement
                     Price. (paragraph 1(c))

   Effective Date    The effective date of the merger will be the day on which
  And Time Of The    articles of merger are The Merger filed with and accepted
           Merger    by the Texas Secretary of State. The merger agreement
                     provides that articles of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or such other date as Wells Fargo and TBI may agree. The effective time of the merger will be 11:59 p.m., Austin, Texas time, on the effective date of the merger. (paragraph 1(d))

       Represent-    The merger agreement contains various representations and
       ations And    warranties by Wells Fargo Warranties and TBI concerning (a)
         Warrants    their organization and legal authority to engage in their
                     respective businesses; (b) their capitalization; (c) their corporate authority to enter into the merger agreement and complete the merger, (d) the absence of certain material changes; (e) compliance with laws; (f) material contracts;
                     (g) absence of certain litigation; and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the merger is completed).

           Certain   The merger agreement has a number of covenants and
         Covenants   agreements that govern the actions of TBI and Wells Fargo
                     pending completion of the merger. Some of the covenants and agreements are summarized below.

    Termination Of   TBI has agreed to terminate the 1996 Texas Bancshares, Inc.
   TBI Option Plan   Stock Option Plan as of Plan the effective time of the
                     merger. TBI has also agreed to redeem for cash all TBI options that, as of immediately before the merger, have not been exercised. See "Basic Plan Of Reorganization" above for more information on redemption.

        Conduct Of   TBI. Under the merger agreement, TBI and each TBI
          Business   subsidiary is required to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, TBI and each TBI subsidiary is required to obtain the consent of Wells Fargo before it makes (a) any new loan if it would exceed $500,000 or (b) modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed
                     $500,000. The merger agreement places restrictions on the ability of TBI and each TBI subsidiary to take certain actions without Wells Fargo's consent, including (u) incurring indebtedness, (v) granting rights to acquire shares of its capital stock, (w) issuing shares of its capital stock, (x) declaring dividends or purchasing its capital stock, (y) selling its assets and (z) raising the compensation of its officers and directors. (paragraphs
                     4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

                     Wells Fargo. Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

         Competing   Neither TBI nor any TBI subsidiary nor any director,
      Transactions   officer, representative or agent of TBI nor any TBI
                     subsidiary may, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to
                     (a) purchase its common stock, any security convertible into its common stock, or any other equity security of TBI or any TBI subsidiary, (b) make a tender or exchange offer for any shares of its common stock or other equity security of TBI or any TBI subsidiary, (c) purchase, lease or otherwise acquire the assets of TBI or any TBI subsidiary except in the ordinary course of business or (d) merge, consolidate or otherwise combine with TBI or any TBI subsidiary. TBI has also agreed to promptly inform Wells Fargo if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

         Year 2000   TBI will cooperate with Wells Fargo to assess the impact of
        Compliance   the merger on TBI's continued compliance with the Year 2000 project management process as set forth in the May 5, 1997
                     Federal Financial Institutions Examination Council (FFIEC)
                     Interagency Statement on the Year 2000 and subsequent guidance documents. TBI will take such action, in consultation with Wells Fargo, as may be necessary to amend
                     TBI's Year 2000 project assessment and remediation plan.
                     TBI will continue its current preparations for compliance with the FFIEC requirements and will not rely on the completion of the merger to satisfy its FFIEC requirements.
                     (paragraph 4(o))

   Other Covenants   The merger agreement contains various other covenants,
                     including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York and Chicago
                     Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, TBI has agreed to
                     (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells
                     Fargo's plans with respect to the conduct of TBI's business after the merger and (b) use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of TBI who may reasonably be deemed an "affiliate" of TBI within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs
                     4(k) and 4(l) and Exhibit B) See "The Merger --Resale Of
                     Wells Fargo Common Stock Issued In The Merger."

     Conditions To   Under the merger agreement, various conditions are required
        The Merger   to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by TBI of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--U.S. Federal
                     Income Tax Consequences Of The Merger."

                     The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the merger agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on TBI. Some of the conditions to the merger are subject to exceptions and/or a

                               "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

  Termination Of The Merger    Termination by Mutual Consent.  Wells Fargo and
                  Agreement    TBI can agree to terminate the merger agreement
                               at any time before completion of the merger.
                               (paragraph 9(a)(i))

                               Termination by Either Wells Fargo or TBI. Either Wells Fargo or TBI can terminate the merger agreement if any of the following occurs:

                                 .    The merger has not been completed by
                                      February 29, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party. (paragraph 9(a)(ii))

                                 .    A court or governmental authority of
                                      competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))


       Effect Of Termination   Generally, if either party terminates the merger
                               agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination;
                               however, the provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))


      Waiver And Amendment     Either Wells Fargo or TBI may waive any
                               inaccuracies in the representations and
                               warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement.
                               (paragraph 16)

                               Wells Fargo and TBI can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after TBI shareholders approve the merger if the amendment would change in a manner adverse to TBI shareholders the consideration to be received by TBI shareholders in the merger. (paragraph 17)


                   Expenses Wells Fargo and TBI will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

Comparison Of Stockholder Rights
-------------------------------------------------------------------------------

The following is a summary of material differences between the rights of TBI shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of TBI shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the Texas Business Corporation Act (TBCA), the Delaware General Corporation Law (DGCL), TBI's restated articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

-------------------------------------------------------------------------------


                    General Upon completion of the merger, holders of TBI common stock, as well as holders of TBI options who have agreed to convert their options into shares of Wells Fargo common stock, will become stockholders of Wells Fargo. There are material differences in the rights of TBI shareholders as compared to the rights of Wells Fargo stockholders. The rights of TBI shareholders are governed by Texas law and TBI's restated articles of incorporation and bylaws and the rights of Wells Fargo stockholders are governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

                               A description of Wells Fargo's common stock is contained in Wells Fargo's current report on Form 8-K filed October 14, 1997. A description of the preferred stock purchase rights that are attached to shares of Wells Fargo common stock is included in Wells Fargo's registration statement on Form 8-A dated October 21, 1998. See "Where You Can Find More Information." These descriptions may be updated from time to time by amendments or reports filed by Wells Fargo with the SEC.


 Authorized And Outstanding    Wells Fargo.  Wells Fargo's restated certificate
              Capital Stock    of incorporation currently authorizes the
                               issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1-2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At June 30, 1999, there were 1,650,629,353 shares of Wells Fargo common stock outstanding, 6,578,494 shares of Wells Fargo preferred stock outstanding, and no shares of Wells Fargo preference stock outstanding.

                               TBI. TBI's restated articles of incorporation authorize the issuance of 1,000,000 shares of cumulative preferred stock, without par value, none of which are issued and outstanding, and 10,000,000 shares of common stock, without par value, of which 1,966,536 were issued and outstanding as of June 30, 1999.

                Rights Plan    Wells Fargo. Each share of Wells Fargo common
                               stock (including shares that will be issued in the merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior
                               Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells
                               Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

                               TBI. TBI has no comparable share purchase rights plan.


     Number And Election Of    Wells Fargo. Wells Fargo's bylaws provide for a
                  Directors    board of directors consisting of not Directors
                               less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at
                               24. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells
                               Fargo capital stock entitled to vote thereon.
                               Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells
                               Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

                               TBI. TBI's bylaws provide that the number of directors composing the initial board of directors is fixed at 10 and that such number of directors may be increased or decreased upon resolution of the board of directors. TBI's board of directors, by resolution, has fixed the number of directors at eight. Each director is elected annually and serves until the next annual meeting and until the director's successor is elected and qualified. Cumulative voting is not permitted for the election of directors. At any meeting of shareholders called expressly for the purpose of removal, directors of TBI may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote for the election of such directors. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, but any vacancy to be filled by reason of an increase in the number of directors must be filled by election of the shareholders of TBI. TBI's bylaws also provide that the board of directors may from time to time elect any number of advisory directors as determined to be appropriate, who are elected to the same term of office as the regular directors unless otherwise determined by the board of directors. Advisory directors do not have voting rights. Currently, there are three advisory directors of TBI.


     Amendment Of Governing    Wells Fargo.  Wells Fargo's restated certificate
                  Documents    of incorporation may be amended only if the
                               proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's
                               Stockholders.

                               TBI. Under the TBCA, amendments to TBI's restated articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. TBI's bylaws may be amended by a vote of the majority of TBI board of directors or under the TBCA by a vote of the holders of a majority of the shares entitled to vote at a meeting of shareholders at which a quorum is present.


    Approval Of Mergers And    Wells Fargo.  Except as described below, the
               Assets Sales    affirmative vote of a majority of the outstanding
                               shares of Wells Fargo common stock entitled to vote thereon is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Wells Fargo is the surviving corporation and (a) the agreement of merger for the mergers does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Wells Fargo after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the merger.

                               TBI. The TBCA requires certain mergers to be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon (if there is a class of stock that is entitled to vote as a class, then the merger must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote thereon). The TBCA similarly requires that a sale of all or substantially all of the assets of a corporation not made in the ordinary course of business be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon. With respect to the approval of a merger or asset sale, however, the articles of incorporation may require a vote of a different number, but not less than a majority, of the shares outstanding. TBI restated articles of incorporation do not provide for a different number of shares for approval of a merger or asset sale.


          Preemptive Rights    Wells Fargo. Neither Wells Fargo's restated
                               certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

                               TBI. TBI restated articles of incorporation deny preemptive rights to the shareholders.


           Appraisal Rights    Wells Fargo. Section 262 of the DGCL provides for
                               stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

                               TBI. Shareholders of Texas corporations are entitled to exercise certain dissenters' appraisal rights in the event of a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation not made in the ordinary course of business, and with the exception discussed below, a merger or consolidation. Under Article 5.11B of the TBCA, however, shareholders do not have dissenters' rights if, in connection with a merger, the stock of the corporation held by the shareholders is either listed on a national securities exchange or is held of record by not less than 2,000 shareholders and, pursuant to the plan of merger, such shareholders are not required to accept for their shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, (i) are listed on a national securities exchange, or (ii) are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. Shareholders of TBI will receive merger consideration that satisfies the provisions of
                               Article 5.11B described above; however, because TBI common stock and TBI preferred stock are not listed on a national securities exchange and are held of record by fewer than 2,000 holders, dissenters' appraisal rights will be available to TBI shareholders. See "The Merger--Dissenters' Rights."


           Special Meetings    Wells Fargo: Under the DGCL, special meetings of
                               stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws.
                               Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

                               TBI. Under the TBCA, a special meeting of shareholders of a Texas corporation may be called by either (a) the president, the board of directors, or such other person or persons as authorized by the articles of incorporation or the bylaws, or (b) the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, as provided for in the articles of incorporation. TBI's restated articles of incorporation and bylaws do not alter the manner in which a special meeting of shareholders may be called.


          Directors' Duties    Wells Fargo. The DGCL does not specifically
                               enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests.
                               However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

                               TBI. The TBCA does not specifically enumerate the fiduciary duties of a director. Judicial decisions have established that the fiduciary duties of a director include the duty of care and the duty of loyalty. The duty of care requires directors to exercise reasonable care in performing duties, to be diligent and prudent, and to inform themselves in making decisions and managing the corporation's affairs. The duty of loyalty requires directors to act in good faith and not allow personal interests to prevail over the interests of the corporation and the shareholders.


   Action Without A Meeting    Wells Fargo. As permitted by Section 228 of the
                               DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

                               TBI. Under the TBCA, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders. However, the TBCA also allows the articles of incorporation to provide that any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting pursuant to the written consent of the holders of not less than the number of shares that would have been required to effect the action at an actual meeting of the shareholders. TBI restated articles of incorporation contain a provision permitting actions to be taken by the shareholders by a written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.


  Limitations On Directors'    Wells Fargo. Wells Fargo's restated certificate
                  Liability    of incorporation provides that a director
                               (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Wells Fargo or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit.
                               This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

                         TBI. The Texas Miscellaneous Corporations Laws Act (TMCLA) permits a corporation's articles of incorporation to set limits on the extent of a director's liability except liability for monetary damages cannot be eliminated for: (a) a breach of duty of loyalty to the corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law, (c) a transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, and (d) an act or omission for which liability is expressly provided for by statute. TBI's restated articles of incorporation contain provisions limiting an advisory director's and a director's liability consistent with the TMCLA and contain a provision that if the TBCA or TMCLA is amended to authorize further limitation of the liability of directors and advisory directors, then the liability of such persons shall be limited to the fullest extent permitted by the TBCA and the TMCLA, each as amended.


     Indemnification Of  Wells Fargo. Wells Fargo's restated certificate of
           Officers And  incorporation provides that Wells Fargo must indemnify,
              Directors  to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

                         Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

                         The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

                         TBI. TBI's articles of incorporation provide that TBI, by action of its board of directors, may indemnify any director or officer of TBI, or any person who may have served at the request of TBI as a director or officer of another corporation in which it owns shares or of which it is a creditor, against any costs and expenses including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil criminal, administrative or other claim, action, suit or proceeding (whether by or in the right of TBI or otherwise) in which the person may become involved or with which the person may be threatened, by reason of the person being or having been such a director or officer, and against any payments in settlement of such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that the board of directors shall, in the exercise of its business judgment, determine that such indemnification is in the best interests of TBI. TBI's bylaws provide that TBI shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities as and to the fullest extent permitted by the TBCA and that TBI shall pay their expenses in defending an action, suit or proceeding in advance of its final disposition.

                         The TBCA provides that a corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer if such person: (a) conducted himself in good faith; (b) reasonably believed: (i) in the case of conduct in his official capacity as a director or officer, that his conduct was in the corporation's best interests and
                         (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and
                         (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The TBCA also provides that a corporation must indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which such person is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Certain other individuals serving at the request of the corporation may also be indemnified under Texas law.

              Dividends  Wells Fargo. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation And Supervision Of Wells Fargo."

                         TBI. Under the TBCA, a Texas corporation may make a distribution to its shareholders if the distribution does not exceed the corporation's surplus and the corporation would not become insolvent after giving effect to the distribution. TBI is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.


              Corporate  Wells Fargo.  Wells Fargo's bylaws contain detailed
             Governance advance notice and informational procedures which must Procedures; be complied with in order for a stockholder to
          Nomination Of  nominate a person to serve as a director. Wells
              Directors  Fargo's generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

                         TBI. TBI's restated articles of incorporation and bylaws do not contain any specific provisions regarding nomination of directors or shareholder proposals for items of business at a shareholders' meeting. TBI's bylaws provide that special meetings of the shareholders may be called by the president, the board of directors or the holders of not less than 10% of all of the outstanding shares of the corporation entitled to vote at the meeting.

Information About Wells Fargo
--------------------------------------------------------------------------------

                General Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

                         At June 30, 1999, Wells Fargo had consolidated total assets of $205 billion, consolidated total deposits of $133 billion and stockholders' equity of $21 billion. Based on assets at June 30, 1999, Wells Fargo was the 7th largest commercial banking organization in the United States.

                         Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

                         Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

                         Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

             Management  Information concerning executive compensation, the principal holders of

         And Additional  voting securities, certain relationships and related
            Information  transactions, and other related matters concerning
                         Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. TBI shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."


         Information On  Information on the Internet web site of Wells Fargo or
          Wells Fargo's  any subsidiary of Wells Fargo is not part of this proxy
               Web Site statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.

Regulation And Supervision Of Wells Fargo
--------------------------------------------------------------------------------

To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

--------------------------------------------------------------------------------



              General Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

                         As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.


             Regulatory  Agencies Bank Holding Company. Wells Fargo & Company, a
               Agencies bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956.

                         Subsidiary Banks. Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation
                         (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by their respective state banking departments.

                         Nonbank Subsidiaries. Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

          Bank Holding   Banking-Related Requirement. Under the Bank Holding
               Company   Company Act, bank holding companies generally may not
            Activities   acquire the beneficial ownership or control of more
                         than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as the Federal Reserve Board determines to be closely related to banking.

                         Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

                         The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the Interstate Banking Act and thereby prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. The state of Montana has opted out until at least the year 2001.

                         Regulatory Approval. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

    Dividend   Wells Fargo & Company is a legal entity separate and distinct
Restrictions   from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year.
               The OCC defines retained net profits as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

               Before Wells Fargo Bank, National Association can declare dividends in 1999 without the prior approval of the OCC, it must have net income of $1.5 billion plus an amount equal to or greater than the dividends declared in 1999. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association must obtain the prior approval of the OCC before it declares any dividends in 1999.

               Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

     Holding   Transfer of Funds from Banking Subsidiaries. Wells Fargo's
     Company   banking subsidiaries are subject to restrictions under federal
   Structure   law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate.
               Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

               Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

               Depositor Preference. The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo.

               Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.


       Capital Wells Fargo and each of its subsidiary banks are subject to Requirements capital adequacy requirements and guidelines administered by the
                Federal Reserve Board, the OCC and/or the FDIC.

                The Federal Deposit Insurance Corporation Act of 1991 (FDICIA) required that the Federal Reserve Board, the OCC and the FDIC adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Wells Fargo's business.

                Quantitative measures, established by the regulators to ensure capital adequacy, require that Wells Fargo and each of its bank subsidiaries maintain minimum ratios of total capital to risk-weighted assets of at least eight percent (8%) and of Tier 1 capital to risk-weighted assets of at least four percent (4%).

               There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and, for bank holding companies, trust preferred securities, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value. Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by Wells Fargo, the allowance for loans losses and net unrealized gains on marketable securities, subject to limitations established by the guidelines. At least half of total capital must be in the form of Tier1 capital.

               Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, the federal banking agencies have specified minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. The minimum leverage ratio guideline is three percent (3%) for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations and state member banks are required to maintain a leverage ratio of three percent (3%) plus an additional cushion of at least two percent (2%).

               The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

               The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

               At June 30, 1999, Wells Fargo's ratio of total capital (the sum of Tier 1 and Tier 2 capital) to risk-weighted assets was 11.10% and its ratio of Tier 1 capital to risk-weighted assets was 8.48%. Wells Fargo's leverage ratio at June 30, 1999 was 7.05%. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks met all capital requirements to which they are subject.

               As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

               Under FDICIA's prompt corrective action provisions applicable to banks, the most recent regulatory notification from the OCC concerning each of Wells Fargo's subsidiary banks categorized them as well capitalized. To be categorized as well capitalized, the institution must maintain a risk-based total capital ratio of at least ten percent (10%), a risk-based Tier 1 capital ratio of at least six percent (6%) and a leverage ratio of at least five percent (5%), and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of our subsidiary banks.

               The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

       FDIC    Through the Bank Insurance Fund (BIF), the FDIC insures the
  Insurance    deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

               The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

               All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.2 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the date the last savings and loan association ceases to exist.


Fiscal And     Wells Fargo's business and earnings are affected significantly by
  Monetary     the fiscal and monetary policies of the federal government and
  Policies     its agencies. Wells Fargo is particularly affected by the
               policies of the Federal Reserve Board, which regulates the supply of money and credit in the

               United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Competition    The financial services industry is highly competitive. Wells
               Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

               The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Experts
--------------------------------------------------------------------------------

 Wells Fargo's   The consolidated financial statements of Wells Fargo and
      Auditors   subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


 TBI's Auditors  Bancshares, Inc. and subsidiaries as of December 31, 1998 and
                 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.


Opinions
--------------------------------------------------------------------------------

         Share   Stanley S. Stroup, Executive Vice President and General Counsel
      Issuance   of Wells Fargo, has rendered a legal opinion that the shares of
                 Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares
                 Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

   Tax Matters   KPMG LLP has given an opinion regarding the U.S. Federal income tax consequences of the merger. See "The Merger--U.S. Federal
                 Income Tax Consequences Of The Merger."

Where You Can Find More Information
--------------------------------------------------------------------------------

   SEC Filings    Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's
                  SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read
                                        -------------------
                  and copy any document filed by Wells Fargo with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite
                  1300, New York, New York 10048 and Citicorp Center, 500 West
                  Madison Street, Suite 1400, Chicago, Illinois 60661-2511.
                  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of Wells Fargo's SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street,
                  N.W., Washington, D.C. 20549. Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New
                  York Stock Exchange, call (212) 656-5060, and at the Chicago
                  Stock Exchange, call (312) 663-2423.


  Registration    Wells Fargo filed a registration statement on Form S-4 to
     Statement    register with the SEC the Wells Fargo common stock to be
                  issued to TBI shareholders in the merger. This proxy statement-prospectus is part of that registration statement.
                  As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.


     Documents    Some of the information you may want to consider in deciding
  Incorporated    how to vote on the  merger is not physically included in this
  By Reference    proxy statement-prospectus. Instead, the information is
                  "incorporated by reference" to documents filed as appendixes to this proxy statement-prospectus or to documents that have been filed by Wells Fargo with the SEC.

                  This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

                  . Annual Report on Form 10-K for the year ended December 31,
                    1998, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1998 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 1999 Annual Meeting of Stockholders;

                  . Quarterly Reports on Form 10-Q for the quarters ended March
                    31, 1999 and June 30, 1999;

                  . Current Reports on Form 8-K filed January 29, 1999, April
                    21, 1999, April 28, 1999, July 19, 1999 and July 28, 1999;

                  . The description of Wells Fargo common stock contained in the
                    Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

                  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

                  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for TBI common stock.

                  Wells Fargo will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo as follows:

                         Wells Fargo & Company
                         Corporate Secretary
                         MAC 9305-173
                         Norwest Center
                         Sixth and Marquette
                         Minneapolis, MN 55479-1026
                         (612) 667-8655

                  To ensure delivery of the copies in time for the special meeting, your request should be received by Wells Fargo by October 11, 1999.

Information About TBI
--------------------------------------------------------------------------------

       General TBI is a bank holding company, registered under the Bank Holding Company Act, whose sole activity is the ownership and operation of its subsidiary banks. TBI was incorporated in 1981 under the name Rio Grande City Bancshares, Inc. TBI's corporate name was changed to Texas Bancshares, Inc. in 1992.

                    First National Bank of South Texas (FNB) is a national bank which was founded in 1976. First National Bank currently operates a total of 7 offices in South Texas.

                    The Bank of South Texas is a Texas state banking association which was formed in 1902. The Bank of South Texas currently operates a total of 3 offices in South Texas.

                    FNB and The Bank of South Texas conduct a general commercial and consumer banking business, including the acceptance of deposits from consumers and the origination of commercial and consumer real estate, installment and other loans. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing accounts, savings accounts and money market accounts from customers principally located in Nueces, Wilson, Bexar, Atascosa and Jim Wells counties in South Texas. Loans consist of loans to individuals, commercial loans, commercial real estate loans, residential mortgages and construction loans.


   Competition      TBI's subsidiary banks experience competition in attracting both loans and deposits from other banks and non-bank financial institutions located in their market area. Non-bank competitors with respect to deposits and deposit-type accounts include savings and loan associations, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. With respect to loans, TBI's subsidiary banks encounter competition from other banks, savings and loan associations, finance companies, insurance companies, small loan and credit card companies, credit unions, pension trusts and securities firms.

                    In Texas, the nature of the competition in the banking business has changed considerably in recent years, with more large, out-of-state banking organizations having entered the banks' markets. While such fundamental changes create opportunities for well-managed institutions regardless of size, TBI's subsidiary banks' competition increasingly consists of regional, money center institutions which have capital resources and legal loan limits substantially in excess of those maintained by the banks. The banks have a number of competitive advantages over such institutions in the area of customer service and ability to respond quickly to customer needs; however, such institutions can perform certain other functions for their customers, including trust, securities brokerage and international banking services, which the banks presently do not offer directly. Although TBI's subsidiary banks could offer these services through a correspondent bank or through a joint venture arrangement with other specialized companies, the inability to provide such services directly can be a competitive disadvantage.

      Regulation    Banking is a complex and highly regulated industry. The
             And    primary goals of the bank regulatory scheme are to maintain
     Supervision    a safe and sound banking system and to facilitate the
                    conduct of monetary policy.

                    Regulation of TBI. As a bank holding company under the Bank Holding Company Act, TBI is registered with and subject to regulation by the Board of Governors of the Federal Reserve System. TBI is required to file annual and other reports with, and furnish information to, the Federal Reserve Board, which may make inspections of TBI.

                    The Bank Holding Company Act provides that a bank holding company must obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the voting stock or substantially all the assets of any bank or bank holding company. In addition, the Bank Holding Company Act restricts the extension of credit to any bank holding company by its subsidiary bank. The Bank Holding Company Act also provides that, with certain exceptions, a bank holding company may not (a) engage in any activities other than those of banking or managing or controlling banks and other authorized subsidiaries or (b) own or control more than 5% of the voting shares of any company that is not a bank. The Federal Reserve Board has deemed certain limited activities to be closely related to banking and therefore permissible for a bank holding company to engage.

                    In 1994, Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (Interstate Banking
                    Act), which rewrote federal law governing the interstate expansion of banks in the United States. Effective as of September 29, 1995, adequately capitalized, well managed bank holding companies with Federal Reserved Board approval may acquire banks located in any state in the United States, provided that the target bank meets the minimum age (up to a maximum of five years, which is the maximum Texas has adopted) established by the host state. Under the Interstate Banking Act, an anti-concentration limit will bar interstate acquisitions that would give a bank holding company control of more than 10% of all deposits nationwide or 30% of any one state's deposits, or such higher or lower percentage established by the host state. The anti-concentration limit in Texas has been set at 20% of all federally insured deposits in Texas. As of December 31, 1998, many of Texas's largest bank holding companies had either merged with or been acquired by out-of-state banking concerns. In addition to providing for interstate acquisitions of banks by bank holding companies, the Interstate Banking Act provides for interstate branching by permitting mergers between banks domiciled in different states beginning June 1, 1997. The Interstate Banking Act provides that states may opt out of interstate branching by enacting non-discriminatory legislation prohibiting interstate bank mergers before June 1, 1997. In 1995, Texas passed legislation opting out of the interstate branching provisions of the Interstate Banking Act until September 1999. In May 1998, the Texas Department of Banking determined that the Texas opt-out statute was not effective and the Texas Department of Banking began accepting applications for interstate branching transactions. Legislation implementing interstate branching was recently adopted in the Texas legislature. No accurate prediction can be made at this time as to how this legislation will affect TBI and/or its subsidiary banks.

                    TBI and its bank subsidiaries are currently required to meet certain minimum regulatory capital guidelines utilizing total capital-to-risk-weighted assets and Tier 1 capital elements. At June 30, 1999, TBI's ratio of total capital-to-risk-weighted assets was 12.89%. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, take off-balance sheet exposure into account in assessing capital adequacy, and encourage the holding of liquid, low-risk assets. At least one-half of the minimum total capital must be comprised of Tier 1 capital elements. Tier 1 capital of TBI is comprised of common shareholders' equity. The core deposit intangibles and goodwill of approximately $4,152,000 booked in connection with all the financial institution acquisitions of TBI as of June 30, 1999 are deducted from the sum of core capital elements when determining the capital ratios of TBI.

                    In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least four to five percent. TBI's leverage ratio at June 30, 1999 was 7.67%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised TBI of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.

                    For a general discussion of the risk-based capital guidelines and the criteria applied to calculate the ratios, see "Regulation And Supervision Of Wells Fargo--Capital Requirements."

                    The Federal Reserve Board has cease-and-desist powers over parent holding companies and nonbanking subsidiaries if their actions would constitute a serious threat to the safety, soundness or stability of a subsidiary bank. Federal regulatory agencies also have authority to regulate debt obligations (other than commercial paper) issued by bank holding companies. This authority includes the power to impose interest ceilings and reserve requirements on such debt obligations. A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

                    Regulation of The Bank of South Texas. As a Texas state banking association, The Bank of South Texas is principally supervised, examined and regulated by the Texas Department of Banking and the Federal Deposit Insurance Corporation
                    (FDIC). The Bank of South Texas is subject to the power of the FDIC to enforce compliance with applicable banking statutes and regulations. Such requirements and restrictions include requirements to maintain adequate capital and reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon and restrictions relating to investments and other activities of The Bank of South Texas. Because the Federal Reserve Board regulates TBI, it also has supervisory authority which affects The Bank of South Texas.

                    Regulation of FNB. As a national banking association, FNB is principally supervised, examined and regulated by the Office of the Comptroller of the Currency (OCC). The OCC regularly examines such areas as capital adequacy, reserves, loan portfolio, investments and management practices. FNB must also furnish quarterly and annual reports to the OCC, and the OCC may exercise cease and desist and other enforcement powers over FNB if its actions represent unsafe or unsound practices or violations of law. Since the deposits of FNB are insured by the Bank Insurance Fund (BIF) of the FDIC, FNB is also subject to certain regulation by the FDIC. Because the Federal Reserve Board regulates TBI, it also has supervisory authority which affects FNB.

                    FDIC Insurance. The capital classification of a bank affects the frequency of examinations of the bank, impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by such bank. The Bank of South Texas' and FNB's deposits are insured by the Bank Insurance Fund of the FDIC. Under applicable law, the FDIC is authorized to assess insurance premiums on a bank's deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. (Under prior law, the deposit insurance assessment was a flat rate, regardless of the likelihood of loss.) In this regard, the FDIC determines the deposit insurance assessment rates on the basis of the bank's capital classification and supervisory evaluations. Each of these categories have three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are "well capitalized," "adequately capitalized," and "less than adequately capitalized." The three subcategories with respect to supervisory concerns are "healthy," "supervisory concern," and "substantial supervisory concern." A bank is deemed "healthy" if it is financially sound with only a few minor weaknesses. A bank is deemed subject to "supervisory concern" if it has weaknesses that, if not corrected, could result in significant deterioration of the bank and increased risk to the Bank Insurance Fund. A bank is deemed subject to "substantial supervisory concern" if it poses a substantial probability of loss to the Bank Insurance Fund. As of June 30, 1999, the Banks were both rated "well capitalized" and "healthy."

                    On November 14, 1995, the FDIC approved assessment rates applicable to BIF-insured institutions to a range of zero to 27 basis points from the previous range of 4 to 31 points. Deposit insurance premiums for Subgroup A institutions were reduced to zero beginning with the January 1, 1996 assessment period. Banks within the Subgroup A category will be required to pay $1,000 per semiannual period as mandated by statute. TBI's subsidiary banks were within the Subgroup A category as of June 30, 1999. For a general discussion concerning the criteria applied by the FDIC to determine an institution's insurance premium assessment rate, see "Regulation And Supervision Of Wells Fargo--FDIC Insurance.


       Employees    TBI is a bank holding company and primarily conducts its
                    operations through its subsidiary banks. TBI does not have any full-time employees, and all operations personnel are employed by the banks. FNB had approximately 148 full-time employees and 14 part-time employees as of June 30, 1999. The Bank of South Texas had approximately 26 full-time employees and 5 part-time employees as of June 30, 1999. None of the employees are represented by any collective bargaining agreement, and management believes its employee relations are good. TBI and its subsidiaries are equal opportunity employers and provide equal employment opportunities to individuals without regard to race, sex, national origin, religion, veteran status, handicap or familial status.

                               The operations of TBI are conducted primarily at
     Properties                the offices of its subsidiary Banks. The banks
                               currently conduct business operations at 10 locations. A description of these properties is presented below.

--------------------------------------------------------------------------------------------------------------------
Bank                         Location                              Description
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
FNB                          750 E. Mulberry                       Square footage of space is 20,798; facility is
                             San Antonio, TX 78212-8700            owned by FNB
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
FNB                          1910 E. Main                          Square footage of space is 13,018; facility is
                             Alice, TX 78332                       owned by FNB
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
FNB                          119 W. Chihuahua                      Square footage of space is 9,084; facility is
                             La Vernia, TX 78121                   owned by FNB
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
FNB                          6839 E. Highway 87                    Square footage of space is 3,300; facility is
                             China Grove, TX 78263                 owned by FNB
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
FNB                          1112 W. Oaklawn Dr.                   Square footage of space is 3,075; facility is
                             Pleasanton, TX 78064                  owned by FNB
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
FNB                          5262 South Staples                    Square footage of space is 3,307; facility is
                             Corpus Christi, TX 78411              leased by FNB
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
FNB                          615 N.W. Loop 410                     Square footage of space is 6,479; facility is
                             San Antonio, TX 78216                 leased by FNB
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Bank of South                4th & B Streets                       Square footage of space is 15,927; facility is
Texas                        Floresville, TX 78114                 owned by BOST
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Bank of South                Dilworth Plaza                        Square footage of space is 4,557; facility is
Texas                        Poth, TX 78147                        owned by BOST
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Bank of South                Hwy. 181                              Square footage of space is 3,085; facility is
Texas                        Plaza Shopping Center                 owned by BOST
                             Floresville, Texas 78114
--------------------------------------------------------------------------------------------------------------------

     Holders Of TBI      At June 30, 1999, there were 1,966,536 shares of TBI
             Common      common stock outstanding, owned of record by 266
              Stock      shareholders, and options to acquire a total of 59,500
                         shares were held by 23 employees. There is no established public market for TBI common stock. TBI acts as its own transfer agent and registrar with respect to its common stock.


              Legal      The banks are periodically involved in legal
        Proceedings      proceedings arising in the normal course of business,
                         such as claims to enforce liens, claims involving the making and servicing of real property loans and other issues incident to the banks' business. Management of TBI does not believe there is any proceeding, threatened or pending against TBI or either of the banks which, if determined adversely, would have a materially adverse effect on the financial position or results of operation of TBI.


       Ownership Of      The following table sets forth, as of August 1, 1999,
         TBI Common      (a) the names and addresses of each person known by TBI
       Stock By TBI      to be the beneficial owner of more than 5% of the
         Management      outstanding shares of TBI common stock, showing the
                         amount and nature of such beneficial ownership, (b) the names of each director and executive officer of TBI, and the number of shares of TBI common stock beneficially owned by each director and executive officer and (c) the number of shares of TBI common stock owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis after giving effect to the merger, more than 1% of the issued and outstanding shares of Wells Fargo common stock.

------------------------------------------------------------------------------------------------------
   Name and Address                                    TBI Common                          Percent of
   of Beneficial Owner                          Stock Beneficially Owned (1)                 Class
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
N. O. Adams, Jr. (2) +                                    23,896                              1.21%
------------------------------------------------------------------------------------------------------
James L. Eakin (3) +                                     197,000                              9.99%
------------------------------------------------------------------------------------------------------
Ann McGill Erck (4) +
Fredrick Erck (5) +                                      526,512                             26.60%
------------------------------------------------------------------------------------------------------
James A. Erck (6) +                                       48,030                              2.44%
------------------------------------------------------------------------------------------------------
Mark M. Johnson (7) +                                     47,388                              2.40%
------------------------------------------------------------------------------------------------------
Jacqueline K. Lloyd (8) +                                118,562                              6.02%
------------------------------------------------------------------------------------------------------
Stanley A. Tolson (9) +                                   48,472                              2.46%
------------------------------------------------------------------------------------------------------
Abigail Erwin (10)                                        29,000                              1.47%
------------------------------------------------------------------------------------------------------
David P. Henneke (11)                                      6,200                                *
------------------------------------------------------------------------------------------------------
All directors and executive
officers as a group (10 persons)
(12)                                                   1,045,060                             51.95%

------------------------------------------------------------------------------------------------------

* Less than 1%
+ Director of TBI
-----------------------

(1) Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to all shares of TBI of which he or she is the beneficial owner. Under SEC rules, a person is deemed to be the beneficial owner of shares if he or she has or shares voting power or investment power with respect to the shares or has the right to acquire beneficial ownership within 60 days. For purposes of this table, shares issuable upon exercise of options that are currently exercisable or will become exercisable upon approval of the merger by TBI's shareholders have been included in the amount reported. Shares not outstanding that are subject to options are deemed outstanding for the purpose of calculating the percentage outstanding owned by the holder of the options but not for the purpose of calculating the percentage outstanding owned by any other person.

(2) The holdings shown for Mr. Adams include 2,500 shares which are issuable upon the exercise of currently exercisable options.

(3) The holdings shown for Mr. Eakin include (i) 5,000 shares issuable upon the exercise of outstanding options, which options are currently exercisable for 1,000 shares and will be exercisable for the remaining 4,000 shares if the merger is approved by TBI shareholders; and (ii) 672 which are held in custody by Mr. Eakin's wife for their children, Stacy Eakin and Brent Eakin.

(4) The holdings shown for Mrs. Erck include (i) 397,760 shares which she and her husband hold in their names jointly; (ii) 34,632 shares held in the name of her husband; (iii) 67,620 shares which are held in trusts for Jefferson F. Erck and James C. Erck, of which Mrs. Erck serves as co-trustee; (iv) 2,500 shares which are issuable upon the exercise of currently exercisable options held by Mrs. Erck; (v) 10,000 shares which are held in the name of her husband of which 2,000 shares are issuable upon the exercise of currently exercisable options and the remaining 8,000 shares are issuable if the merger is approved by TBI shareholders.

(5) The holdings shown for Mr. Erck include (i) 397,760 shares which he and his wife hold in their names jointly; (ii) 14,000 shares held in the name of his wife; (iii) 67,620 shares which are held in trusts for Jefferson F. Erck and James C. Erck, of which Mr. Erck serves as a co-trustee; (iv) 2,500 shares which are issuable upon the exercise of currently exercisable options held by his wife; and (v) 10,000 shares issuable upon the exercise of outstanding options, which options are currently exercisable for 2,000 shares and will be exercisable for the remaining 8,000 shares if the merger is approved by TBI shareholders.

(6) The holdings shown for Mr. Erck include 2,500 shares which are issuable upon the exercise of currently exercisable options.

(7) The holdings shown for Mr. Johnson include (i) 5,000 shares issuable upon the exercise of outstanding options, which options will be exercisable if the merger is approved by TBI shareholders; and (ii) 25,600 shares held in the name of his wife.

(8) The holdings shown for Ms. Lloyd include 2,500 shares which are issuable upon the exercise of currently exercisable options.

(9) The holdings shown for Mr. Tolson include 5,000 shares issuable upon the exercise of outstanding options, which options will be exercisable if the merger is approved by TBI shareholders.

(10) The holdings shown for Mrs. Erwin include 5,000 shares issuable upon the exercise of outstanding options, which options are currently exercisable for 1,000 shares and will be exercisable for the remaining 4,000 shares if the merger is approved by TBI shareholders.

(11) The holdings shown for Mr. Henneke include (i) 5,000 shares issuable upon the exercise of outstanding options, which options are currently exercisable for 1,000 shares and will be exercisable for the remaining 4,000 shares if the merger is approved by TBI shareholders; and (ii) 1,200 shares which he and his wife hold in their names jointly.

(12) Shares that are not outstanding that are subject to options held by members of this group are deemed outstanding for the purpose of calculating the percentage owned by the members of this group as a whole.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF TBI'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section presents an analysis of the consolidated financial condition of TBI at June 30, 1999 and 1998, and December 31, 1998 and 1997, and the consolidated results of operations for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998, 1997 and 1996. This analysis should be read in conjunction with the consolidated financial statements and notes thereto and financial data presented elsewhere in this proxy statement-prospectus.

Results of Operations

For the Six Months Ended June 30, 1999 and 1998.

     Generally. Net income for the six months ended June 30, 1999 was $2,018,000 compared to $1,560,000 for the six months ended June 30, 1998.

     A discussion of changes in the major components of net income for the six months ended June 30, 1999 and 1998 is as follows:

     Net Interest Income. Net interest income is the principal source of TBI's net income and represents the difference between interest income and interest expense. Net interest income increased approximately $871,000 in 1999 compared to 1998 as a result of an increase in average interest-earning assets of $38,667,000 partially offset by an increase in average interest-bearing liabilities of $27,457,000.

     The following schedules provide a summary of net interest income, average earning asset balances and the related interest rates/yields for the six-month periods indicated. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

                                                                        Six Months Ended

                                                                         June 30, 1999
                                                                         -------------

                                                                      Percent of     Interest     Average
                                                         Average        Total        Income/       Rate/
                                                       (1)Balance       Assets       Expense     (2)Yield
                                                       ----------       ------       -------     --------
                                                                     (Dollars in Thousands)
Interest-earning assets:
  Loans                                                 $ 222,906        57.06%      $  9,723       8.72%
  Taxable securities                                      111,590        28.57%         3,147       5.64%
  Nontaxable securities                                    11,984         3.07%           296       4.94%
  Federal funds sold                                       13,006         3.33%           303       4.66%
  Other interest earning assets                               226         0.06%             6       5.31%
                                                       ---------------------------------------------------

    Total interest-earning assets                         359,712        92.09%        13,475       7.49%

Non-interest-earning assets:
  Cash and due from banks                                  15,265         3.91%
  Premises and equipment                                    8,330         2.13%
  Other assets                                              5,195         1.33%
  Goodwill                                                  4,266         1.09%
  Allowance for possible loan losses                       (2,139)       (0.55)%
                                                       -------------------------

    Total assets                                        $ 390,629       100.00%
                                                       -------------------------

Interest-bearing liabilities:
  NOW accounts                                          $  56,846        14.55%      $    514       1.81%
  Savings accounts                                         24,876         6.37%           271       2.18%
  Money market accounts                                    58,352        14.94%         1,043       3.57%
  Certificates of deposits                                149,442        38.26%         3,604       4.82%
  Notes payable                                             3,219         0.82%            91       5.65%
                                                       ---------------------------------------------------

    Total interest-bearing liabilities                    292,735        74.94%         5,523       3.77%

Non-interest bearing liabilities:
  Demand deposits                                          62,974        16.12%
  Other liabilities                                         2,669         0.68%
                                                       -------------------------

    Total liabilities Stockholders' equity                358,378        91.74%
                                                           32,251         8.26%
                                                       -------------------------

    Total liabilities and stockholders' equity          $ 390,629       100.00%
                                                       -------------------------

Net interest income                                                                  $  7,952

Interest rate spread                                                                                3.72%

Net interest margin                                                                                 4.42%


                                                                        Six Months Ended
                                                                        ----------------
                                                                          June 30, 1998
                                                                          -------------

                                                                      Percent of     Interest     Average
                                                         Average        Total        Income/       Rate/
                                                       (1)Balance       Assets       Expense     (2)Yield
                                                       ----------       ------       -------     --------
Interest-earning assets:
  Loans                                                 $ 190,703        54.33%      $  8,858       9.29%
  Taxable securities                                      106,699        30.40%         3,122       5.85%
  Nontaxable securities                                     8,552         2.44%           216       5.05%
  Federal funds sold                                       14,950         4.26%           419       5.61%
  Other interest earning assets                               141         0.03%             3       4.26%
                                                       ---------------------------------------------------------------

    Total interest-earning assets                         321,045        91.46%        12,618       7.86%

Non-interest-earning assets:
  Cash and due from banks                                  13,792         3.93%
  Premises and equipment                                    8,383         2.39%
  Other assets                                              4,634         1.32%
  Goodwill                                                  4,760         1.36%
  Allowance for possible loan losses                       (1,606)       (0.46)%
                                                       -------------------------

    Total assets                                        $ 351,008       100.00%
                                                       -------------------------

Interest-bearing liabilities:
  NOW accounts                                          $  52,298        14.90%      $    581       2.22%
  Savings accounts                                         23,995         6.83%           364       3.03%
  Money market accounts                                    45,509        12.97%           839       3.69%
  Certificates of deposits                                143,476        40.88%         3,753       5.23%
  Notes payable                                                 -         0.00%             -       0.00%
                                                       ---------------------------------------------------------------

    Total interest-bearing liabilities                    265,278        75.58%         5,537       4.17%

Non-interest bearing liabilities:
  Demand deposits                                          53,735        15.31%
  Other liabilities                                         2,662         0.75%
                                                       -------------------------

    Total liabilities Stockholders' equity                321,675        91.64%
                                                           29,333         8.36%
                                                       -------------------------

    Total liabilities and stockholders' equity          $ 351,008       100.00%
                                                       -------------------------

Net interest income                                                                  $  7,081

Interest rate spread                                                                                3.69%

Net interest margin                                                                                 4.41%


(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.
(Note 2) Average rates/yields for these periods have been annualized.

     Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following table depicts the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense (Note 1):

                                                       Six Months Ended June 30, 1999
                                                         Compared to June 30, 1998
                                             ------------------------------------------------
                                              Increase (Decrease) Attributable to Change in:

                                                                                   Total
                                                 Volume           Rate            Change
                                                 ------           ----            ------
                                                          (Dollars in Thousands)
Interest earning assets:
  Loans                                         $  1,438       $   (573)         $    865
  Securities                                         224           (119)              105
  Interest Bearing Due from Banks                      2              1                 3
  Federal Funds Sold                                 (50)           (66)             (116)
                                                --------       --------          --------

Total interest income                              1,614           (757)              857
                                                --------       --------          --------

Interest bearing liabilities:
  NOW, Savings, Money Markets                        300           (256)               44
  Time Deposits                                      152           (301)             (149)
  Note payable                                        91              0                91
                                                --------       --------          --------

Total interest expense                               543           (557)              (14)
                                                --------       --------          --------

Net interest income                             $  1,071       $   (200)         $    871
                                                --------       --------          --------

(Note 1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     Provision for Possible Loan Losses. The provision for possible loan losses increased by $618,000 for the six months ended June 30, 1999, compared with the six months ended June 30, 1998, as management determined that the current exposure for possible loan losses warranted an increase in the allowance for possible loan losses.

     Noninterest Income. Non-interest income increased by $995,000 for the six months ended June 30, 1999 compared with the six months ended June 30, 1998. This included an increase of $166,000 in service charge income, an increase of $210,000 for sales of securities and a gain of $635,000 on sale of a single piece of land to an unrelated third party.

     Noninterest Expense. Non-interest expense increased by $630,000 for the six months ended June 30, 1999 compared with the six months ended June 30, 1998. This increase resulted primarily from an aggregate increase of $435,000 in salaries, occupancy, data processing and communication expense, as a result of the costs associated with expanding branch operations for growth opportunities and $121,000 for consulting fees related to the Company's new product, Overdraft Privilege.

Years Ended December 31, 1998, 1997 and 1996

     Generally. Net income was $3,327,000, $2,860,000, and $611,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The increase in net income for 1998 compared to 1997 was caused primarily by the increase in interest and fees on loans of $3,614,000 and service charge income of $1,765,000, primarily, related to the Company's new product, Overdraft Privilege.

     The increase in net income for 1997 compared to 1996 was caused primarily by the increase in interest and fees on loans of $1,158,000, and the reduction of litigation expense of $1,000,000.

     Following is a discussion of changes in the major components of net income for the years ending December 31, 1998, 1997 and 1996.

     Net Interest Income. Net interest income is the principal source of TBI's net income and represents the difference between interest income and interest expense. Net interest income increased approximately $1,509,000 in 1998 compared to 1997 as a result of an increase in average interest-earning assets of $36,589,000, partially offset by an increase in average interest-bearing liabilities of $25,408,000. Net interest income increased approximately $1,513,000 in 1997 compared to 1996, as a result of an increase in average interest-earning assets of $19,399,000, partially offset by an increase in average interest-bearing liabilities of $14,752,000.

    The following schedules provide a summary of net interest income, average earning asset balances and the related interest rates/yields for the periods indicated. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

                                                            Year Ended                                    Year Ended
                                                         December 31, 1998                             December 31, 1997
                                                         -----------------                             ------------------
                                                     Percent of    Interest  Average               Percent of   Interest   Average
                                      Average           Total      Income/    Rate/      Average     Total       Income/    Rate/
                                    (1)Balance          Assets     Expense    Yield    (1)Balance    Assets      Expense    Yield
                                     ---------       -----------   --------  -------   ----------  ----------   --------   -------
                                                             (Dollars in Thousands)
Interest-earning assets:
  Loans                                 $207,934     56.65%        $18,876     9.08%    $164,904    50.25%      $15,262     9.26%
  Taxable securities                     104,126     28.37%          6,055     5.82%     115,637    35.24%        7,504     6.49%
  Nontaxable securities                   10,852      2.96%            525     4.84%       9,606     2.93%          493     5.13%
  Federal funds sold                      12,531      3.41%            709     5.66%       8,381     2.55%          453     5.41%
  Other interest earning assets              238      0.06%             11     4.62%         564     0.18%           26     4.61%
                                        -------------------------------------------     ----------------------------------------
   Total interest-earning assets        $335,681     91.45%        $26,176     7.80%    $299,092    91.15%      $23,738     7.94%

Non-interest-earning assets:
  Cash and due from banks                 14,904      4.06%                               13,032     3.97%
  Premises and equipment                   8,393      2.29%                                8,203     2.50%
  Other assets                             5,415      1.48%                                4,372     1.33%
  Goodwill                                 4,483      1.22%                                4,892     1.49%
  Allowance for possible loan losses      (1,848)    (0.50)%                              (1,448)   (0.44)%
                                        ------------------                              -----------------
   Total assets                         $367,028    100.00%                             $328,143   100.00%
                                        ------------------                              -----------------
Interest-bearing liabilities:
  NOW accounts                          $ 55,566     15.14%        $ 1,188     2.14%    $ 46,584    14.20%      $ 1,041     2.23%
  Savings accounts                        23,945      6.52%            725     3.03%      23,440     7.14%          726     3.10%
  Money market accounts                   49,804     13.57%          1,843     3.70%      40,320    12.29%        1,393     3.45%
  Certificates of deposits               145,211     39.56%          7,533     5.19%     137,905    42.03%        7,122     5.16%
  Notes payable                              399      0.11%             23     5.76%       1,268     0.39%          101     7.97%
                                        -------------------------------------------     ----------------------------------------
   Total interest-bearing liabilities    274,925     74.90%        $11,312     4.11%     249,517    76.05%      $10,383     4.16%

Non-interest bearing liabilities:
  Demand deposits                         58,524     15.95%                               49,532    15.09%
  Other liabilities                        2,931      0.80%                                1,919     0.58%
                                        ------------------                              -----------------
   Total liabilities                     336,380     91.65%                              300,968    91.72%
Stockholders' equity                      30,648      8.35%                               27,175     8.28%
                                        ------------------                              -----------------
   Total liabilities and
        Stockholders' equity            $367,028    100.00%                             $328,143   100.00%
                                        ------------------                              -----------------

Net interest income                                                $14,864                                      $13,355

Interest rate spread                                                           3.69%                                        3.78%

Net interest margin                                                            4.43%                                        4.47%

                                                               Year Ended
                                                             December 31, 1996
                                                             -----------------
                                                      Percent of       Interest      Average
                                        Average         Total           Income/        Rate/
                                      (1)Balance        Assets          Expense        Yield
                                      -----------     --------         ---------     --------
Interest-earning assets:
  Loans                               $146,328         47.64 %          $14,104         9.64%
  Taxable securities                   107,980         35.16 %            6,201         5.74%
  Nontaxable securities                 12,834          4.18 %              597         4.65%
  Federal funds sold                    11,506          3.75 %              629         5.47%
  Other interest earning assets          1,045          0.34 %               41         3.92%
                                      ------------------------------------------------------
   Total interest-earning assets      $279,693         91.07 %          $21,572         7.71%

Non-interest-earning assets:
  Cash and due from banks               11,498          3.74 %
  Premises and equipment                 8,217          2.68 %
  Other assets                           4,449          1.45 %
  Goodwill                               5,551          1.81 %
  Allowance for possible loan losses    (2,275)        (0.75)%
                                      ----------------------
   Total assets                       $307,133        100.00 %
                                      ----------------------
Interest-bearing liabilities:
  NOW accounts                        $ 43,972         14.32 %          $   945         2.15%
  Savings accounts                      24,476          7.97 %              790         3.23%
  Money market accounts                 33,410         10.88 %            1,057         3.16%
  Certificates of deposits             130,688         42.55 %            6,745         5.16%
  Notes payable                          2,219          0.72 %              193         8.70%
                                      ------------------------------------------------------
   Total interest-bearing liabilities  234,765         76.44 %          $ 9,730         4.14%

Non-interest bearing liabilities:
  Demand deposits                       44,433         14.47 %
  Other liabilities                      3,028          0.98 %
                                      ----------------------
   Total liabilities                   282,226         91.89 %
Stockholders' equity                    24,907          8.11 %
                                      ----------------------
   Total liabilities and
      Stockholders' equity            $307,133        100.00 %
                                      ----------------------

Net interest income                                                     $11,842

Interest rate spread                                                                    3.57%

Net interest margin                                                                     4.23%

(Note 1) The average balances for purpose of the above table are calculated on the basis of quarter-end balances.

    Net interest income is affected both by the interest rate ended and paid and by changes in volume, principally in loans, investments securities, deposits and borrowed funds. The following table depicts the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense (Note 1):

                                    Year Ended December 31, 1998                          Year Ended December 31, 1997
                                    Compared to December 31, 1997                         Compared to December 31, 1996
                                   Increase (Decrease) Attributable To                   Increase (Decrease) Attributable To
                                                Changes In                                            Changes In
                                  ------------------------------------------------------------------------------------------------
                                                                         Total                                      Total
                                    Volume             Rate             Change       Volume            Rate         Change
                                    ------             -----            ------       ------            ----         -------
                                                                         (Dollars in Thousands)
Interest earning assets:
 Loans                                 3,697             (83)             3,614        1,439             (281)         1,158
 Securities                             (878)           (539)            (1,417)         718              481          1,199
 Interest bearing due from banks          29             (44)               (15)         (20)               5            (15)
 Federal funds sold                      255               1                256         (194)              18           (176)
                                      ------           -----            -------      -------           ------        -------
Total interest income                 $3,103           $(665)           $ 2,438      $ 1,943           $  223        $ 2,166
                                      ------           -----            -------      -------           ------       --------
Interest bearing liabilities:
 NOW, Savings and Money Markets          493             103                596          269           (1,353)        (1,084)
 Time Deposits                           347              64                411          363            1,466          1,829
 Short-term borrowings                   (75)            (26)              (101)         (74)             (18)           (92)
 Note payable                             23               0                 23           -                 -              -
                                      ------           -----            -------      -------           ------       --------
Total interest expense                $  788           $ 141            $   929          558               95            653
                                      ------           -----            -------      -------           ------       --------
Net interest income                   $2,315           $(806)           $ 1,509      $ 1,385           $  128        $ 1,513
                                      ======           =====            =======      =======           ======       ========

(Note 1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

         Noninterest Income. Noninterest income increased by $1,777,000 for the year ended December 31, 1998 compared with the year ended December 31, 1997. This included an increase of $1,765,000 in service charges from a new product, Overdraft Privilege.

         Noninterest income increased by $297,000 for the year ended December 31, 1997 compared with the year ended December 31, 1996. This included an increase of $186,000 in service charge income, as the management focused on fee income products.

         Noninterest Expense. Noninterest expense increased by $1,765,000 for the year ended December 31, 1998, compared with the year ended December 31, 1997. This included an increase of $995,000 in salaries and employee benefits, a decrease in occupancy expense of $2,000 , and an increase in other expense of $772,000, resulting from consulting fees of $246,000 related to the new Overdraft Privilege product, advertising fees of $130,000 related to the new Overdraft Privilege product, an increase in data processing fees of $151,000, and an increase in operating expenses of $261,000.

       Noninterest expense decreased by $637,600 for the year ended December 31, 1997 compared with the year ended December 31, 1996. This was the direct result of decreased litigation expense related to lawsuits settled in 1996.

Loans

   TBI's loan portfolio has increased by $61,618,000 from December 31, 1994 to 1998. TBI's market area has been positively affected by significant growth in both the commercial and residential real estate market. Approximately 80% of the loan growth from December 31, 1994 to December 31, 1998 was from real estate loans.

The following table sets forth the composition of the loan portfolio for the periods presented:

                                                                        Aggregrate Principal
                                    -------------------------------------------------------------------------------------------
                                              June 30,                                    December 31,
                                    -------------------------------------------------------------------------------------------
                                         1999          1998         1998         1997         1996         1995         1994
                                         ----          ----         ----         ----         ----         ----         ----
                                       (Dollars in Thousands)                        (Dollars in Thousands)

Types of loans:
 Real Estate                           $142,995      $129,757     $144,368      $114,712     $ 98,611     $ 91,089     $ 94,842
 Commercial and agriculture              45,328        43,812       47,889        39,198       30,498       34,238       46,502
 Consumer                                29,152        25,353       27,712        23,455       15,884       15,783       16,347
 Credit cards and related plans           1,238         1,142        1,286         1,277        1,326        1,435        1,363
 Other                                    1,863         2,675        1,812         2,938        2,024        2,099        2,395
                                      ---------     ---------     --------     ---------    ---------    ---------    ---------

   Total loans                         $220,576      $202,739     $223,067      $181,580     $148,343     $144,644     $161,449

                                                                        Percentage of Loans
                                    -------------------------------------------------------------------------------------------
                                             June 30,                                     December 31,
                                    -------------------------     -------------------------------------------------------------
Type of loans:                             1999          1998         1998          1997         1996         1995         1994
                                           ----          ----         ----          ----         ----         ----         ----
 Real Estate                              64.83%        64.00%       64.72%        63.17%       66.48%       62.97%       58.74%
 Commercial and agriculture               20.55%        21.61%       21.47%        21.59%       20.56%       23.67%       28.80%
 Consumer                                 13.22%        12.51%       12.42%        12.92%       10.71%       10.91%       10.13%
 Credit cards and related plans            0.56%         0.56%        0.58%         0.70%        0.89%        0.99%        0.85%
 Other                                     0.84%         1.32%        0.81%         1.62%        1.36%        1.46%        1.48%
                                      ---------     ---------     --------     ---------    ---------    ---------    ---------

   Total loans                           100.00%       100.00%      100.00%       100.00%      100.00%      100.00%      100.00%

  The following table sets forth the maturity composition and interest sensitivity of total loans at June 30, 1999 and December 31, 1998:

                                                          June 30, 1999                               December 31, 1998
                                                          -------------                               -----------------
                                                  Amount               Percentage               Amount               Percentage
                                              ---------------        --------------         ---------------        ---------------
                                                                              (Dollars in Thousands)
Maturing:
In one year or less                                  $ 66,055                 29.95%               $ 73,749                  33.06%
After one through five years                           95,151                 43.14%                 95,618                  42.87%
After five years                                       59,370                 26.91%                 53,700                  24.07%
                                              ---------------        --------------         ---------------        ---------------

   Total loans                                       $220,576                100.00%               $223,067                 100.00%


                                         June 30, 1999                                      December 31, 1998
                                           Maturing                                              Maturing
                     ---------------------------------------------------------------------------------------------------------
                                   After one                                             After one
                        Within     but within      After                     Within      but within      After
                       one year    five years    five years      Total      one year     five years    five years      Total
                       --------    ----------    ----------    ---------    --------     ----------    ----------
                                    (Dollars in Thousands)                                (Dollars in Thousands)

Real estate             $32,257       $52,976      $ 57,762     $142,995     $36,586        $56,715       $51,067     $144,368
Commercial and           25,919        18,518           891       45,328      29,377         16,519         1,993       47,889
 agriculture
Consumer                  7,285        21,454           413       29,152       7,164         20,221           327       27,712
Credit cards and              -         1,231             -        1,231           -          1,268             -        1,268
 related plans
Other                       594           972           304        1,870         622            895           313        1,830
                     ----------    ----------    ----------    ---------    --------     ----------    ----------    ---------

   Total                $66,055       $95,151      $ 59,370     $220,576     $73,749        $95,618       $53,700     $223,067
                     ==========    ==========    ==========    =========    ========     ==========    ==========    =========



                                                      June 30, 1999                       December 31, 1998
                                                   Interest sensitivity                  Interest Sensitivity
                                                ------------------------            ----------------------------
                                                   Fixed        Variable                  Fixed         Variable
                                                    rate          rate                    rate            rate
                                                -----------    ---------            -------------      ---------
                                                                      (Dollars in Thousands)
   Due after one but within five years             $ 70,662     $ 24,489             $     65,888        $29,730
   Due after five years                              32,406       26,964                   30,987         22,713
                                                -----------    ---------            -------------      ---------

      Total                                        $103,068     $ 51,453             $     96,875        $52,443
                                                ===========    =========            =============      =========

Provision for Loan Losses and Allowance for Loan Losses

  Following is a table of activity for loan losses for the periods presented:

                                                    Six Months Ended
                                                        June 30,                                  December 31,
                                              --------------------------    --------------------------------------------------------
                                                   1999          1998         1998        1997        1996        1995        1994
                                              ------------    ----------    --------    --------    --------    --------    --------
                                                 (Dollars in Thousands)                      (Dollars in Thousands)
Balance at beginning of period                     $2,159        $1,553      $1,553      $2,437      $1,892      $1,454      $1,685

Provision of possible loan losses                   1,081           463         931         105       1,088         613         319

Charge-offs:
 Real estate                                            0           111         111         124          36          25          54
 Commercial and Agriculture                         1,100            95          97         982         409         365         462
 Consumer                                              48            65          99          90         181         277         198
 Credit cards                                          18            56          82          34          61          39          22
 All other loans                                       62            40          94           0           0           0           0
                                              -----------     ---------     -------     -------      ------     -------     -------
     Total charge-offs                              1,228           367         483       1,230         687         706         736

Recoveries:
 Real estate                                            1             7          13          14          12          10           9
 Commercial and Agriculture                            39            60         105         202          86          29         123
 Consumer                                              13             6          15          20          37          59          50
 Credit cards                                           3             8          12           5           9           3           4
 All other loans                                       15             3          13           0           0           0           0
                                              -----------     ---------     -------     -------      ------     -------     -------
     Total recoveries                                  71            84         158         241         144         101         186

     Net charge-offs                                1,157           283         325         989         543         605         550
                                              -----------     ---------     -------     -------      ------     -------     -------
Adjustment for acquisitions and sale of
 branches                                               0             0           0           0           0         430           0


     Balance at end of period                      $2,083        $1,733      $2,159      $1,553      $2,437      $1,892      $1,454
                                              ===========     =========     =======     =======      ======     =======     =======
Ratio of net charge-offs to average loans
 (Note 1) outstanding during the period              0.52%         0.15%       0.16%       0.60%       0.37%       0.36%       0.95%

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances for periods ended June 30, 1999 and 1998 and are calculated on the basis of quarter-end balances for years ended December 31, 1998, 1997, 1996, 1995, and 1994.

     The allowance for loan losses is allocated to specific categories of loans, and based on TBI's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, and economic conditions, management believes the allowance for loan losses at June 30, 1999, is adequate to cover losses inherent in the portfolio.

                                  At June 30,
                       1999                        1998
             -------------------------  --------------------------
                              Percent                    Percent
               Allowance     of loans     Allowance     of Loans
               ----------    ---------    ----------    ---------
               (Dollars in Thousands)     (Dollars in Thousands)
Real Estate    $   311         0.14%        $   178       0.09%
Commercial     $   139         0.06%        $   495       0.24%
Consumer       $   148         0.07%        $   144       0.07%
Other          $ 1,485         0.68%        $   916       0.45%
               -------       ------       ---------     ------

Total          $ 2,083         0.95%        $ 1,733       0.85%

                                                            At December 31,
                        1998                       1997                       1996                         1995
             ------------------------   ------------------------    -----------------------    -----------------------
                              Percent                    Percent                    Percent                    Percent
                Allowance    of loans     Allowance     of loans     Allowance     of loans     Allowance     of loans
               ----------    --------     ----------    --------     ----------    --------     ----------    --------
               (Dollars in Thousands)     (Dollars in Thousands)     (Dollars in Thousands)     (Dollars in Thousands)
Real Estate    $   311         0.14%        $   214        0.12%        $   120        0.08%        $   135       0.09%
Commercial     $   383         0.17%        $   179        0.10%        $ 1,317        0.89%        $   677       0.47%
Consumer       $   165         0.07%        $   197        0.11%        $   198        0.13%        $   207       0.14%
Other          $ 1,300         0.59%        $   963        0.53%        $   802        0.54%        $   873       0.61%
               -------       ------       ---------     -------     -----------    --------      ----------   --------

Total          $ 2,159         0.97%        $ 1,553        0.86%        $ 2,437        1.65%        $ 1,892       1.32%

                       1994
            -------------------------
                             Percent
              Allowance     of loans
              ----------    --------
              (Dollars in Thousands)
Real Estate    $   249        0.15%
Commercial     $   490        0.30%
Consumer       $   106        0.07%
Other          $   609        0.38%
            ----------   ---------

Total          $ 1,454        0.90%

          The reserve for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     Non-performing Assets

          Non-performing assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed loans. Such assets do not necessarily represent future losses to TBI since underlying collateral may be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming loans.

                                             June 30,                            December 31,
                                    -----------------------    ------------------------------------------------
                                        1999         1998       1998     1997      1996       1995       1994
                                        ----         ----       ----     ----      ----       ----       ----
                                      (Dollars in Thousands)               (Dollars in Thousands)
Nonaccrual loans                         $  271      $ 232      $ 380    $ 452     $ 2,177   $ 2,521    $ 1,899
Loans past due 90 days or more              296        101        422      439         120       333        361
                                    ---------------------------------------------------------------------------
   Total nonperforming loans             $  567      $ 333      $ 802    $ 891     $ 2,297   $ 2,854    $ 2,260
                                    ===========================================================================

     Total non-performing loans as a percentage of total loans was 0.26% and 0.16% at June 30, 1999 and 1998, respectively, and 0.36%, and 0.49% at December 31, 1998 and 1997, respectively.

     Management does not believe there will be any losses associated with the loans as they have estimated that the underlying collateral could be sold for in excess of the loan balances.

     TBI's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. The additional interest income that TBI would have recognized for the six months ended June 30, 1999 and for the year ended December 31, 1998, if contractural interest on these loans had been recognized, is insignificant.

     At June 30, 1999, there were no commitments to lend additional funds to borrowers whose loans were considered non-performing.

     Management is not aware of any loans other than those included as non-performing loans where known information about possible credit problems causes serious doubts as to the borrower's ability to comply with repayment terms which may result in such loans becoming non-performing.

     The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans. Senior management closely monitors concentrations to individual customers and actively participates within their lending areas. TBI has written policies that require security for loans including liens on residential mortgage loans and certain of the other loans secured by real estate. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. A borrower's ability to honor loan contracts can be largely dependent upon economic conditions within TBI's market areas.

Investments

     The Company classifies debt securities, including mortgage-backed securities, as either held-to-maturity or available-for-sale. Debt securities classified as held-to-maturity are those which the Company has the positive intent and ability to hold until maturity. These securities are carried at amortized cost with premiums and discounts being amortized using the effective interest method over the estimated remaining life of the security. Securities classified as available-for-sale are carried at fair value with unrealized gains or losses (net of deferred income taxes) reflected in stockholders' equity. Gains and losses recognized on the sale of securities are based on the specific identification method. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U. S. Government or its agencies. Mortgage-backed securities that are held-to-maturity are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the straight-line method over the remaining period to contractual maturity. The mortgage-backed securities that are available-for-sale are carried at fair value. Market interest rate fluctuations can affect the prepayment speed of principal and the market value and yield on the security. As of December 31, 1998 and June 30, 1999, TBI's securities are classified as either available for sale or held to maturity.

     The following table represents the composition of investment securities for the periods presented:

                                                      June 30,                          December 31,
                                              ----------------------       ------------------------------------
                                                1999           1998             1998         1997        1996
                                                ----           ----             ----         ----        ----
                                               (Dollars in Thousands)           (Dollars in Thousands)
Held-to-Maturity:
 Obligations of states and
   Political subdivisions                     $  3,889      $   6,461        $   4,925     $  9,077   $  12,084
 Mortgage backed securities                      2,967          9,814            5,237       12,213      15,511
                                             ---------      ---------        ---------     --------   ---------
                                              $  6,856      $  16,275        $  10,162     $ 21,290   $  27,595
                                             =========      =========        =========     ========   =========

Available-for-Sale:
 U.S. Treasury and other U.S.                 $ 78,501      $  40,914        $  50,761     $ 26,736   $  32,173
   Government agencies and
   Corporations
 Obligations of states and                       7,583          5,531            7,897            0           0
   Political subdivisions
 Mortgage-backed securities                     35,187         52,575           46,525       66,470      71,564
 Other securities                                1,355          1,222            1,222        1,162       1,036
                                             ---------      ---------        ---------     --------   ---------
 Total                                        $122,626      $ 100,242        $ 106,405     $ 94,368   $ 104,773
                                             =========      =========        =========     ========   =========

Investment Securities--Maturities and Yields

     The following tables show the maturities and yields of the various forms of investment securities at June 30, 1999 and December 31, 1998.

                                                              June 30, 1999
                                    --------------------------------------------------------------
                                         In one year          After one to           After five
                                           or less             five years              years
                                    --------------------------------------------------------------
                                      Amount     Yield      Amount     Yield      Amount     Yield
                                      -------    ------    --------    ------    --------    ------
                                                         (Dollars in Thousands)
Held-to-Maturity:
 Obligations of states and             $1,530     7.29%     $ 1,685     8.42%     $   674     8.68%
   Political subdivisions (1)
 Mortgage-backed securities               701     4.95%       2,266     5.34%           -        -
                                    ---------   ------     --------   ------    ---------   ------

 Total                                 $2,231     6.55%     $ 3,951     6.65%     $   674     8.68%
                                    =========   ======     ========   ======    =========   ======

Available-for-Sale:
 U.S. Treasury and other U.S.          $6,034     5.31%     $63,312     5.71%     $10,508     6.16%
   Government agencies and
   Corporations
 Obligations of states and                  -        -            -        -        7,780     6.67%
   Political subdivisions (1)
 Mortgage-backed securities                 -        -        2,801     5.61%      32,848     5.87%
 Other securities                       1,355     5.04%           -        -            -        -
                                    ---------   ------     --------   ------    ---------   ------

 Total                                 $7,389     5.26%     $66,113     5.71%     $51,136     6.05%
                                    =========   ======     ========   ======    =========   ======

                                                           December 31, 1998
                                    --------------------------------------------------------------
                                        In one year          After one to           After five
                                          or less             five years               years
                                    --------------------------------------------------------------
                                      Amount     Yield      Amount     Yield      Amount     Yield
                                      -------    -----     --------    -----     --------    -----
                                                         (Dollars in Thousands)
Held-to-Maturity:
 Obligations of states and             $1,461     7.56%     $ 2,738     8.02%     $   726     8.72%
   Political subdivisions (1)
 Mortgage-backed securities             1,582     5.77%       3,655     5.28%           -        -
                                    ---------   ------     --------   ------    ---------   ------

 Total                                 $3,043     6.63%     $ 6,393     6.45%     $   726     8.72%
                                    =========   ======     ========   ======    =========   ======

Available-for-Sale:
 U.S. Treasury and other U.S.          $6,012     5.50%     $28,373     5.57%     $16,058     6.17%
   Government agencies and
   Corporations
 Obligations of states and                  -        -            -        -        7,782     6.67%
   Political subdivisions (1)
 Mortgage-backed securities                 -        -        3,853     4.85%      43,067     5.64%
 Other securities                       1,222     4.78%           -                     -        -
                                    ---------   ------     --------   ------    ---------   ------

 Total                                 $7,234     5.37%     $32,226     5.48%     $66,907     5.89%
                                    =========   ======     ========   ======    =========   ======

(1)  Yield presented on a tax-equivalent basis assuming a tax rate of 34.00%

     Other equity securities include FHLB stock of $1,301,000 at June 30, 1999 and $1,168,000 at December 31, 1998, Federal Reserve Bank (FRB) stock of $46,000 at June 30, 1999 and December 31, 1998, and Texas Independent Bank stock of $8,000 at June 30, 1999 and December 31, 1998. The dividends received on the FHLB stock provided an annualized return of 5.00% and 5.50% for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively. The dividends received on the FRB stock provided an annualized return of 6.00% for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively.

Deposits

     The deposit base provides the major funding source for the interest earning assets of TBI. In general, TBI's deposits have increased during the period from December 31, 1997 to December 31, 1998, as well as from June 30, 1998 to June 30, 1999. Management believes that demand, savings and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit in excess of $100,000 and public funds are more interest rate sensitive and, thus, not viewed as part of the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates of deposit less than $100,000 as more stable growth.

     The following table reflects the average balance (Note 1) and average interest rate paid (Note 2) on deposits for the period presented.

                                  Six Month Ended        Six Month Ended
                                   June 30, 1999          June 30, 1998
                              --------------------     --------------------
                               Average     Average      Average     Average
                               Balance     (2)Rate      Balance     (2)Rate
                              --------------------     --------------------
                                           (Dollars in Thousands)
Demand deposits                 $ 62,974    0.00%        $ 53,735      0.00%
NOW accounts                      56,846    1.81%          52,298      2.22%
Savings accounts                  24,876    2.18%          23,995      3.03%
Money market accounts             58,352    3.57%          45,509      3.69%
Time                             149,442    4.82%         143,476      5.23%
                              ------------------      ---------------------

                                $352,490    3.08%        $319,013      3.47%
                              ==================      =====================

                                                           Year Ended
                              ------------------------------------------------------------------
                                 December 31, 1998      December 31, 1997      December 31, 1996
                              --------------------   --------------------    -------------------
                                 Average   Average      Average   Average      Average   Average
                                 Balance     Rate       Balance     Rate       Balance     Rate
                              --------------------   --------------------    -------------------
                                                     (Dollars in Thousands)
Demand deposits                  $ 58,524     0.00%     $ 49,532     0.00%     $ 44,433     0.00%
NOW accounts                       55,566     2.14%       46,584     2.23%       43,972     2.15%
Savings accounts                   23,945     3.03%       23,440     3.10%       24,476     3.23%
Money market accounts              49,804     3.70%       40,320     3.45%       33,410     3.16%
Time                              145,211     5.19%      137,905     5.16%      130,688     5.16%
                              --------------------    -------------------    -------------------

                                 $333,050     3.39%     $297,781     3.45%     $276,979     3.44%
                              ====================    ===================    ===================

(Note 1) The average balances for the purpose of the above tables are calculated on the basis of month-end balances for periods ended June 30, 1999 and 1998, and are calculated on the basis of quarter-end balances for years ended December 31, 1998, 1997, and 1996.

(Note 2)  Average rates for these periods have been annualized.

     The following tables reflect the maturities of certificates of deposits $100,000 or greater as of June 30, 1999 and December 31, 1998.

                                 June 30, 1999                            December 31, 1998
                    -----------------------------------          ----------------------------------
                         3 Months        3-12      1-5                3 Months     3-12        1-5
                         or less        Months    Years               or less     Months      Years
                         -------        ------    -----               -------     ------      -----

                               (Dollars in Thousands)                   (Dollars in Thousands)

Time                   $ 22,198       $ 27,336    $ 2,927            $ 15,651     $ 28,270   $ 5,379

Return on Equity and Assets

     The following table sets forth TBI's ratios for the periods indicated.

                                                  Six Months Ended                     Year Ended
                                                      June 30,                         December 31,
                                               -------------------         -----------------------------------
                                                 1999       1998                1998         1997      1996
                                                 ----       ----                ----         ----      ----
Return on average assets (Note 1 and 2)           1.03%       0.89%              0.91%         0.87%      0.20%
Return on average equity (Note 1 and 2)          12.51%      10.64%             10.86%        10.52%      2.45%
Dividend payout ratio on common shares              --         --                  --            --         --
Average equity to average assets (Note 1)         8.26%       8.36%              8.35%         8.28%      8.11%

(Note 1) The average balances for the purpose of the above table are calculated on the basis of month-end balances for periods ended June 30, 1999 and 1998 and are calculated on the basis of quarter-end balances for years ended December 31, 1998, 1997, and 1996.
(Note 2) Return on average assets and return on average equity for June 30, 1999 and June 30, 1998 have been annualized.

Liquidity

     TBI's principal source of funds consists of dividends from its subsidiary banks, which derive their funds from deposits, interest, and principal payments on loans and investment securities, sales of investment securities and borrowings. For the six month period ended June 30, 1999, TBI realized proceeds from sales and maturities of investments of $27,765,000, a net increase in deposits of $802,000 and net cash provided by operating activities of $2,601,000. Funds were used to acquire investment securities of $42,856,000. For the six month period ended June 30, 1998, TBI realized proceeds from sales and maturities of investments of $30,171,000, a net increase in deposits of $14,844,000 and net cash provided by operating activities of $2,600,000. Funds were used to acquire investment securities of $31,495,000 and fund a net increase in loans to customers of $21,732,000. For the year ended December 31, 1998, TBI realized proceeds from sales and maturities of investments of $64,957,000, a net increase in deposits of $42,736,000 and net cash provided by operating activities of $5,577,000. Funds were used to acquire investment securities of $67,177,000 and fund a net increase in loans to customers of $41,506,000. For the year ended December 31, 1997, TBI realized proceeds from sales and maturities of investment securities of $38,232,000, net cash provided by operating activities of $3,680,000 and a net increase in deposits of $19,273,000. These proceeds were partially offset by a purchase of investment securities of $26,354,000 and a net increase in loans to customers of $33,606,000. For the year ended December 31, 1996, TBI realized proceeds from sales and maturities of investment securities of $52,899,000, net cash provided by operating activities of $3,157,000, and a net income in deposits of $9,319,000. These proceeds were partially offset by a purchase of investment securities of $59,045,000 and a net increase in loans to customers of $11,065,000.

     Asset liquidity is provided by cash and federal funds sold. Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing accounts in TBI's market areas. TBI does not have and does not solicit brokered deposits.

     Federal funds purchased and short-term borrowings by TBI are additional sources of liquidity. These sources of liquidity are short-term in nature and are used by TBI as necessary to fund asset growth and meet short-term liquidity needs. As of June 30, 1999 and 1998, and December 31, 1998 and 1997, TBI had no federal funds purchased and no borrowings on securities sold under repurchase agreements. TBI had $3,373,000 and $2,935,000 outstanding under lines of credit at the Federal Home Loan Bank on June 30, 1999 and December 31, 1998, respectively. There were no outstanding balances with the Federal Home Loan Bank at June 30, 1998 or December 31, 1997.

Capital

     TBI's total shareholders' equity as of June 30, 1999 was $32,559,000, an increase of $660,000 or 2.08%, compared with shareholders' equity of $31,893,000 as of December 31, 1998.

     Total shareholders' equity as of December 31, 1998 was $31,893,000, an increase of $3,280,000 or 11.46%, compared with shareholders' equity of $28,613,000 as of December 31, 1997.

     TBI is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on TBI's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, TBI must meet specific capital guidelines that involve quantitative measures of TBI's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. TBI's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require TBI to maintain minimum amounts and ratios, set forth in the table below of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes that TBI meets, as of June 30, 1999 and December 31, 1998, all capital adequacy requirements to which it is subject.

     As of June 30, 1999 and December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency and the FDIC categorized the TBI's subsidiary banks and the consolidated entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks and the consolidated entity must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the banks' or consolidated entity's category.

TBI's actual capital amounts and ratios are also presented in the following table:

                                                          Actual                                Actual
                                                          Amount                                Ratios
                                                        -----------                            ---------
                                                        (Dollars in Thousands)

                                                           First      Bank of                   First     Bank of
                                                         National      South                   National    South
                                          Consolidated     Bank        Texas    Consolidated     Bank      Texas
                                          ------------  -----------  ---------  ------------   --------   -------
As of June 30, 1999:
  Total capital (to risk weighted            $31,817       20,229     11,014         12.89%     11.01%    17.22%
   assets)
  Tier 1 capital (to risk weighted           $29,734       18,568     10,592         12.05%     10.11%    16.56%
   assets)
  Tier 1 capital (to average assets)         $29,734       18,568     10,592          7.67%      6.91%     8.86%

As of June 30, 1998:
  Total capital (to risk weighted            $27,194       17,137      9,366         11.83%     10.17%    15.37%
   assets)
  Tier 1 capital (to risk weighted           $25,461       15,780      8,990         11.08%      9.37%    14.75%
   assets)
  Tier 1 capital (to average assets)         $25,461       15,780      8,990          7.26%      6.70%     7.76%

As of December 31, 1998:
  Total capital (to risk weighted            $29,614       18,762     10,156         11.97%     10.05%    15.75%
   assets)
  Tier 1 capital (to risk weighted           $27,567       17,031      9,728         11.14%      9.12%    15.09%
   assets)
  Tier 1 capital (to average assets)         $27,567       17,031      9,728          7.44%      6.72%     8.26%

As of December 31, 1997:
  Total capital (to risk weighted            $25,213       15,932      8,577         11.90%     10.30%    15.30%
   assets)
  Tier 1 capital (to risk weighted           $23,660       14,685      8,270         11.20%      9.50%    14.70%
   assets)
  Tier 1 capital (to average assets)         $23,660       14,685      8,270          7.11%      6.70%     7.20%

     The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity less goodwill and certain other intangibles, while total capital consists of core capital, certain debt instruments and a portion of the reserve for credit losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 11.14% and 11.20% and risk-weighted total capital ratios of 11.97% and 11.90% for December 31, 1998 and 1997, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 13 to notes to Consolidated Financial Statements). At June 30, 1999 and 1998, respectively, the Company had risk-weighted Tier 1 capital ratios of 12.05% and 11.08% and risk-weighted total capital ratios of 12.89% and 11.83%.

Impact of Inflation, Changing Prices and Monetary Policies

     The financial statements and related financial data concerning TBI presented in this proxy statement-prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of TBI is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in price. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of TBI, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in the United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and effect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on TBI and its subsidiary banks and their results of operations are not predictable.

Year 2000 Compliance

     In 1997, TBI initiated a plan to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Year 2000 plan is addressing the issue of computer programs and embedded computer chips being able to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. TBI has divided the Plan into five major phases - assessment, planning, conversion, implementation and testing. In 1997, TBI completed the assessment and planning phases. In 1998, TBI conducted testing on critical systems followed by any necessary implementation or conversion processes. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. At mid-1999, TBI had completed all testing and implementation phases for critical systems. TBI had also completed written contingency plans and tested the plans accordingly.

     TBI is in the process of identifying and contacting critical suppliers and customers whose computerized systems interface with TBI's systems, regarding their plans and progress in addressing their Year 2000 issues. TBI has received varying information from such third parties on the state of compliance or expected compliance. Contingency plans are being developed in the event that any critical supplier or customer is not compliant.

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect TBI's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, TBI is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on TBI's operations, liquidity or financial condition.

Recent Accounting Pronouncements

     TBI adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective January 1, 1996. This statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles which must be disposed. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion, No. 30. The adoption of this statement did not have a material impact on TBI's consolidated financial position, results of operation, or liquidity.

     In 1997, TBI adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 permits companies to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. In management's opinion, the existing stock option valuation models do not necessarily provide a reliable single measure of stock option fair value. Therefore, as permitted, TBI will continue to apply the existing accounting rules under APB No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1997 and subsequent years as if the fair-value-based method defined in SFAS No. 123 had been applied.

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. SFAS No. 127 defers portions of SFAS No. 125 to be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1997. These statements are to be applied prospectively. SFAS No. 125 provides accounting and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material impact on TBI's consolidated financial position, results of operations, or liquidity.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces primary EPS and fully diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the basic EPS computation to the diluted EPS. Basic EPS is calculated by dividing net income available to common shareholders, by the weighted average of number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options are considered in earnings per share calculations if dilutive, using the treasury stock method. SFAS No. 128 was effective for financial statements issued for periods ending after December 15, 1997, including interim periods. TBI adopted SFAS No. 128 in 1997, accordingly, all prior-period earnings per share data presented in the accompanying consolidated financial statements has been restated to conform to the requirements of SFAS No. 128.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 was effective for fiscal years beginning after December 15, 1997. The adoption of this Statement did not have a material impact on TBI's consolidated financial position, results of operations, or liquidity.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, the "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a "fair value hedge," a "cash flow hedge," or a hedge of a foreign currency exposure of a net investment in a foreign operation. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137 which delayed the adoptions of SFAS No. 133 for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management of TBI does not expect that the adoption of SFAS No. 133 will have a material impact on TBI's financial position, results of operation, or liquidity.

--------------------------------------------------------------------------------

 In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor TBI has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated September 15, 1999. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.
--------------------------------------------------------------------------------

                         Independent Auditor's Report


The Board of Directors
Texas Bancshares, Inc. and Subsidiaries
San Antonio, Texas

We have audited the accompanying consolidated balance sheets of Texas Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

/S/KPMG LLP

February 25, 1999
San Antonio, Texas

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets
           June 30, 1999 (unaudited) and December 31, 1998 and 1997
                     (000's omitted, except share amounts)

                                                                                 June 30,                December 31,
                                                                                 --------                ------------
                                  Assets                                           1999              1998             1997
                                  ------                                           ----              ----             ----
                                                                                (unaudited)
Cash and due from banks                                                           $ 17,139       $   16,256       $    14,048
Federal funds sold                                                                  10,675           19,900            15,225
                                                                             -------------     ------------     -------------
          Total cash and cash equivalents                                           27,814           36,156            29,273
Securities held-to-maturity (note 3)                                                 6,856           10,162            21,290
Securities available-for-sale (notes 4 and 8)                                      122,626          106,405            94,368
Loans, less unearned discount (notes 2 and 5)                                      219,232          221,902           180,615
  Less allowance for possible loan losses (note 5)                                   2,083            2,159             1,553
                                                                             -------------     ------------     -------------
          Net Loans                                                                217,149          219,743           179,062
Premises and equipment, net (note 6)                                                 8,311            8,452             8,477
Other real estate owned                                                                435              551               687
Intangible assets                                                                    4,152            4,413             4,881
Other assets (note 7)                                                                5,551            5,016             4,016
                                                                             -------------     ------------     -------------
          Total Assets                                                            $392,894       $  390,898       $   342,054
                                                                             =============     ============     =============

                   Liabilities and Stockholders' Equity
                   ------------------------------------
Deposits:
  Demand                                                                          $ 64,710       $   63,988       $    51,319
  NOW                                                                               54,054           64,545            52,080
  Money market funds                                                                63,074           55,064            44,289
  Savings                                                                           24,559           24,366            23,466
  Time (note 10)                                                                   148,077          145,709           139,782
                                                                             -------------     ------------     -------------
          Total deposits                                                           354,474          353,672           310,936
Note payable (note 8)                                                                3,373            2,935                 -
Other liabilities (note 7)                                                           2,488            2,398             2,505
                                                                             -------------     ------------     -------------
          Total liabilities                                                        360,335          359,005           313,441
                                                                             -------------     ------------     -------------

Stockholders' equity (note 13):
  Common stock of no par value; authorized 10,000,000 shares;
    issued 2,003,400 shares                                                            334              334               334
  Preferred stock of no par value; authorized 1,000,000 shares;
    no shares issued                                                                     -                -                 -
  Surplus                                                                            2,375            2,375             2,375
  Treasury stock; 36,864 shares                                                       (112)            (112)             (112)
  Undivided profits                                                                 31,289           29,271            25,944
  Accumulated other comprehensive income - unrealized gains
    on securities available for sale, net of
    deferred income taxes                                                           (1,327)              25                72
                                                                             -------------     ------------     -------------
          Total stockholders' equity                                                32,559           31,893            28,613
                                                                             -------------     ------------     -------------

Commitments and contingent liabilities (notes 11 and 14)                                 -                -                 -
                                                                             -------------     ------------     -------------
          Total Liabilities and Stockholders' Equity                              $392,894       $  390,898       $   342,054
                                                                             =============     ============     =============

See accompanying notes to consolidated financial statements.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
          Consolidated Statements of Income and Comprehensive Income
              Six Months Ended June 30, 1999 and 1998 (unaudited)
                 Years ended December 31, 1998, 1997, and 1996
                   (000's omitted, except per share amounts)

                                                                    Six Months Ended                    Year Ended
                                                                        June 30,                       December 31,
                                                                        --------                       ------------
                                                                   1999          1998         1998         1997         1996
                                                                   ----          ----         ----         ----         ----
Interest income:
  Interest and fees on loans (note 5)                               $ 9,723       $ 8,858      $18,876      $15,262      $14,104
  Interest on Federal funds sold                                        303           419          709          453          629
  Interest on due from banks - time                                       6             3           11           26           41
  Interest on securities:
     Taxable                                                          3,147         3,122        6,055        7,504        6,201
     Tax - exempt                                                       296           216          525          493          597
                                                                ----------------------------------------------------------------
              Total interest income                                  13,475        12,618       26,176       23,738       21,572
                                                                ----------------------------------------------------------------
Interest expense:
  Interest on time deposits (note 10)                                 3,604         3,753        7,533        7,122        6,745
  Interest on savings, NOW and money market funds                     1,828         1,784        3,756        3,160        2,792
  Other interest expense                                                 91             0           23          101          193
                                                                ----------------------------------------------------------------
              Total interest expense                                  5,523         5,537       11,312       10,383        9,730
                                                                ----------------------------------------------------------------
              Net interest income                                     7,952         7,081       14,864       13,355       11,842
Provision for possible loan losses (note 5)                           1,081           463          931          105        1,088
                                                                ----------------------------------------------------------------
  Net interest income after provision for possible loan losses        6,871         6,618       13,933       13,250       10,754
                                                                ----------------------------------------------------------------
Other operating income:
  Service charges on deposit accounts                                 2,262         2,096        4,380        2,615        2,429
  Other fees and commissions                                            148           148          281          192          192
  Gain on sale of securities, net (note 4)                              228            18           70           89           30
  Other operating income                                                702            83          148          206          154
                                                                ----------------------------------------------------------------
              Total other operating income                            3,340         2,345        4,879        3,102        2,805
                                                                ----------------------------------------------------------------
Other operating expenses:
  Salaries and employee benefits (note 9)                             3,479         3,235        6,728        5,733        5,118
  Occupancy, furniture and equipment expense (note 6)                   929           947        1,915        1,917        1,776
  Other operating expenses                                            2,827         2,423        5,217        4,445        5,838
                                                                ----------------------------------------------------------------
              Total other operating expenses                          7,235         6,605       13,860       12,095       12,732
                                                                ----------------------------------------------------------------

              Income before federal income taxes                      2,976         2,358        4,952        4,257          827
                                                                ----------------------------------------------------------------
Federal and state income tax expense (benefit) (note 7):
  Current                                                               941           728        1,664        1,001          798
  Deferred                                                               17            70          (39)         396         (582)
                                                                ----------------------------------------------------------------
              Total federal and state income tax expense                958           798        1,625        1,397          216
              Net income                                              2,018         1,560        3,327        2,860          611
Other comprehensive income - unrealized gains
(losses) on securities available for sale                            (1,352)         (128)         (47)         153          207
                                                                ================================================================
Comprehensive Income                                                $   666       $ 1,432      $ 3,280      $ 3,013      $   818
                                                                ================================================================

Earnings per common share (note 15):
             Basic earnings                                         $  1.03       $  0.79      $  1.69      $  1.45      $  0.31
                                                                ================================================================

             Diluted earnings                                       $  1.02       $  0.78      $  1.68      $  1.45      $  0.31
                                                                ================================================================

See accompanying notes to consolidated financial statements.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity
                  Six Month Ended June 30, 1999 (unaudited),
               And Years Ended December 31, 1998, 1997 and 1996
                                (000's omitted)

                                                                                                   Net
                                                                                                unrealized
                                                                                                   gains
                                                                                                (losses) on        Total
                                                                                                 securities        Stock
                                      Common Stock                    Treasury      Undivided    available-       holders'
                                     Shares    Amount     Surplus       stock        profits       for-sale        equity
                                     ------    ------     -------       -----        -------       --------        ------
Balances at December 31,
1995                                  1,002     $ 167     $ 2,542      $  (112)     $ 22,473       $   (288)     $ 24,782

Net income                                -         -           -            -           611              -           611

Other comprehensive
income                                    -         -           -            -             -            207           207
                                     -------------------------------------------------------------------------------------

Balances at December 31,
1996                                  1,002     $ 167     $ 2,542      $  (112)     $ 23,084       $    (81)     $ 25,600

Net income                                -         -           -            -         2,860              -         2,860

Other comprehensive
income                                    -         -           -            -             -            153           153

Stock split                           1,001       167        (167)           -             -              -             -
                                     -------------------------------------------------------------------------------------

Balances at December 31,
1997                                  2,003     $ 334     $ 2,375      $  (112)     $ 25,944       $     72      $ 28,613

Net income                                -         -           -            -         3,327              -         3,327

Other comprehensive
income                                    -         -           -            -             -            (47)          (47)

                                     -------------------------------------------------------------------------------------

Balances at December 31,
1998                                  2,003     $ 334     $ 2,375      $  (112)     $ 29,271       $     25      $ 31,893

Net income                                -         -           -            -         2,018              -         2,018

Other comprehensive
income                                    -         -           -            -             -         (1,352)       (1,352)

Balances at June 30,
                                     -------------------------------------------------------------------------------------
1999                                  2,003     $ 334     $ 2,375      $  (112)     $ 31,289       $ (1,327)     $ 32,559
                                     =====================================================================================

See accompanying notes to consolidated financial statements.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
              Six Months Ended June 30, 1999 and 1998 (unaudited)
               And Years ended December 31, 1998, 1997 and 1996
                                (000's omitted)

                                                                      Six Months Ended
                                                                          June 30,                 Years Ended December 31,
                                                                          --------                 ------------------------
                                                                      1999         1998         1998         1997         1996
                                                                      ----         ----         ----         ----         ----
Cash flows from operating activities:
  Net income                                                           $ 2,018      $ 1,560      $ 3,327      $ 2,860      $   611
  Adjustments to reconcile net income to net cash provided by operations:
         Depreciation                                                      409          419          832          833          840
         Net accretion/amortization of securities                          261          305          621          259          221
         Provision for possible loan losses                              1,081          463          931          105        1,088
         Deferred Federal income taxes                                      17           70          (39)         396         (582)
         (Gain) Loss on sale and provision for writedowns
              of other real  estate owned, net                              14           (3)          45          147          218
         Other assets, net                                                (535)        (824)        (649)        (629)         539
         Other liabilities, net                                            (90)         384          107         (702)        (237)
         (Gain) Loss on sale of securities, net                           (228)         (18)         (70)         (89)         (30)
         (Gain) Loss on sale of repossessed and other assets,
              net                                                         (632)          (9)           5            1            5
         Amortization of intangible assets                                 286          253          467          499          484
                                                                  -----------------------------------------------------------------
            Net cash provided by operating activities                    2,601        2,600        5,577        3,680        3,157
                                                                  -----------------------------------------------------------------

Cash flows from investing activities:
         Purchases of securities held-to-maturity                            -         (728)        (165)         (26)        (693)
         Proceeds from maturities and principal collections of
              securities held-to-maturity                                3,284        5,140       11,219        6,252        6,156
         Purchases of securities available-for-sale                    (42,856)     (30,767)     (67,012)     (26,328)     (58,352)
         Proceeds from sales of securities available-for-sale           10,103        7,865       12,135       11,103       35,678
         Proceeds from maturities and principal collections of
              securities available-for-sale                             14,378       17,166       41,603       20,877       11,065
         Loans, net                                                      2,881      (21,732)     (41,506)     (33,606)      (3,746)
         Purchases of premises and equipment                            (1,589)        (904)        (991)      (1,195)        (970)
         Proceeds from sales of premises and equipment                   1,268           52           52          184            0
         Proceeds from sales of other real estate owned                    201           90           91          680            0
         Recoveries of charged off loans                                    71           84          158           65          144
         Proceeds from sale of repossessed and other assets                 76           24           51           48           69
         Organizational costs                                                0            0            0           (6)         (41)
                                                                  -----------------------------------------------------------------
            Net cash used by investing activities                      (12,183)     (23,710)     (44,365)     (21,952)     (10,690)
                                                                  -----------------------------------------------------------------

Cash flows from financing activities:
         Deposits, net                                                     802       14,844       42,736       19,273        9,319
         Loan proceeds, net                                                438            0        2,935      (1,902)         (634)
                                                                  -----------------------------------------------------------------
            Net cash provided by financing activities                    1,240       14,844       45,671       17,371        8,685
                                                                  -----------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                        (8,342)      (6,266)       6,883         (901)       1,152
Cash and cash equivalents, beginning of year                            36,156       29,273       29,273       30,174       29,022
                                                                  -----------------------------------------------------------------
Cash and cash equivalents, end of year                                 $27,814      $23,007      $36,156      $29,273      $30,174
                                                                  =================================================================

See accompanying notes to consolidated financial statements.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
               Consolidated Statements of Cash Flows (Continued)
              Six Months Ended June 30, 1999 and 1998 (unaudited)
               And Years Ended December 31, 1998, 1997 and 1996
                                (000's omitted)

                                                                Six Months Ended
                                                                     June 30,                 Years Ended December 31,
                                                                     --------                 ------------------------
                                                                1999         1998         1998          1997         1996
                                                                ----         ----         ----          ----         ----
Supplemental disclosures of cash flow information:
   Interest paid                                             $ 5,626      $ 5,677      $11,311       $ 9,837      $ 9,512
   Income taxes paid                                             850          925        1,825           845          645
   Income taxes refunded                                           0           12           12           340           29
   Loans transferred to other real estate owned                  107           33           33            39          172
   Loans transferred to other assets                              64           30           59            38           60

See accompanying notes to consolidated financial statements.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

(1)      Summary of Organization and Significant Accounting Policies
         -----------------------------------------------------------

         Organization
         ------------

         The consolidated financial statements include the accounts of TBI, Inc. (Parent Company) and its wholly-owned subsidiaries, First National Bank of South Texas (FNB), Bank of South Texas (BOST), and Texas Bancshares Subsidiary Corporation (Subsidiary), collectively called the Company. All significant intercompany accounts and transactions have been eliminated.

         The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

         The Company is engaged in the business of banking, including the acceptance of checking and savings deposits and the making of residential, commercial, real estate, and consumer loans to customers principally located in Nueces, Wilson, Bexar, Atascosa and Jim Wells counties in south Texas. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their loans is dependent upon the economic conditions in the area, especially in the agricultural and commercial business sectors. The Company competes for deposits and loans principally with other commercial banks, savings and loan associations and credit unions in the above mentioned counties. In addition, the Company is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in laws and regulations. Also, the Company's investment portfolio is directly impacted by fluctuations in market interest rates.

         The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of those policies.

         Cash Equivalents
         ----------------

         For purposes of the consolidated statements of cash flows, the Company considers cash equivalents to be cash on hand, cash items in process, amounts due from banks, and Federal funds sold.

         Securities Held-to-Maturity and Securities Available-for-Sale
         -------------------------------------------------------------

         The Company classifies debt securities, including mortgage-backed securities, as either held-to-maturity or available-for-sale. Debt securities classified as held-to-maturity are those which the Company has the positive intent and ability to hold until maturity. These securities are carried at amortized cost with premiums and discounts being amortized using the effective interest method over the estimated remaining life of the security. Securities classified as available-for-sale are carried at fair value with unrealized gains or losses (net of deferred income taxes) reflected in stockholders' equity. Gains and losses recognized on the sale of securities are based on the specific identification method.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

         Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U. S. Government or its agencies. Mortgage-backed securities that are held-to-maturity are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the straight-line method over the remaining period to contractual maturity. The mortgage-backed securities that are available-for-sale are carried at fair value. Market interest rate fluctuations can affect the prepayment speed of principal and the market value and yield on the security.

         Loans
         -----

         Loans are reported at their principal amounts, net of unearned income and allowance for possible loan losses. Management, considering current information and events regarding the borrowers ability to repay their obligation, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. An impaired loan is to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

         Interest Income on Loans
         ------------------------

         Interest income is accrued as earned on loans. When a loan, in management's judgment, becomes doubtful as to the collection of accrued interest income, it is placed on a non-accrual status. Interest payments received on non-accrual loans are recognized as income on a cash basis.

         Provision and Allowance for Possible Loan Losses
         ------------------------------------------------

         The provision for possible loan losses charged to operating expense is based on past loan loss experience and other factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors include the growth and composition of the loan portfolio, the relationship of the allowance to loans outstanding and economic conditions.

         Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         Unearned Discount
         -----------------

         Loans are frequently made on a discount basis. The amount of the discount is subsequently included in interest income ratably over the term of the related loans under the sum-of-the-digits (Rule of 78th's) method which approximates the interest method.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

         Premises and Equipment
         ----------------------

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.

         Other Real Estate Owned
         -----------------------

         Real estate acquired by foreclosure or deeds in lieu of foreclosure are carried at the lower of the recorded investment in the property or its fair value (determined by independent appraisal), less estimated costs to sell. Prior to foreclosure, the value of the underlying loan is written up or down to the fair value of the real estate to be acquired by a charge to the allowance for possible loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Net operating expenses of such properties and losses on their disposition are included in other operating expenses. If gains occur on disposition, the results are included in other operating income.

         Federal and State Income Taxes
         ------------------------------

         The Company files a consolidated Federal income tax return with BOST and FNB. The Parent Company, FNB and BOST each file separate franchise tax returns with the state of Texas. Subsidiary files a separate franchise tax return in Delaware. The Company accounts for income taxes under the asset and liability method which requires that deferred income taxes be recognized for the tax consequences of temporary differences (differences between the financial statement carrying amount and the tax bases of assets and liabilities) at the enacted statutory tax rates applicable to the future years in which those differences are expected to reverse.

         Intangible Assets
         -----------------

         Intangible assets include goodwill and organizational costs. The goodwill represents the cost in excess of the fair market value on the acquisition of Floresville Bancshares, Inc. in 1988, the acquisition of certain assets and liabilities of the First National Bank of Poth (a branch of BOST) in 1991, the acquisition of certain assets and liabilities of the Alice branch of the First Federal Savings Bank (a branch of FNB) in 1993, the merger with State Bank of La Vernia (a branch of FNB) in 1995, the acquisition of certain assets and liabilities of the Pleasanton branch of Bank of America (a branch of FNB) in 1995, and the acquisition of certain assets and liabilities of the Floresville branch of Bank of America (a branch of BOST) in 1995. Amortization is on a straight-line basis over 15 years, 7 years, 15 years, 15 years, 15 years and 15 years, respectively. The organizational costs were incurred to open the Alice, La Vernia, Pleasanton, Floresville, Corpus Christi, and San Antonio branches. The Company will adopt AICPA Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" during 1999. This Statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company does not expect that adoption of this Statement will have a material impact on the Company's operations, liquidity, or financial condition.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

         Impairment of Long-Lived Assets and for Long-Lived Assets to be
         ---------------------------------------------------------------
         Disposed Of
         -----------

         The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121 (Statement 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         Stock Options
         -------------

         The Company accounts for its stock option plan in accordance with Statement of Financial Accounting Standards No. 123 (Statement 123), "Accounting for Stock-Based Compensation". Statement 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

         Transfers and Servicing of Financial Assets and Extinguishments of
         ------------------------------------------------------------------
         Liabilities
         -----------

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 125, (Statement 125) "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement of Financial Accounting Standards No. 127, (Statement
         127) "Deferral of the Effective Date of Certain Provisions of FASB No. 125." Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of Statement 125 and 127 did not have a material impact on the Company's financial position, results of operations, or liquidity.

         Earnings Per Common Share Computations
         --------------------------------------

         Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, (Statement 128) "Earnings per Share." Statement 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) and replaces primary EPS and fully diluted EPS on the face of the income statement for all entities with complex capital

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

         structures and requires a reconciliation of the basic EPS computation to the diluted EPS. Basic EPS is calculated by dividing net income available to common shareholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options are considered in earnings per share calculations if dilutive, using the treasury stock method. Statement 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. All prior-period earnings per share data presented in the accompanying consolidated financial statements has been restated to conform to the requirements of Statement 128.

         Comprehensive Income
         --------------------

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, ("Statement 130") "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Statement 130 requires that an enterprise
         (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement 130 is effective for fiscal years beginning after December 15, 1997. The provisions of Statement 130 were adopted by the Company as of January 1, 1998. The adoption of Statement 130 did not have a material impact on the Company's financial position, results of operation, or liquidity.

         Reclassifications
         -----------------

         Certain 1996 and 1997 balances have been reclassified to conform to the 1998 presentation. Such reclassifications had no effect on net income or total stockholders' equity.

(2)      Related Party Transactions
         --------------------------

         The Company has had, in the ordinary course of business, banking transactions (primarily loans) with officers, directors, and their affiliates. In management's opinion, all such transactions have been on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others and have not included more than the normal risk of collectibility or other unfavorable features. The loans outstanding to officers and directors, including loans made to companies in which the officers and directors exercise control through direct and indirect ownership, were as follows:

                Balance at December 31, 1997                $ 1,566
                    1998 additional loans                       727
                    1998 paydowns on loans                      967
                                                           --------
                Balance at December 31, 1998                $ 1,326
                    1999 additional loans                       517
                    1999 paydowns on loans                      372
                                                           --------
                Balance at June 30, 1999 (unaudited)        $ 1,471
                                                           ========

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

         Loans are purchased and sold between Banks. The loan balances related to such transactions were as follows:

         Period ended June 30, 1999: (unaudited)                   FNB           BOST          Total
                                                                   ---           ----          -----

                   Participations purchased                    $   326        $13,966       $ 14,292
                                                           ===========    ===========    ===========

                   Participations sold                         $13,966        $   326       $ 14,292
                                                           ===========    ===========    ===========



         Year ended December 31, 1998:                             FNB           BOST          Total

                   Participations purchased                    $ 1,533        $12,987       $ 14,520
                                                           ===========    ===========    ===========

                   Participations sold                         $12,987        $ 1,533       $ 14,520
                                                           ===========    ===========    ===========



         Year ended December 31, 1997:                             FNB           BOST          Total
                                                                   ---           ----          -----

                    Participations purchased                   $ 1,840        $ 9,631       $ 11,471
                                                           ===========    ===========    ===========

                    Participations sold                        $ 9,631        $ 1,840       $ 11,471
                                                           ===========    ===========    ===========

(3)      Securities Held-to-Maturity
         ---------------------------

         The following is a summary of the investment securities held-to-maturity:

                                                                     June 30, 1999 (unaudited)
                                                  -----------------------------------------------------------------
                                                                        Gross             Gross
                                                     Amortized        Unrealized       Unrealized            Fair
                                                       Cost             Gains             Losses             Value
                                                       ----             -----             ------             -----
         Obligations of states and
           political subdivisions                      $ 3,889           $   102          $     -          $ 3,991
         Mortgage-backed securities                      2,967                 -              (59)           2,908
                                                  ------------     -------------     ------------      -----------
                                                       $ 6,856           $   102          $   (59)         $ 6,899
                                                  ============     =============     ============      ===========

         The amortized cost and approximate fair value by type of securities held-to-maturity at December 31 are as follows:

                                                                         December 31, 1998
                                                  -----------------------------------------------------------------
                                                                         Gross            Gross
                                                      Amortized       Unrealized       Unrealized             Fair
                                                        Cost             Gains            Losses              Value
                                                        ----             -----            ------              -----
         Obligations of states and
           political subdivisions                      $  4,925          $   181          $     -          $  5,106
         Mortgage-backed securities                       5,237                -              (21)            5,216
                                                  -------------    -------------     ------------      ------------
                                                       $ 10,162          $   181          $   (21)         $ 10,322
                                                  =============    =============     ============      ============

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

                                                                December 31, 1997
                                         -----------------------------------------------------------------
                                                              Gross             Gross
                                          Amortized        Unrealized        Unrealized           Fair
                                             Cost             Gains            Losses            Value
                                             ----             -----            ------            -----
Obligations of states and
  political subdivisions                     $  9,077           $   197           $    (1)       $  9,273
Mortgage-backed securities                     12,213                 1              (109)         12,105
                                         -------------    --------------    --------------    ------------
                                             $ 21,290           $   198           $  (110)       $ 21,378
                                         =============    ==============    ==============    ============


The fair value of debt securities is estimated based on quoted market prices for those investments.

The amortized cost and estimated fair values of debt securities held-to-maturity at June 30, 1999 and December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.


                                                  June 30, 1999            December 31, 1998          December 31, 1997
                                                   (unaudited)
                                             -----------------------     -----------------------    -----------------------
                                             Amortized        Fair       Amortized       Fair       Amortized     Fair
                                               Cost           Value       Cost           Value       Cost         Value
Due in one year or less                        $ 1,530       $ 1,543     $  1,461       $ 1,470     $  4,292       $ 4,299
Due after one year through five years            1,685         1,741        2,790         2,903        3,543         3,651
Due after five years through ten years             483           513          467           508        1,183         1,257
Due after ten years                                191           194          207           225           59            66
Mortgage-backed securities                       2,967         2,908        5,237         5,216       12,213        12,105
                                             ----------      -------     --------      --------     --------      --------

               Total                           $ 6,856       $ 6,899     $ 10,162      $ 10,322     $ 21,290       $21,378
                                             ==========      =======     ========      ========     ========      ========

The amortized cost of mortgage-backed securities held at June 30, 1999 (unaudited), included $721,000 of FHLMC securities and $2,246,000 of FNMA securities. The amortized cost of mortgage-backed securities held at December 31, 1998, included $1,881,000 of FHLMC securities, and $3,356,000 of FNMA securities. The amortized cost of mortgage-backed securities held at December 31, 1997, included $8,116,000 of FHLMC securities, and $4,097,000 of FNMA securities.

Securities held-to-maturity having an amortized cost of $4,941,000 on June 30, 1999 (unaudited), and $7,521,000 and $17,375,000 on December 31, 1998 and 1997,
respectively, were pledged to secure public fund deposits and for other purposes required or permitted by law.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)


(4)  Securities Available-For-Sale
     -----------------------------

     The following is a summary of the investment securities available-for-sale:

                                                                  June 30, 1999 (unaudited)
                                              -----------------------------------------------------------------
                                                                   Gross             Gross
                                               Amortized        Unrealized        Unrealized            Fair
                                                  Cost             Gains            Losses             Value
                                                  ----             -----            ------             -----
     U.S. Treasury and other U.S.
       Government agencies and
         corporations                             $ 79,853        $        5         $ (1,357)          $ 78,501
     Obligations of states and
        political subdivisions                       7,781                 -             (198)             7,583
     Mortgage-backed securities                     35,649                26             (488)            35,187
     Other securities                                1,355                 -                -              1,355
                                              -------------     -------------    ------------        -----------
                                                 $ 124,638        $       31         $ (2,043)         $ 122,626
                                              =============     =============    ============        ===========

                                                                     December 31, 1998
                                              -----------------------------------------------------------------
                                                                   Gross             Gross
                                               Amortized        Unrealized        Unrealized          Fair
                                                  Cost             Gains            Losses           Value
                                                  ----             -----            ------           -----
     U.S. Treasury and other U.S.
       Government agencies and
       corporations                              $  50,443           $   422          $  (104)      $  50,761
     Obligations of states and
        political subdivisions                       7,782               132              (17)          7,897
     Mortgage-backed securities                     46,920               168             (563)         46,525
     Other securities                                1,222                 -                -           1,222
                                              ------------      ------------      -------------    ----------
                                                 $ 106,367           $   722          $  (684)      $ 106,405
                                              ============      ============      =============    ==========

                                                                     December 31, 1997
                                              ------------------------------------------------------------------
                                                                   Gross             Gross
                                               Amortized        Unrealized        Unrealized            Fair
                                                  Cost             Gains            Losses             Value
                                                  ----             -----            ------             -----
     U.S. Treasury and other U.S.
       Government agencies and
       corporations                               $ 26,648           $   106          $   (18)          $ 26,736
     Mortgage-backed securities                     66,447               450             (427)            66,470
     Other securities                                1,162                 -                -              1,162
                                              ------------      ------------      ------------       -----------
                                                  $ 94,257           $   556          $  (445)          $ 94,368
                                              ============      ============      ============       ===========

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

     The fair value of debt securities is estimated based on quoted market prices for those investments.

     The amortized cost and estimated fair values of debt and other securities available-for-sale at June 30, 1999 and December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                              June 30, 1999 (unaudited)          December 31, 1998             December 31, 1997
                                              -------------------------      -------------------------      ----------------------
                                              Amortized           Fair       Amortized           Fair       Amortized        Fair
                                                Cost             Value         Cost             Value         Cost          Value
                                                ----             -----         ----             -----         ----          -----
  Due in one year or less                     $    6,034      $   6,030      $    6,012      $   6,043      $  12,972    $  12,955
  Due after one year through five years           63,312         62,149          30,371         30,447          2,001        2,006
  Due after five years through ten years          11,830         11,611           8,949          9,122          4,000        4,023
  Due after ten years                              6,458          6,294          12,893         13,046          7,675        7,752
  Mortgage-backed securities                      35,649         35,187          46,920         46,525         66,447       66,470
  Other securities                                 1,355          1,355           1,222          1,222          1,162        1,162
                                              ----------      ---------      ----------      ---------      ---------    ---------

                 Total                        $  124,638      $ 122,626      $  106,367      $ 106,405      $  94,257    $  94,368
                                              ==========      =========      ==========      =========      =========    =========


     The mortgage-backed securities available-for-sale at estimated fair value on June 30, 1999 (unaudited), included $23,983,000 of FNMA securities, $11,003,000 of FHLMC securities, and $201,000 of privately issued securities. The mortgage-backed securities available-for-sale at estimated fair value at December 31,1998, included $33,635,000 of FNMA securities, $12,445,000 of FHLMC securities, and $445,000 of privately issued securities. The mortgage-backed securities available-for-sale estimated fair value at December 31, 1997 included $54,233,000 of FNMA securities, $11,318,000 of FHLMC securities, and $919,000 of privately issued securities.

     Gross gains of $228,000, $70,000 and $93,000 were realized on security sales for the six months ended June 30, 1999 (unaudited), and for the years ended December 31, 1998 and 1997, respectively.

     Gross losses of $4,000 were realized on security sales during 1997.

     Securities available-for-sale having an amortized cost of $52,390,000, $47,793,000 and $39,731,000, and an estimated fair value of $51,538,000,
     $47,362,000 and $39,500,000, on June 30, 1999 (unaudited), December 31,
     1998 and 1997, respectively, were pledged to secure public fund deposits and for other purposes required or permitted by law.

(5)  Loans and Allowance for Possible Loan Losses

     The loan portfolio was comprised of the following:

                                                           June 30, 1999                 December 31,
                                                            (unaudited)
                                                         ------------------    ---------------------------------
                                                                                         1998               1997
                                                                                         ----               ----
          Real estate                                     $        142,995      $     144,368      $     114,712
          Commercial and agricultural                               45,328             47,889             39,198
          Consumer                                                  29,152             27,712             23,455
          Credit card and related plans                              1,238              1,286              1,277
          Other                                                      1,863              1,812              2,938
                                                         ------------------    ---------------    ---------------
                                                                   220,576            223,067            181,580
          Less unearned discount                                    (1,344)            (1,165)              (965)
                                                         ------------------    ---------------    ---------------
          Total loans, net of unearned discount           $        219,232      $     221,902      $     180,615
                                                         ==================    ===============    ===============

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

     The activity in the allowance for loan losses was as follows:

                                                     Six Months Ended                         Years Ended
                                                         June 30,                            December 31,
                                                 -------------------------    --------------------------------------------
                                                        1999          1998             1998           1997            1996
                                                        ----          ----             ----           ----            ----
                                                           (unaudited)
     Balance at beginning of year                  $   2,159     $   1,553       $    1,553    $     2,437     $     1,892
     Provision charged to expense                      1,081           463              931            105           1,088
     Losses charged to the allowance                  (1,228)         (367)            (483)        (1,230)           (687)
     Recoveries of loans previously charged
       to the allowance                                   71            84              158            241             144
                                                 ------------ -------------   -------------- -------------- ---------------
     Balance at end of year                        $   2,083     $   1,733       $    2,159    $     1,553     $     2,437
                                                 ============ =============   ============== ============== ===============

     As of June 30, 1999 (unaudited), December 31, 1998 and 1997 respectively, the Company had impaired loans, including loans on non-accrual status, totaling $271,000, $380,000 and $452,000. The average recorded investment in impaired loans for the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1998 and 1997 respectively was $565,000, $301,000 and $716,000. The allowance for possible loan losses related to impaired loans was $11,000, $25,000 and $102,000 as of June 30, 1999
     (unaudited), December 31, 1998 and 1997, respectively. Additional interest income that would have been recorded during the six months ended June 30, 1999 (unaudited), and for the years ended December 31, 1998 and 1997 on impaired and non-accrual loans, respectively, had such loans performed in accordance with their original contract terms, was $83,000, $39,000 and $83,000, respectively.

6)   Premises and Equipment
     ----------------------

     The following is a summary of the major components of bank premises and equipment of the Company:

                                                                   June 30,              December 31,
                                                                   -------               -----------
                                                                 (unaudited)
                                                 Estimated          1999              1998            1997
                                                 ----------         ----              ----            ----
                                                useful lives
                                                ------------
     Land                                                         $    1,411        $    1,408       $  1,408
     Buildings and improvements                  10 - 40 years         6,681             6,612          6,458
     Furniture, equipment, and
       automobiles                                3 - 10 years         4,750             4,554          3,963
                                                                -------------     -------------    -----------
                                                                      12,842            12,574         11,829
     Less accumulated depreciation                                    (4,531)           (4,122)        (3,352)
                                                                -------------     -------------    -----------
                                                                  $    8,311        $    8,452       $  8,477
                                                                =============     =============    ===========

     Depreciation expense for the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1998, 1997 and 1996, was $409,000, $832,000, $833,000 and $840,000, respectively.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)


(7)      Federal and State Income Taxes
         ------------------------------

         Components of income tax expense (benefit) consisted of the following:

                                                                  Current            Deferred             Total
                                                                  -------            --------             -----
         Six month ended June 30, 1999 (unaudited)
               U.S. federal                                          $   941             $    17            $   958
                                                                -------------      --------------      -------------
                                                                     $   941             $    17            $   958
                                                                =============      ==============      =============

         Year ended December 31, 1998
                U.S. federal                                         $ 1,664             $   (39)           $ 1,625
                                                                -------------      --------------      -------------
                                                                     $ 1,664             $   (39)           $ 1,625
                                                                =============      ==============      =============

         Year ended December 31, 1997
                U.S. federal                                         $ 1,001             $   396            $ 1,397
                                                                -------------      --------------      -------------
                                                                     $ 1,001             $   396            $ 1,397
                                                                =============      ==============      =============

         Year ended December 31, 1996
               U.S. federal                                          $   798             $  (582)           $   216
                                                                -------------      --------------      -------------
                                                                     $   798             $  (582)           $   216
                                                                =============      ==============      =============


     Income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes for the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, as follows:

                                                                     1999               1998             1997             1996
                                                                     ----               ----             ----             ----
                                                                  (unaudited)
     Tax expense at statutory rate of 34%                            $  1,011           $ 1,684          $ 1,447            $ 281
     Increase (decrease) in tax expense resulting from:
          Tax-exempt income from obligations of state and
            political subdivisions                                        (97)             (179)            (169)            (206)
       Non-deductible interest expense                                     13                25               31               39
       Goodwill amortization                                               44                86               88               88
       Other                                                              (13)                9                -               14
                                                                  -------------    -------------    -------------    -------------
                                                                      $   958           $ 1,625          $ 1,397            $ 216
                                                                  =============    =============    =============     ============

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1999 (unaudited), and December 31, 1998, 1997 and 1996 are presented below:

                                                                           1999           1998           1997            1996
                                                                           ----           ----           ----            ----
     Deferred tax assets:                                               (unaudited)
          Provision for possible loan losses                            $      299     $      306     $        40     $      324
          Securities, primarily related to purchase accounting
            adjustment                                                           -              -             129            130
          Interest on non-accrual loans                                         50             48              48             48
          Accrued Expenses                                                      87             85              96            165
          Other Real Estate Owned                                               37             32              22            101
          Amortization of goodwill                                             106             82              73             54
          Organizational costs for branches                                     16             16              16             16
          Net unrealized losses on available-for-sale securities               684              -               -             42
                                                                        -----------    -----------    ------------    -----------
               Total gross deferred tax assets                               1,279            569             424            880
                                                                        -----------    -----------    ------------    -----------

     Deferred tax liabilities:
          Net unrealized gains on available-for-sale securities                  -            (13)            (37)             -
          Accumulated accretion on tax exempt bonds                            (22)           (17)            (24)           (22)
          Property, plant and equipment, principally due to
             differences in depreciation                                      (109)           (91)           (103)          (120)
          Deferred loan fee income                                            (197)          (177)            (53)          (135)
                                                                        -----------    -----------    ------------    -----------
               Total gross deferred tax liabilities                           (328)          (298)           (217)          (277)
                                                                        -----------    -----------    ------------    -----------
               Net deferred tax asset                                   $      951     $      271     $       207     $      603
                                                                        ===========    ===========    ============    ===========

          Management believes that realization of the deferred tax assets is more likely than not based on the expectation that such benefits will be utilized in future consolidated tax returns of the Company.

          The net deferred tax asset of $951,000 at June 30, 1999 (unaudited) and $271,000 and $207,000 at December 31, 1998 and 1997, respectively, is included in other assets. Included in other liabilities is federal income taxes payable of $176,000 at June 30, 1999 (unaudited) and $85,000 and $68,000 at December 31, 1998 and 1997, respectively.


(8)       Lines of Credit
          ---------------

          At June 30, 1999 (unaudited) and December 31, 1998, FNB and BOST had two unused Federal fund lines of credit for $2,500,000 each at one non-affiliated bank, expiring on December 31, 1999 and December 31, 1998, respectively. FNB and BOST renewed the lines of credit that expired on December 31, 1998. The lines bear interest at the non-affiliate bank's Federal fund rate when drawn and are due on demand, but if no demand is made, then daily. The lines are unsecured. FNB and BOST have unused Federal fund lines of $5,000,000 and $2,500,000, respectively at another non-affiliated bank that expire on December 31, 1999 and June 24, 1999, respectively. FNB and BOST renewed the lines of credit that expired on June 24, 1999. These lines bear interest at the non-affiliate bank's Federal fund rate when drawn and are due on demand, but if no demand is made, then daily. These lines are fully secured by securities available-for-sale (see note 4). Additionally, as members of the Federal Home Loan Bank (FHLB), the Banks were eligible to borrow a total of $22,997,000 at June 30, 1999 (unaudited) and $22,929,000 at December 31, 1998, if secured with 1-4 family residential loans. $3,373,000

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

              and $2,935,000, respectively were outstanding under the lines of credit at the FHLB at June 30, 1999 (unaudited), and December 31, 1998.

(9)      401(K) / Profit Sharing Plan / Stock Options
         --------------------------------------------

         The Company has a 401(K) / profit sharing plan administered by the Parent Company, which covers all eligible employees working at least 500 hours per year, and allows the Company to match the employees' contributions, and to contribute a discretionary percentage of earnings which by law may not exceed 15% of the total qualifying employee compensation. Vesting of Company contributions occurs over a 6-year period with distribution of Plan assets at retirement or termination of employment. The Company's contributions to the Plan charged to operating expenses were $108,000 for the six months ended June 30, 1999 (unaudited), $137,000, $124,000, and $0 for December 31, 1998, 1997 and
         1996, respectively.

         During 1996, the Company adopted a Stock Option Plan with 100,000 shares of common stock, no par value available for issuance under the plan. In 1997, the Company adjusted the number of shares available for issuance to 200,000 due to a two-for-one stock split.

         Options Outstanding
         -------------------

         The following tables summarize information about stock options outstanding at June 30, 1999 (unaudited) and December 31, 1998:

                                                      June 30, 1999
                                                       (unaudited)
         ---------------------------------------------------------------------------------------------------
                             Options Outstanding                                   Options Exercisable
         ---------------------------------------------------------------------------------------------------
                                                 Weighted-
                                                  Average        Weighted-                      Weighted-
                                 Number          Remaining        Average         Number         Average
              Exercise         Outstanding      Contractual       Exercise      Exercisable      Exercise
               Price           At 6/30/99           Life           Price        At 6/30/99        Price
         ---------------------------------------------------------------------------------------------------
                    $ 12.24            2,000        2.33 years       $ 12.24            2,000       $ 12.24

                    $ 11.13            6,000        7.33 years       $ 11.13            6,000       $ 11.13

                    $ 15.27              500        3.37 years       $ 15.27              500       $ 15.27

                    $ 13.88            1,500        8.37 years       $ 13.88            1,500       $ 13.88

                    $ 18.98           10,000        3.93 years       $ 18.98            2,000       $ 18.98

                    $ 17.25           39,500        8.93 years       $ 17.25            3,300       $ 17.25
                               --------------                                   --------------
               $11.13-18.98           59,500                                           15,300

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

                                                 December 31, 1998
         ---------------------------------------------------------------------------------------------------
                             Options Outstanding                                   Options Exercisable
         ---------------------------------------------------------------------------------------------------
                                                 Weighted-
                                                  Average        Weighted-                      Weighted-
                                 Number          Remaining        Average         Number         Average
              Exercise         Outstanding      Contractual       Exercise      Exercisable      Exercise
               Price           At 12/31/98          Life           Price        At 12/31/98       Price
         ---------------------------------------------------------------------------------------------------
          $      12.24            2,000          2.33 years       $ 12.24          2,000          $ 12.24

          $      11.13            6,000          7.33 years       $ 11.13          6,000          $ 11.13

          $      15.27              500          3.37 years       $ 15.27            500          $ 15.27

          $      13.88            1,500          8.37 years       $ 13.88          1,500          $ 13.88

          $      18.98           10,000          3.93 years       $ 18.98          2,000          $ 18.98

          $      17.25           40,250          8.93 years       $ 17.25          3,300          $ 17.25
                               -----------                                      -----------
          $11.13-18.98           60,250                                           15,300

                Summary of Stock Option Plan Activity:
                --------------------------------------

                                                                                                 Weighted
                                                                               Number            Average
                                                                             of Shares           Exercise
                                                                                                  Price
                                                                            ------------------------------
                Options Outstanding at December 31, 1996..............                -        $        -
                Granted...............................................           60,250        $    16.66
                Exercised.............................................                -        $        -
                Cancelled.............................................                -        $        -
                                                                            -----------        ----------

                Options Outstanding at December 31, 1997..............           60,250        $    16.66
                Granted...............................................                -        $
                Exercised.............................................                -        $
                Cancelled.............................................                -        $
                                                                            -----------        ----------
                Options Outstanding at December 31, 1998..............           60,250        $    16.66
                                                                            -----------        ----------
                Granted...............................................                -                 -
                Exercised.............................................                -                 -
                Cancelled (unaudited).................................              750        $    17.25
                                                                            -----------        ----------
                Options Outstanding at June 30, 1999 (unaudited)......           59,500        $    16.65
                                                                           ============        ==========
                Exercisable at June 30, 1999 (unaudited)..............           15,300        $    14.02
                                                                           ============        ==========

         No stock options were granted or exercised in 1998 or during the six months ending June 30, 1999; however, 750 stock options were forfeited during the period ended June 30, 1999 (unaudited). As of June 30, 1999 (unaudited), and December 31, 1998, the weighted average for value of all options outstanding was $22.27 and $9.25 per option, respectively, based upon the Modified Black-Scholes American Option pricing model. Input variables used in the model included a risk free interest rate at June 30, 1999 (unaudited) of 5.1% to 5.9%, and 4.6% and 4.8% for 1998.
         An expected volatility factor of 38.5% and 32.5% were used for June 30, 1999

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)


         (unaudited) and December 31, 1998, respectively. An estimated option life of 1.8 to 8.4 years was used for June 30, 1999 (unaudited) and 2 to 9 years was used for December 31, 1998. The pro forma impact on income assumes no options will be forfeited. The pro forma effects may not be representative of the effects on reported net income for future years as most of the Company's employee stock options have an option life of 10 years.


         The following schedule shows total net income as reported and the pro forma results:

                                                       Six Months Ended             Year Ended December 31,
                                                       ----------------             -----------------------
                                                        June 30, 1999
                                                        -------------
                                                         (unaudited)         1998              1997              1996
                                                         -----------         ----              ----              ----
          Net Income          As reported                 $   2,018        $  3,327          $  2,860           $   611
                              Pro Forma                   $   1,803        $  3,112          $  2,769           $   611

          Basic EPS           As reported                 $    1.03        $   1.69          $   1.45           $  0.31
                              Pro Forma                   $    0.92        $   1.58          $   1.41           $  0.31

          Diluted EPS         As reported                 $    1.02        $   1.68          $   1.45           $  0.31
                              Pro Forma                   $    0.91        $   1.57          $   1.41           $  0.31

(10)     Time Deposits
         -------------

         Certificates of deposit in amounts of $100,000 or more included in time deposits and their remaining maturities are as follows:

                                                      June 30,                     December 31,
                                                        1999                       ------------
                                                    (unaudited)                 1998            1997
                                                    -----------                 ----            ----
          Three months or less                       $   22,198           $   15,651      $   14,216
          Three through twelve months                    27,336               28,270          26,044
          One year through five years                     2,927                5,379           3,306
                                                    -----------           ----------      ----------
                                                    $    52,461           $   49,300      $   43,566
                                                    ===========           ==========      ==========

         Interest expense on such deposits for the six months ended June 30, 1999 (unaudited), and for the years ended December 31, 1998, 1997 and 1996, was $1,316,000, $2,577,000, $2,316,000, and $2,104,000,
         respectively.

         Included in total deposits is $1,878,000, $631,000 and $850,000 of Mexican national deposits at June 30, 1999 (unaudited), December 31,1998 and 1997, respectively, the maturity of which is one year or less. Also included in total deposits is $155,000, $42,000 and $127,000 of Mexican national deposits at June 30, 1999 (unaudited), December 31, 1998 and 1997, respectively, with a maturity in excess of one year.

(11)     Financial Instruments with Off-Balance Sheet Risk and Other
         -----------------------------------------------------------
         Contingent Liabilities
         ----------------------

         In the normal course of business, various commitments and contingent liabilities are outstanding such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance sheet risk, that are not reflected in the accompanying consolidated financial statements. Financial instruments with off-balance sheet risk involve elements of credit risk, interest rate risk, liquidity risk and market risk.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)


         The Company's exposure to credit loss in the event of nonperformance by the other party on such financial instruments is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include residential and commercial real estate, certificates of deposit, accounts receivable, and inventory. At June 30, 1999 (unaudited), December 31, 1998 and 1997, the Company had $57,916,000, $56,935,000 and $46,904,000 of outstanding loan commitments, respectively.

         Letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At June 30, 1999 (unaudited), December 31, 1998 and 1997, the Company had $1,599,000, $1,419,000 and $1,296,000, under standby letters of credit, respectively. Management anticipates no material losses as a result of these transactions.

 (12)    Fair Value of Financial Instruments
         -----------------------------------

         Statement of Financial Accounting Standards No. 107 (Statement 107), "Disclosure about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

         Cash and Short-Term Investments
         -------------------------------

         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Securities Held-to-Maturity and Securities Available-for-Sale
         -------------------------------------------------------------

         For securities available-for-sale (which includes U.S. Treasury, other U.S. Government agencies, corporations, mortgage-backed securities and other securities), and securities held-to-maturity (which includes obligations of state and political subdivisions and collateralized mortgage obligations (CMO's)), fair values are based on quoted market prices or dealer quotes. For other securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans
         -----

         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer loans as outlined by the regulatory reporting guidelines. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

         The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience and average days to maturity. The discount rates reflect the term structure of interest based on the Treasury yield curve, a risk premium for reported credit quality characteristics, expense allocation and allowances for prepayment risk.

         Deposits Liabilities
         --------------------

         Under Statement 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is based on the Treasury yield curve adjusted for a risk premium, expense allocation and allowances for prepayment, as calculated on the day of the expected future cash flow.

         Commitments to Extend Credit, Standby Letters of Credit, and Financial
         ----------------------------------------------------------------------
         Guarantees Written
         ------------------

         Commitments to extend credit, standby letters of credit, and financial guarantees written are principally at current interest rates and therefore have no material associated fair value.

         The estimated fair values of the Company's financial instruments are as follows:

                                                     JUNE 30,                December 31,               December 31,
                                                     --------                ------------               ------------
                                                  1999         1999         1998         1998          1997         1997
                                              CARRYING         FAIR     CARRYING         FAIR      CARRYING         FAIR
                                                AMOUNT        VALUE       AMOUNT        VALUE        AMOUNT        VALUE
                                                ------        -----       ------        -----        ------        -----
                                           (unaudited)  (unaudited)
          FINANCIAL ASSETS:
           Cash and short-term
               investments                   $  27,814    $  27,814    $  36,156    $  36,156      $ 29,273    $  29,273
           Securities held-to-maturity
              and securities
                available-for-sale             129,482      129,524      116,567      116,727       115,658      115,746

           Loans                               219,232                   221,902                    180,615
              Less: Allowance for
                   possible loan losses          2,083                     2,159                      1,553
                                           ------------ ------------ ------------ ------------ ------------- ------------
              Net Loans                        217,149      219,278      219,743      223,679       179,062      180,198
                                           ------------ ------------ ------------ ------------ ------------- ------------

           Total financial assets              374,445      376,616      372,466      376,562       323,993      325,217
                                           ============ ============ ============ ============ ============= ============

           FINANCIAL LIABILITIES:
           Deposits                            354,474      354,706      353,672      354,383       310,936      312,028
           Notes payable                         3,373        3,269        2,935        3,074             -            -
                                           ============ ============ ============ ============ ============= ============
           Total financial liabilities       $ 357,847    $ 357,975    $ 356,607    $ 357,457      $310,936    $ 312,028
                                           ============ ============ ============ ============ ============= ============

              Commitments to extend
                credit                       $  57,916            -    $  56,935            -      $ 46,904           -
              Standby letters of credit      $   1,599            -    $   1,419            -      $  1,296           -

         Limitations
         -----------

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

         discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities, premises and equipment, and intangible and other assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(13)     Dividend Restrictions / Capital Ratios
         --------------------------------------

         Dividend Restrictions
         ---------------------

         Bank regulatory agencies limit the amount of dividends which banks can pay without obtaining prior approval from such agencies. At June 30, 1999 (unaudited), the aggregate amount legally available to be distributed to the Company from BOST and FNB as dividends was approximately $5,948,000. At December 31, 1998 and 1997, the aggregate amount legally available to be distributed to the Company from BOST and FNB as dividends was approximately $3,874,000 and $4,807,000.

         Capital Ratios
         --------------

         The Company and FNB and BOST are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - action by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and FNB and BOST must meet specific capital guidelines that involve quantitative measures of the Company's, FNB's and BOST's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and FNB and BOST's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and FNB and BOST to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1999 and December 31, 1998, that the Company and FNB and BOST meet all capital adequacy requirements to which they are subject.

         As of June 30, 1999 and December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation categorized FNB and BOST, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, FNB and BOST must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification, that management believes have changed FNB's or BOST's category.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

The Company's, FNB's and BOST's actual capital amounts and ratios are presented in the tables below:

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                                 For Capital               Prompt Corrective
                                                       Actual                  Adequacy Purposes           Action Provisions
                                                       ------                  -----------------           -----------------
                                                Amount        Ratio          Amount         Ratio         Amount         Ratio
                                             -----------   -----------    -----------    -----------    -----------   -----------
                                             (unaudited)   (unaudited)    (unaudited)    (unaudited)    (unaudited)   (unaudited)
As of June 30, 1999:

Total Capital (to Risk Weighted Assets):
  Consolidated                                  31,817        12.89%          19,734         38.0%          24,667      310.0%
  First National Bank of South Texas            20,229        11.01%          14,699         38.0%          18,374      310.0%
  Bank of South Texas                           11,014        17.22%           5,117         38.0%           6,396      310.0%

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                  29,734        12.05%           9,867         34.0%          14,800       36.0%
  First National Bank of South Texas            18,568        10.11%           7,350         34.0%          11,024       36.0%
  Bank of South Texas                           10,592        16.56%           2,559         34.0%           3,838       36.0%

Tier 1 Capital (to Average Assets):
  Consolidated                                  29,734         7.67%          15,506         34.0%          19,383       35.0%
  First National Bank of South Texas            18,568         6.91%          10,752         34.0%          13,440       35.0%
  Bank of South Texas                           10,592         8.86%           4,783         34.0%           5,978       35.0%

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                                 For Capital               Prompt Corrective
                                                       Actual                  Adequacy Purposes           Action Provisions
                                                       ------                  -----------------           -----------------
                                                Amount        Ratio          Amount         Ratio         Amount         Ratio
                                             -----------   -----------    -----------    -----------    -----------   -----------
As of December 31, 1998:

Total Capital (to Risk Weighted Assets):
  Consolidated                                $ 29,614        11.97%        $ 19,789         38.0%        $ 24,736      310.0%
  First National Bank of South Texas          $ 18,762        10.05%        $ 14,930         38.0%        $ 18,663      310.0%
  Bank of South Texas                         $ 10,156        15.75%        $  5,156         38.0%        $  6,445      310.0%

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                $ 27,567        11.14%        $  9,894         34.0%        $ 14,842       36.0%
  First National Bank of South Texas          $ 17,031         9.12%        $  7,465         34.0%        $ 11,198       36.0%
  Bank of South Texas                         $  9,728        15.09%        $  2,578         34.0%        $  3,867       36.0%

Tier 1 Capital (to Average Assets):
  Consolidated                                $ 27,567         7.44%        $ 14,813         34.0%        $ 18,517       35.0%
  First National Bank of South Texas          $ 17,031         6.72%        $ 10,133         34.0%        $ 12,666       35.0%
  Bank of South Texas                         $  9,728         8.26%        $  4,710         34.0%        $  5,887       35.0%

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                                 For Capital               Prompt Corrective
                                                       Actual                  Adequacy Purposes           Action Provisions
                                                       ------                  -----------------           -----------------
                                                Amount        Ratio          Amount         Ratio         Amount         Ratio
                                             -----------   -----------    -----------    -----------    -----------   -----------
As of December 31, 1997:

Total Capital (to Risk Weighted Assets):
  Consolidated                                $ 25,213        11.90%        $ 16,893         38.0%        $ 21,116      310.0%
  First National Bank of South Texas          $ 15,932        10.30%        $ 12,391         38.0%        $ 15,487      310.0%
  Bank of South Texas                         $  8,577        15.30%        $  4,488         38.0%        $  5,610      310.0%

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                $ 23,660        11.20%        $  8,447         34.0%        $ 12,670       36.0%
  First National Bank of South Texas          $ 14,685         9.50%        $  6,196         34.0%        $  9,293       36.0%
  Bank of South Texas                         $  8,270        14.70%        $  2,244         34.0%        $  3,366       36.0%

Tier 1 Capital (to Average Assets):
  Consolidated                                $ 23,660         7.11%        $ 13,319         34.0%        $ 16,649       35.0%
  First National Bank of South Texas          $ 14,685         6.70%        $  8,763         34.0%        $ 10,954       35.0%
  Bank of South Texas                         $  8,270         7.20%        $  4,587         34.0%        $  5,734       35.0%

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)


(14)     Litigation
         ----------

         The Company is involved in legal proceedings that are in various stages of litigation by the Company and its legal counsel. These actions allege claims on a variety of theories and claim substantial actual and punitive damages. Management of the Company has determined, based on discussions with its counsel, that the risk of any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material. However, many of these matters are in various stages of proceedings and further developments could cause Management to revise its assessment of these matters.

(15)     Earnings Per Common Share
         -------------------------

         Basic earnings per share was computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year, retroactively adjusted for stock splits effected as a stock dividend.

         Diluted earnings per share was computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year, retroactively adjusted for stock splits effected as a stock dividend. The diluted earnings per share computations include the effects of common stock equivalents applicable to stock option contracts.

         The table below presents a reconciliation of basic and diluted earnings per share computations for June 30, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996. (Dollars in thousands, except per share data.)

                                                                June 30,                           December 31
                                                                --------                           -----------
                                                             1999           1998           1998           1997           1996
                                                             ----           ----           ----           ----           ====
                                                       (unaudited)    (unaudited)
Net income available to common shareholders            $    2,018     $    1,560     $    3,327     $    2,860     $      611
                                                       ==========     ==========     ==========     ==========     ==========
Weighted average number of common shares
  Outstanding used in basic EPS calculation             1,966,536      1,966,536      1,966,536      1,966,536      1,966,536
Add assumed exercise of outstanding stock options
  as adjustments for dilutive securities                   15,300         15,300         15,300          8,000              -
                                                       ----------     ----------     ----------     ----------     ----------
Weighted average number of common shares
  Outstanding used in diluted EPS calculations          1,981,836      1,981,836      1,981,836      1,974,536      1,966,536
                                                       ==========     ==========     ==========     ==========     ==========
Basic EPS                                              $     1.03     $     0.79     $     1.69     $     1.45     $     0.31
                                                       ==========     ==========     ==========     ==========     ==========
Diluted EPS                                            $     1.02     $     0.78     $     1.68     $     1.45     $     0.31
                                                       ==========    ===========     ==========     ==========     ==========

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

(16)     Year 2000 Issues (unaudited)
         ----------------------------

         In 1997, the Company initiated a plan ("Plan") to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Plan is addressing the issue of computer programs and embedded computer chips being able to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. The Company has divided the Plan into five major phases - assessment, planning, conversion, implementation and testing. After completing the assessment and planning phases in 1997, the Company is currently in the conversion, implementation and testing phases. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. In 1997, the Company completed the assessment and planning phases. In 1998, the Company conducted testing on critical systems followed by any necessary implementation or conversion processes. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. At mid-1999, the Company had completed all testing and implementation phases for critical systems. The Company had also completed written contingency plans and tested the plans accordingly.

         The Company is in the process of identifying and contacting critical suppliers and customers whose computerized systems interface with the Company's systems, regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance. Contingency plans are being developed in the event that any critical supplier or customer is not compliant.

         The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's operations, liquidity or financial condition.

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

(17)   Quarterly Financial Data (unaudited)
       ------------------------------------

       Summarized quarterly financial data follows (dollars in thousands):

                                                     Quarters Ended
                                             -------------------------------
                                                June 30,        March 31,
                                                  1999            1999
                                                  ----            ----
Interest income                                $  6,818         $  6,657
Interest expense                                  2,739            2,784
Provision for loan losses                           139              942
                                             ------------     ------------

Net interest income after provision
  for loan losses                                 3,940            2,931

Noninterest income                                1,307            2,033
Noninterest expense                               3,533            3,702
                                             ------------     ------------

Income before income taxes                        1,714            1,262
Income tax provision                                548              410
                                             ------------     ------------

Net income                                     $  1,166         $    852
                                             ============     ============

                                                                     Quarters Ended
                                             -----------------------------------------------------------------
                                               December 31,    September 30,      June 30,         March 31,
                                                  1998             1998             1998             1998
                                                  ----             ----             ----             ----
Interest income                                 $  6,676         $   6,882        $   6,402        $   6,216
Interest expense                                   2,904             2,871            2,799            2,738
Provision for loan losses                            201               267              221              242
                                              ------------     -------------    -------------    -------------

Net interest income after provision
  for loan losses                                  3,571             3,744            3,382            3,236
Noninterest income                                 1,254             1,280            1,171            1,174
Noninterest expense                                3,664             3,591            3,369            3,236
                                              ------------     -------------    -------------    -------------

Income before income taxes                         1,161             1,433            1,184            1,174
Income tax provision                                 385               442              398              400
                                              ------------     -------------    -------------    -------------

Net income                                      $    776         $     991        $     786        $     774
                                              ============     =============    =============    =============

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)


                                                                                     Quarters Ended
                                                   --------------------------------------------------------------------------------
                                                     December 31,          September 30,           June 30,             March 31,
                                                         1997                  1997                  1997                  1997
                                                         ----                  ----                  ----                  ----
Interest income                                       $   6,259             $   6,049             $   5,793            $   5,637
Interest expense                                          2,750                 2,667                 2,512                2,454
Provision for loan losses                                     2                     0                    32                   71
                                                   ------------------    ------------------    ------------------    --------------

Net interest income after provision for loan
  losses                                                  3,507                 3,382                 3,249                3,112
Noninterest income                                          878                   729                   711                  784
Noninterest expense                                       3,231                 2,958                 2,964                2,942
                                                   ------------------    ------------------    ------------------    --------------

Income before income taxes                                1,154                 1,153                   996                  954
Income tax provision                                        388                   376                   323                  310
                                                   ------------------    ------------------    ------------------    --------------

Net income                                            $     766             $     777             $     673            $     644
                                                   ==================    ==================    ==================    ==============

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

(18)     Parent Company Condensed Financial Statements
         ---------------------------------------------

                            Texas Bancshares, Inc.
                                Balance Sheets


                                                                               June 30,                     December 31,
                                                                                                            ------------
                                  Assets                                         1999                  1998              1997
                                  ------                                         ----                  ----              ----
                                                                             (unaudited)
Cash                                                                              $    501               20                51
Loans, less unearned discount                                                            8               10                15
Investment in subsidiaries                                                          22,060           19,381            14,532
Premises and equipment, net                                                              0              632               632
Goodwill, net                                                                          698              728               787
Other assets                                                                         9,293           11,124            12,607
                                                                             --------------    -------------    --------------

                                                                                  $ 32,560           31,895            28,624
                                                                             ==============    =============    ==============

                   Liabilities and Stockholders' Equity
                   ------------------------------------

Other liabilities                                                                 $      1                2                11
                                                                             --------------    -------------    --------------

              Total liabilities                                                   $      1                2                11
                                                                             ==============    =============    ==============

Stockholders' equity:
  Common stock                                                                         334              334               334
  Preferred stock                                                                        -                -                 -
  Surplus                                                                            2,375            2,375             2,375
  Treasury stock                                                                      (112)            (112)             (112)
  Undivided profits                                                                 31,289           29,271            25,944
  Net unrealized gains (losses) on securities available for sale,
       net of deferred income taxes                                                 (1,327)              25                72
                                                                             --------------    -------------    --------------

               Total stockholders' equity                                           32,559           31,893            28,613
                                                                             --------------    -------------    --------------

                                                                                  $ 32,560           31,895            28,624
                                                                             ==============    =============    ==============

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

(18)    Parent Company Condensed Financial Statements
        ---------------------------------------------

                            Texas Bancshares, Inc.
                             Statements of Income

                                                          Six Months Ended
                                                               June 30,
                                                             (unaudited)                        Year Ended December 31,
                                                      ---------------------------    ----------------------------------------------
                                                            1999            1998            1998             1997            1996
                                                            ----            ----            ----             ----            ----
Income:
  Interest and fees on loans                             $     -         $     -          $     1         $     1           $    -
  Interest received from subsidiaries                        287             331              648             733              813
  Dividends received from subsidiaries                         -              25               75           2,690              787
  Other operating income                                       -               -                1               -                1
                                                      -----------    ------------    -------------    ------------    -------------
                                                             287             356              725           3,424            1,601
                                                      -----------    ------------    -------------    ------------    -------------
Expenses:
  Interest expense                                             -               -                -              93              191
 Amortization of goodwill                                     30              32               60              60               60
 Other                                                       183              60              135             136              133
                                                      -----------    ------------    -------------    ------------    -------------

                                                             213              92              195             289              384
                                                      -----------    ------------    -------------    ------------    -------------

Income before Federal income tax expense
  (benefit)                                                   74             264              530           3,135            1,217

Federal income tax expense (benefit)                         (62)            (24)              49              78              115
                                                      -----------    ------------    -------------    ------------    -------------

Income before undistributed earnings of
  subsidiaries                                               136             288              579           3,213            1,332

Undistributing earnings of subsidiaries                    1,882           1,272            2,748            (353)            (721)
                                                      -----------    ------------    -------------    ------------    -------------

 Net income                                              $ 2,018         $ 1,560          $ 3,327         $ 2,860           $  611
                                                      ===========    ============    =============    ============    =============

                    TEXAS BANCSHARES, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements - (Continued)
                       (000's omitted from tabular data)

(18)     Parent Company Condensed Financial Statements
         ---------------------------------------------

                            Texas Bancshares, Inc.
                           Statements of Cash Flows


                                                                                 Six Months Ended
                                                                                     June 30,
                                                                                   (unaudited)
                                                                           -----------------------------
                                                                                  1999            1998
                                                                                  ----            ----
Cash flows from operating activities:
  Net income                                                                 $   2,018       $    1,560
  Adjustments to reconcile net income to net cash provided
    by operations:
          Undistributed earnings of subsidiaries                                (1,882)          (1,272)
          Amortization of goodwill                                                  30               30
          Decrease (increase) in other assets                                      950              375
          Increase (decrease) in other liabilities                                  (1)              (6)
                                                                           ------------     ------------
                Net cash provided by operating activities                        1,115              687
                                                                           ------------     ------------

Cash flows from investing activities:
  Payments for investments in advances to subsidiaries                          (2,149)          (2,149)
  Sale or repayment of investments in and advances to
     subsidiaries                                                                1,515            1,429
                                                                           ------------     ------------
                Net cash used by investing activities                             (634)            (720)
                                                                           ------------     ------------

Cash flows from financing activities:
  Proceeds from (repayment of) note payable                                          -                -
                                                                           ------------     ------------
                Net cash used by financing activities                                -                -
                                                                           ------------     ------------

                Net increase (decrease) in cash                                    481              (33)

Cash at beginning of year                                                           20               51
                                                                           ------------     ------------
Cash at end of year                                                          $     501       $       18
                                                                           ============     ============

Supplemental disclosure of cash flow information:
  Interest paid                                                              $       -       $        -
  Income taxes paid                                                          $     850       $      925
  Income taxes refunded                                                      $       0       $       12

                                                                                     Years Ended December 31,
                                                                           ---------------------------------------------
                                                                                  1998            1997             1996
                                                                                  ----            ----             ----
Cash flows from operating activities:
  Net income                                                                 $   3,327       $    2,860       $     611
  Adjustments to reconcile net income to net cash provided
    by operations:
          Undistributed earnings of subsidiaries                                (2,748)             352             721
          Amortization of goodwill                                                  60               60              60
          Decrease (increase) in other assets                                       58             (553)             24
          Increase (decrease) in other liabilities                                  (8)             (18)             (8)
                                                                           ------------    -------------    ------------
                Net cash provided by operating activities                          689            2,701           1,408
                                                                           ------------    -------------    ------------

Cash flows from investing activities:
  Payments for investments in advances to subsidiaries                          (2,149)          (2,149)         (1,200)
  Sale or repayment of investments in and advances to
     subsidiaries                                                                1,429            1,348             323
                                                                           ------------    -------------    ------------
                Net cash used by investing activities                             (720)            (801)           (877)
                                                                           ------------    -------------    ------------

Cash flows from financing activities:
  Proceeds from (repayment of) note payable                                          -           (1,902)           (634)
                                                                           ------------    -------------    ------------
                Net cash used by financing activities                                -           (1,902)           (634)
                                                                           ------------    -------------    ------------

                Net increase (decrease) in cash                                    (31)              (2)           (103)

Cash at beginning of year                                                           51               53             156
                                                                           ------------    -------------    ------------
Cash at end of year                                                          $      20       $       51       $      53
                                                                           ============    =============    ============

Supplemental disclosure of cash flow information:
  Interest paid                                                              $       -       $       93       $     191
  Income taxes paid                                                          $   1,825       $      845       $     645
  Income taxes refunded                                                      $      12       $      340       $      29

                                  APPENDIX A



                             _____________________

                      AGREEMENT AND PLAN OF REOGANIZATION

                                  by and among

                             TEXAS BANCSHARES, INC.

                                      and

                             WELLS FARGO & COMPANY

                             _____________________

                            Dated as of May 28, 1999

                                      and

                   Amended and Restated as of August 26, 1999
                          Effective as of May 28, 1999

                             _____________________

                             AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") originally entered into as of the 28th day of May, 1999, amended and restated as of August 26, 1999, effective as of May 28, 1999, by and between TEXAS BANCSHARES, INC. ("TBI"), a Texas corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into TBI (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the exchange of the shares of Common Stock of TBI, no par value per share ("TBI Common Stock"), outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement, for shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share ("Wells Fargo Common Stock").

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  Basic Plan of Reorganization

     (a)  Merger.  Subject to the terms and conditions contained herein, a
          ------
wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into TBI pursuant to the Merger Agreement, with TBI as the surviving corporation, in which merger each share of TBI Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below), other than shares as to which statutory dissenters' appraisal rights have been exercised, will be exchanged for the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares (as defined below) by the number of shares of TBI Common Stock then outstanding.

     The "Adjusted Wells Fargo Shares" shall be a number equal to the Aggregate Share Amount divided by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 10 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement. The "Aggregate Share Amount" shall be $68,500,000 plus the aggregate exercise price of all Options exercised by cash payments between the date hereof and the day immediately prior to the Closing Date minus the Cash Surrender Amount. The "Cash Surrender Amount" shall equal the difference between (i) the product of (A) the "Fair Market Value Per Share" multiplied by
(B) the number of Redeemed Options , minus (ii) the aggregate exercise price of all Redeemed Options. "Fair Market Value Per Share" shall mean $34.2988. "Option" has the meaning given it in paragraph 2(c).

     (b)  Wells Fargo Common Stock Adjustments.  If, between the date hereof and
          ------------------------------------
the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock into which a share of TBI Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of TBI Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which holders of shares of TBI Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c)  Fractional Shares.  No fractional shares of Wells Fargo Common Stock
          -----------------
and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the ten (10) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d)  Mechanics of Closing Merger.  Subject to the terms and conditions set
          ---------------------------
forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Texas within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m., Austin, Texas time, on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence Merger Co. shall cease and Merger Co. will be merged with and into TBI pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. Representations and Warranties of TBI. TBI represents and warrants to Wells Fargo as follows, subject to the exceptions set forth in the schedules attached hereto (whenever representations or warranties of TBI are qualified by the knowledge or best knowledge of TBI, knowledge shall mean actual knowledge of the executive officers and officers having the title Vice President or better and directors of TBI and of the "TBI Subsidiaries" (defined below) after due inquiry and investigation:

     (a)  Organization and Authority.  TBI is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on TBI and the TBI Subsidiaries (defined below) taken as a whole, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. TBI is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). TBI has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

     (b)  TBI's Subsidiaries.  Schedule 2(b) sets forth a complete and correct
          ------------------
list of all TBI subsidiaries as of the date hereof (individually a "TBI Subsidiary" and collectively the "TBI Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by TBI. No equity security of any TBI Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any TBI Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982) and the Texas Business Corporation Act, all of such shares so owned by TBI are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each TBI Subsidiary is a corporation, Texas state banking association, or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), TBI does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c)  Capitalization.  The authorized capital stock of TBI consists of
          --------------
10,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value, of which as of the close of business on December 31, 1998, 1,966,536 shares of common stock and no shares of preferred stock were outstanding and 36,864 shares of common stock were held in the treasury. The maximum number of shares of TBI

Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute TBI Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 2,026,036. All of the outstanding shares of capital stock of TBI have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating TBI or any TBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of TBI or any TBI Subsidiary. As of the date hereof, the total number of options and the exercise price thereof issued pursuant to the 1996 Texas Bancshares, Inc. Stock Option Plan, as amended as of October 20, 1997 (the "Option Plan"), of the Options granted thereunder ("Options") is as set forth on Schedule 2(c). The Option Plan has not been amended or modified since October 20, 1997. Except as set forth on
Schedule 2(c), since December 31, 1998 no shares of TBI capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by TBI or any TBI Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of TBI.

     (d)  Authorization.  TBI has the corporate power and authority to enter
          -------------
into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Merger Agreement by TBI and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of TBI. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over TBI as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of TBI enforceable against TBI in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by TBI of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by TBI with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of TBI or any TBI Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TBI or any TBI Subsidiary is a party or by which it may be bound, or to which TBI or any TBI Subsidiary or any of the properties or assets of TBI or any TBI Subsidiary may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of TBI, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to TBI or any TBI Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by TBI of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  TBI Financial Statements.  The consolidated balance sheets of TBI and
          ------------------------
the TBI Subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KMPG LLP, and the unaudited consolidated statements of financial condition of TBI and the TBI Subsidiaries as of March 31, 1999 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the nine months then ended (collectively, the "TBI Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of TBI and the TBI Subsidiaries at the dates and the consolidated results of operations and cash flows of TBI and the TBI Subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1994, TBI and each TBI Subsidiary has
          -------
filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission ("SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "TBI Reports." As of their respective dates, the TBI Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the TBI Reports have been made available to Wells Fargo by TBI.

     (g)  Properties and Leases.  Except (i) as may be reflected in the TBI
          ---------------------
Financial Statements, (ii) for any lien for current taxes not yet delinquent, and (iii) for rights of lessees or sublessees as set forth in a written lease or sublease, TBI and each TBI Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in TBI's consolidated balance sheet as of December 31, 1998 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to TBI or any TBI Subsidiary pursuant to which TBI or such TBI Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by TBI or such TBI Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all TBI's and each TBI Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of TBI and the TBI Subsidiaries has filed all federal,
          -----
state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision on its balance sheet for all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of TBI and the TBI Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither TBI nor any TBI Subsidiary is a party to any pending action or proceeding, nor to the knowledge of TBI is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of TBI or any TBI Subsidiary which has not been settled, resolved and fully satisfied. Each of TBI and the TBI Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1998, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of TBI and the TBI Subsidiaries with respect to all periods through the date thereof.

     (i)  Absence of Certain Changes.  Since December 31, 1998 there has been no
          --------------------------
change in the business, financial condition or results of operations of TBI or any TBI Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of TBI and the TBI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
          -------------------------
neither TBI nor any TBI Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by TBI or such TBI Subsidiary);

               (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

               (iii)  any labor contract or agreement with any labor union;

               (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of TBI or any TBI Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, TBI or any TBI Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

               (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

               (vi) any lease with annual rental payments aggregating $10,000 or more; or

               (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

               (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k)  Litigation and Other Proceedings.  TBI has furnished Wells Fargo
          --------------------------------
copies of (i) all attorney responses to the request of the independent auditors for TBI with respect to loss contingencies as of December 31, 1998 in connection with the TBI financial statements included in TBI's 1998 Annual Report to Shareholders, and (ii) a written list of legal and regulatory proceedings filed against TBI or any TBI Subsidiary since said date. Neither TBI nor any TBI Subsidiary is a party to any pending or, to the best knowledge of TBI, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of TBI and the TBI Subsidiaries taken as a whole.

     (l)  Insurance.  TBI and each TBI Subsidiary are presently insured, and
          ---------
during each of the past five calendar years (or during such lesser period of time as TBI has owned such TBI Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  TBI and each TBI Subsidiary have all permits,
          --------------------
licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of TBI or such TBI Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of TBI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by TBI and each TBI Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither TBI nor any TBI Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of TBI or any TBI Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of TBI and the TBI Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving TBI or any TBI Subsidiary is
          -----
pending or, to the best knowledge of TBI, threatened. Neither TBI nor any TBI Subsidiary is involved in, or to the knowledge of TBI threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of TBI or such TBI Subsidiary. Employees of TBI and the TBI Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the best knowledge of TBI no officer or director of TBI or any TBI Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of TBI or any TBI Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from TBI or any TBI Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to TBI's or such TBI Subsidiary's Board of Directors.

     (p)  TBI Benefit Plans.
          -----------------

               (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which TBI or any TBI Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

               (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

               (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

               (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under
     Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and TBI knows of no reason that any such Plan is not qualified within the meaning of
     Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

               (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made;
     (b) a proper accrual has been made on the books of TBI for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, TBI is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

               (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of TBI, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by
     Section 4975 of the Code or would result in material liability to TBI and the TBI Subsidiaries as a whole.

               (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

               (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of TBI under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q)  Proxy Statement, etc.  None of the information regarding TBI and the
          --------------------
TBI Subsidiaries supplied or to be supplied by TBI for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of TBI Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to TBI's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which TBI and the TBI Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
          ------------------------
neither TBI nor any TBI Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders.  Except as set forth on Schedule 2(s), neither
          -------------------
TBI nor any TBI Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for TBI or any TBI Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t)  Administration of Trust Accounts.  TBI and each TBI Subsidiary has
          --------------------------------
properly administered in all material respects and which could reasonably be expected to be material to the financial condition of TBI and the TBI Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of TBI, neither TBI, any TBI Subsidiary, nor any director, officer or employee of TBI or any TBI Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of TBI and the TBI Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u)  No Defaults.  Neither TBI nor any TBI Subsidiary is in default, nor
          -----------
has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon TBI and the TBI Subsidiaries, taken as a whole. To the best of TBI's knowledge, all parties with whom TBI or any TBI Subsidiary has material leases, agreements or contracts or who owe to TBI or any TBI Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the TBI Subsidiaries are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on TBI or any TBI Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of TBI's knowledge, threatened against TBI or any TBI Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon TBI and the TBI Subsidiaries taken as a whole; to the best of TBI's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of TBI's knowledge neither TBI nor any TBI Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. TBI has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     (w)  Compliance with Year 2000 Requirements.  Except as set forth in
          --------------------------------------
Schedule 2(w), TBI is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). TBI has made its Year 2000 project assessment and remediation plan available to Wells Fargo for review and has furnished Wells Fargo with copies of all communications between TBI or any TBI Subsidiary with regulators having responsibility for overseeing compliance with such FFIEC Requirements.

     3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to TBI as follows:

     (a)  Organization and Authority.  Wells Fargo is a corporation duly
          --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b)  Wells Fargo Subsidiaries.  Schedule 3(b) sets forth a complete and
          ------------------------
correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in
Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Wells Fargo Capitalization.  As of March 31, 1999, the authorized
          --------------------------
capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1998, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,661 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 20,016 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,466 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 18,810 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,740 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 58,787 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series B, $50 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1998, no shares were outstanding; and (iii) 4,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on March 31, 1999, 1,666,095,285 shares were outstanding and 13,478,919 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

     (d)  Authorization.  Wells Fargo has the corporate power and authority to
          -------------
enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

     Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  Wells Fargo Financial Statements.  The consolidated balance sheets of
          --------------------------------
Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of September 30, 1998 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the nine (9) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly

(subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1994, Wells Fargo and each Wells Fargo
          -------
Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Wells Fargo
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of December 31, 1998 included in Wells Fargo's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Wells Fargo and the Wells Fargo Subsidiaries has filed
          -----
all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i)  Absence of Certain Changes.  Since December 31, 1998, there has been
          --------------------------
no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of December 31, 1998 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i)   any labor contract or agreement with any labor union;

               (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

               (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  Neither Wells Fargo nor any Wells
          --------------------------------
Fargo Subsidiary is a party to any pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

     (l)  Insurance.  Wells Fargo and each Wells Fargo Subsidiary is presently
          ---------
insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Wells Fargo and each Wells Fargo Subsidiary has
          --------------------
all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Wells Fargo or any Wells Fargo
          -----
Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Wells Fargo Benefit Plans.
          -------------------------

               (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in
     Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

               (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

               (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

               (iv)  Each Wells Fargo Plan intended to be qualified under
     Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

               (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

               (vi)  With respect to each Wells Fargo Plan that is subject to
     Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

               (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

     (p)  Registration Statement, etc.  None of the information regarding Wells
          ---------------------------
Fargo and the Wells Fargo Subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, and
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Wells Fargo nor any Wells Fargo
          -------------------
Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for

Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Wells Fargo nor any Wells Fargo Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t)  Merger Co.  As of the Closing Date, Merger Co. will be a corporation
          ---------
duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Effective Date of the Merger, the execution, delivery, and performance by Merger Co. of the Merger Agreement will have been duly authorized by the Board of Directors and shareholders of Merger Co. and the Merger Agreement will be a valid and binding obligation of Merger Co. enforceable against Merger Co. in accordance with its terms.

     4.  Covenants of TBI. TBI covenants and agrees with Wells Fargo as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, TBI, and each TBI Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any loan approval request to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request by a Wells Fargo representative designated in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $500,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of TBI and each TBI Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on TBI and the TBI Subsidiaries taken as a whole; and, upon reasonable prior notice, permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business, provided that Wells Fargo conducts such review in a manner so as not to disrupt or impair TBI's personnel, business, or operations. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of TBI herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, TBI and each TBI subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that TBI may issue shares of TBI Common Stock upon the exercise of outstanding stock options described in Schedule 2(c); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except (i) investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less, and (ii) investments made upon written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any investment request to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request by a Wells Fargo representative designated in writing); amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of TBI (except as contemplated by paragraph 4(q)); increase the compensation of any officers, directors or executive employees, except (i) pursuant to existing compensation plans and practices and (ii) the payment by TBI prior to the Effective Date of all amounts accrued through the end of the month preceding the Effective Date in connection with the cash bonuses of the members of the Executive Committee and the designated Executive Bankers; or (iii) the matching by TBI or TBI Subsidiaries prior to the Effective Date of the contributions made by employees of TBI Subsidiaries to the TBI Employees' 401(k) Profit Sharing Plan & Trust during 1999 by contributing to the Plan for each employee an amount equal to 100% of each employee's contribution to the Plan up to 4% of the total qualifying employee compensation; sell or otherwise dispose of any shares of the capital stock of any TBI Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of TBI will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof and on a date acceptable to Wells Fargo, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of TBI will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) TBI will furnish or cause to be furnished to Wells Fargo all the information concerning TBI and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KMPG LLP to use such opinion in such Registration Statement.

     (e) TBI will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of TBI to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

     (f) TBI will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) TBI will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to TBI and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to TBI's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to TBI, in the public domain, or later acquired by TBI from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

     (h) Neither TBI, nor any TBI Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of TBI or any TBI Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of TBI or any TBI Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with TBI or any TBI Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to TBI or any TBI Subsidiary concerning any of the foregoing, TBI or such TBI Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

     (i) TBI shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j)  TBI and each TBI Subsidiary will take all action necessary or required
(i) to terminate or amend, if requested by Wells Fargo, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of
Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k) TBI shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of TBI who may reasonably be deemed an "affiliate" of TBI within the meaning of such term as used in Rule 145 under the Securities Act.

     (l) At or before the Closing Date, TBI shall establish such additional accruals and reserves as may be necessary to conform TBI's accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of TBI's business following the Merger and to provide for the costs and expenses relating to the consummation by TBI of the Merger and the other transactions contemplated by this Agreement; provided, however, that (i) TBI shall not be required to take such actions more than one
(1) day prior to the Closing Date, and (ii) based upon consultation with counsel and accountants for TBI, no such adjustment shall (x) require any filing with any governmental agency or regulatory authority, (y) violate any law, rule or regulation applicable to TBI, or (z) otherwise materially disadvantage TBI if the Merger were not consummated; provided, further, that TBI's compliance with this paragraph 4(l) shall in no event constitute a breach of any other representation, warranty or covenant contained in this Agreement.

     (m) TBI shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. TBI shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. TBI shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within four weeks of execution of the definitive agreement.

     (n) TBI shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than four (4) weeks from the date of this Agreement.

     (o) TBI will cooperate with Wells Fargo to assess the impact of the transactions contemplated by this Agreement on TBI's continued compliance with the FFIEC Requirements and TBI will take such action, in consultation with Wells Fargo, as may be necessary to amend TBI's Year 2000 project assessment and remediation plan. TBI will continue its current preparations for compliance with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements.

     (p) TBI shall take such action as is necessary to terminate the Option Plan effective as of the Effective Time. TBI shall collect (and timely pay) all applicable withholding and payroll taxes from each holder of an Option that is exercised for shares of TBI Common Stock, and shall comply with all payroll reporting requirements with respect thereto.

     (q) Immediately prior to the Effective Time, TBI shall redeem and shall cause TBI's Stock Option Plan Committee to take all action necessary to redeem all Options which have not been exercised prior to the Closing Date ("Redeemed Options") in an amount for each Redeemed Option equal to the Fair Market Value Per Share of such Redeemed Option minus the exercise price thereof as set forth in an Option holder's Option Agreement or Option Agreements. TBI shall withhold (and timely pay) all applicable withholding, and payroll taxes from the Cash Surrender Amount, and shall comply with all payroll reporting requirements with respect to such payments. In addition, TBI shall, and shall cause the TBI Stock Option Plan Committee to, determine the "Fair Market Value" (as defined in the Option Plan) of a Redeemed Option to be an amount equal to the Fair Market Value Per Share as defined in this Agreement

     (r) Subject to the terms and conditions contained herein, TBI shall execute and deliver such additional instruments and documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out, and comply with the terms of this Agreement and the transaction contemplated heretofore.

     (s) In anticipation of conditions reasonably expected to be imposed by the Federal Reserve Board in approving the Merger ("Board Approval"), TBI agrees to enter into and agrees to cause First National Bank of South Texas ("Bank") to enter into such agreements prior to Closing for the divestiture ("Divestiture") of the branch of Bank located in Pleasanton, Texas ("Branch") and to take such other actions prior to the Closing as may be necessary (or may reasonably be expected to be necessary) to be taken in connection therewith and in order to satisfy any requirements related thereto to be imposed by the Federal Reserve Board as a condition to the Board Approval. TBI shall use, and shall cause Bank to use their respective commercially reasonable best efforts to cooperate with Wells Fargo in identifying prospective bidders for the Branch, allowing prospective bidders to conduct due diligence on the Branch, and in negotiating the terms of the Divestiture; provided that neither TBI nor Bank shall enter into definitive agreements for the Divestiture without the prior consent of Wells Fargo, which consent shall not be unreasonably withheld; provided further that the consummation of the Divestiture contemplated by this Paragraph 2(s) will be subject to and contingent upon Closing of the Merger and will not occur prior to the Effective Time of the Merger; provided further that the actions taken to implement the Divestiture shall not impair or unduly burden or be deemed to impair or unduly burden the operations of business of TBI and the TBI Subsidiaries. Nothing contained in this Paragraph 4(s) shall diminish the agreements, covenants, and obligations of the parties otherwise set forth in Articles 4 and 5 of the Agreement.

     5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with TBI as follows:

     (a) From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Wells Fargo will furnish to TBI all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of TBI, or in any statement or application made by TBI to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of TBI pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the TBI shareholders, at the time of the TBI shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided,
                                                                  --------
however, that none of the provisions of this subparagraph shall apply to
-------
statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by TBI or any TBI subsidiary for use in the Registration Statement or the Prospectus.

     (d) Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of TBI pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of TBI pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

     (f) Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with TBI to obtain all such approvals and consents required by TBI and will file all necessary applications with regulatory authorities as promptly as practicable after the date hereof.

     (h) Wells Fargo will hold in confidence all documents and information concerning TBI and the TBI Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with TBI (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to TBI.

     (i) Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Texas Business Corporation Act.

     (j) Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Wells Fargo shall consult with TBI as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Wells Fargo shall furnish TBI with copies, prior to filing, of the non-confidential portions of the applications referred to in paragraph 7(e) and shall give TBI notice of receipt of the regulatory approvals referred to therein.

     (m) Subject to the terms and conditions contained herein, Wells Fargo shall execute and deliver such additional instruments and documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out, and comply, with the terms of this Agreement and the transactions contemplated hereby.

     (n) Wells Fargo shall use its best efforts to cause the Board of Directors of Merger Co. to authorize and approve the Merger Agreement and the transactions contemplated thereby.

     (o) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Wells Fargo agrees as follows:

          (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of TBI or any TBI Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), in TBI's Articles of Incorporation or Bylaws or similar governing documents of any TBI Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(o)(i) shall be deemed to preclude the liquidation, consolidation, or merger of TBI or any TBI Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of
                --------  -------
     substantially all of the assets of TBI, Wells Fargo shall guarantee, to the extent of the net asset value of TBI or any TBI Subsidiary as of the Effective Date of the Merger, the indemnification obligations of TBI or any TBI Subsidiary to the extent of indemnification obligations of TBI and the TBI Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(o)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a directors or officer of TBI or any TBI Subsidiary to a greater extent than TBI or any TBI Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

          (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(o)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before of after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this
     --------  -------
     subparagraph (ii) to
     pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter.

     6. Conditions Precedent to Obligation of TBI. The obligation of TBI to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
TBI:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) TBI shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs
(a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of TBI required for approval of a plan of merger in accordance with the provisions of TBI's Articles of Incorporation and the Texas Business Corporation Act.

     (e) Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Wells Fargo Common Stock to be delivered to the stockholders of TBI pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) TBI shall have received an opinion, dated the Closing Date, of KPMG LLP, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of TBI Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of TBI will be the same as the basis of TBI Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of TBI will include the holding period of the TBI Common Stock, provided such shares of TBI Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Since December 31, 1998, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Wells Fargo and the Wells Fargo Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to TBI and the TBI Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) TBI shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of TBI required for approval of a plan of merger in accordance with the provisions of TBI's Articles of Incorporation and the Texas Business Corporation Act.

     (d) Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of TBI, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to TBI or any TBI Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

     (f) TBI and each TBI Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to TBI's or such TBI Subsidiary's business required for the consummation of the Merger, and TBI and each TBI Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) At any time since the date hereof the total number of shares of TBI Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute TBI Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 2,026,036.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Wells Fargo shall have received from the Chief Executive Officer and Chief Financial Officer of TBI a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Wells Fargo, to the effect that:

          (i) the interim quarterly financial statements of TBI included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of TBI;

          (ii) the amounts reported in the interim quarterly financial statements of TBI agree with the general ledger of TBI;

          (iii) the annual and quarterly financial statements of TBI and the TBI Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from March 31, 1999 to a date five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of TBI and the TBI Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of TBI and the TBI Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of TBI and the TBI Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of TBI and the TBI Subsidiaries and have found them to be in agreement with financial records and analyses prepared by TBI included in the annual and quarterly financial statements, except as disclosed in such letters.

     (k) TBI and the TBI Subsidiaries considered as a whole shall not have sustained since December 31, 1998 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

    (l) There shall be no effected, instituted, pending, or proposed proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on TBI or any TBI Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, which has had or could reasonably be expected to have a material adverse effect upon TBI and its subsidiaries taken as a whole.

     (m) Since December 31, 1998, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of TBI and the TBI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates). No action taken by TBI solely in order to comply with paragraph 4(l) hereof shall be deemed to have a material adverse effect for purposed of this paragraph 7(m).

     (n) TBI shall be in full compliance with current FFIEC Requirements. There shall be no feature of TBI's data processing, operating or platform systems that would prevent those systems from (A) being successfully converted to Wells Fargo systems prior to December 31, 1999 in full compliance with current FFIEC Requirements, or (B) if the conversion cannot be completed in the manner contemplated by subparagraph (A) above, continuing to run independently after December 31, 1999 in full compliance with current FFIEC Requirements until such time as a subsequent conversion to Wells Fargo systems can be completed.

     (o)  TBI shall have taken the actions required by paragraph 4(p).

     (p)  TBI shall have taken the actions required by paragraph 4(q).

     (q) Except as a result of any actions by Wells Fargo, the Non-Competition Agreements and Employment and Non-Competition Agreements listed on Schedule 7(q) shall be in full force and effect.

     8. Employee Benefit Plans. Each person who is an employee of TBI or any TBI Subsidiary as of the Effective Date of the Merger ("TBI Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

     (a)  Employee Welfare Benefit Plans.  Each TBI Employee shall be eligible
          -------------------------------
for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan) and shall enter each plan no later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger ("Benefits Conversion Date") unless the first day of the calendar quarter beginning at least thirty-two (32) days after the Effective Date of the Merger is January 1, 2000, in which event the Benefits Conversion Date shall be February 1, 2000 (provided that the transition from TBI's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Separation Pay Plan
          Paid Time Off Program

TBI Employees shall receive credit for years of service to TBI, the TBI Subsidiaries and any predecessors of TBI or the TBI Subsidiaries (to the extent credited under the vacation and short-term disability programs of TBI) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Separation Pay Plan, and Short Term Disability Plan.

     (b)  Employee Retirement Benefit Plans.  Each TBI Employee shall be
          ---------------------------------
eligible for participation in the Wells Fargo 401(k) (the "401(k)"), subject to any eligibility requirements applicable to the 401(k) (with full credit for years of past service to TBI and the TBI Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k)), and shall enter the 401(k) no later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger ("Benefits Conversion Date") unless the first day of the calendar quarter beginning at least thirty-two (32) days after the Effective Date of the Merger is January 1, 2000, in which event the Benefits Conversion Date shall be February 1, 2000.

     Each TBI Employee shall be eligible for participation, as a new employee, in the Wells Fargo Cash Balance Plan under the terms thereof.

     9.   Termination of Agreement.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

            (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by February 29, 2000, unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by TBI or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by TBI and TBI Subsidiaries shall be borne by TBI, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

            If to Wells Fargo:

               Wells Fargo & Company
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

            If to TBI:

               Texas Bancshares, Inc.
               750 East Mulberry
               San Antonio, Texas  78212
               Attention:  Fredrick Erck

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

          14. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

          15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

          16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

          17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of TBI shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

          18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

          19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

          20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   WELLS FARGO & COMPANY


                                   By   /s/ John E. Ganoe
                                       ---------------------------
                                   Its  Executive Vice President
                                       ---------------------------



                                   TEXAS BANCSHARES, INC.


                                   By   /s/ Fredrick Erck
                                       ---------------------------
                                   Its   Chairman
                                       ---------------------------




 [signature page to Amended and Restated Agreement and Plan of Reorganization]

                                  APPENDIX B



                             _____________________

                   OPINION OF HOEFER & ARNETT, INCORPORATED

                             _____________________

                 [LETTERHEAD OF HOEFER & ARNETT, INCORPORATED]


September 15, 1999

Members of the Board of Directors
Texas Bancshares, Inc.
750 E. Mulberry
San Antonio, Texas  78212

Members of the Board:


You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Texas Bancshares, Inc., San Antonio, Texas ("TBI") of the terms of the proposed merger of a wholly-owned subsidiary of Wells Fargo & Company, San Francisco, California ("Wells Fargo") with and into TBI in accordance with the terms and conditions of the Amended and Restated Agreement and Plan of Reorganization (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of TBI Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in the Agreement), other than shares as to which statutory dissenters' appraisal rights have been exercised, will be exchanged for the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares (as defined below) by the number of shares of TBI Common Stock then outstanding. The "Adjusted Wells Fargo Shares" shall be a number equal to the Aggregate Share Amount divided by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 10 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Agreement. The "Aggregate Share Amount" shall be $68,500,000 plus the aggregate exercise price of all Options exercised by cash payments between the date hereof and the day immediately prior to the Closing Date minus the Cash Surrender Amount. The "Cash Surrender Amount" shall equal the difference between (i) the product of (A) the "Fair Market Value Per Share" multiplied by (B) the number of Redeemed Options, minus (ii) the aggregate exercise price of all Redeemed Options. "Fair Market Value Per Share" shall mean $34.2988. "Option" has the meaning given it in paragraph 2(c) of the Agreement.

As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have not previously provided investment banking and financial advisory services to TBI.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of TBI and Wells Fargo for the years ended December 31, 1997 and December 31, 1998; (iii) Quarterly Consolidated Financial Statements for Bank Holding Companies on Form FR Y-9C as filed with the Federal Reserve for the quarters ended March 31, 1998, June 30, 1998, September 30, 1998, December 31, 1998 and March 31, 1999; (iv)
certain other publicly available financial and other information concerning TBI and Wells Fargo and the trading markets for the publicly traded securities of TBI and Wells Fargo; and (v) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of TBI and Wells Fargo concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

We have reviewed with senior management of TBI earnings projections for 1999 through 2003 for TBI as a stand-alone entity, assuming the merger does not occur. Such projections were prepared by TBI senior management.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of TBI as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of TBI management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for Wells Fargo and TBI are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of TBI or Wells Fargo, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of shares of TBI Common Stock of the terms of the proposed merger of a wholly-owned subsidiary of Wells Fargo with and into TBI and does not address TBI's underlying business decision to proceed with the merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of TBI and Wells Fargo, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for TBI and Wells Fargo; (ii) the assets and liabilities of TBI and Wells Fargo, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of a wholly-owned subsidiary of Wells Fargo with and into TBI are fair, from a financial point of view, to the holders of shares of TBI Common Stock.

It is understood that this letter is for the information of the Board of Directors of TBI and does not constitute a recommendation to the Board of Directors or to any shareholder of TBI with respect to any approval of the merger. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Very truly yours,

/s/ Hoefer & Arnett, Incorporated

                                  APPENDIX C



                             _____________________

                      ARTICLES 5.11, 5.12 AND 5.13 OF THE
                        TEXAS BUSINESS CORPORATION ACT

                             _____________________

Art. 5.11  Rights of Dissenting Shareholders in the Event of Certain Corporate
           Actions

        A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

               (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise:

               (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

               (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

           Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957, 55th Leg., p. 111, ch. 54, (S) 10; Acts 1973, 63rd Leg.,
           p. 1508, ch. 545, (S) 36, eff. Aug. 27, 1973; Acts 1989, 71st Leg.,
           ch. 801, (S) 34, eff. Aug. 28, 1989; Acts 1991, 72nd Leg., ch. 901,
           (S) 32, eff. Aug 26, 1991.

Art. 5.12  Procedure for Dissent by Shareholders as to Said Corporate Actions

        A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

               (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

               (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the Corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

               (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

               (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporate (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

          Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657 (S) 12, eff. June 17, 1967;
          Acts 1983, 68th Leg., p. 2570, ch. 442 (S) 9, eff. Sept. 1, 1983;
          Acts 1987, 70th Leg., ch. 93, (S) 27, eff. Aug. 31, 1987; Acts 1989,
          71st Leg., ch. 801, (S) 35, eff. Aug 28, 1989; Acts 1993, 73rd Leg.,
          ch 215, (S) 2.16, eff. Sept. 1, 1993.

Art. 5.13  Provisions Affecting Remedies of Dissenting Shareholders

        A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article
             5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

             Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended
             by Acts 1967, 60th Leg., p. 1723, ch. 657, (S) 13, eff. June 17,
             1967; Acts 1983, 68th Leg., p. 2573, ch. 442, (S) 10, eff. Sept. 1,
             1983; Acts 1993, 73rd Leg., ch. 215, (S) 2.17, eff. Sept. 1, 1993.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.   Exhibits and Financial Statement Schedules.

     (a)   Exhibits.  See Exhibit Index.

     (b)   Financial Statement Schedules.  Not Applicable.

     (c)   Report, Opinion or Appraisal.  See Exhibits 5.1 and 8.1

Item 22.  Undertakings.

     (a)   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment No.1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on September 14, 1999.

                                    WELLS FARGO & COMPANY

                                    By: /s/ Richard M. Kovacevich
                                        ----------------------------------------
                                        Richard M. Kovacevich
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment No.1 registration statement has been signed on September 14, 1999 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich             President and Chief Executive Officer
----------------------------
     Richard M. Kovacevich            (Principal Executive Officer)

/s/ Rodney L. Jacobs                  Vice Chairman and Chief Financial Officer
----------------------------
     Rodney L. Jacobs                 (Principal Financial Officer)

/s/ Les L. Quock                      Senior Vice President and Controller
----------------------------
     Les L. Quock                     (Principal Accounting Officer)


LES S. BILLER            )         RICHARD D. McCORMICK     )
J.A. BLANCHARD III       )         CYNTHIA H. MILLIGAN      )
MICHAEL R. BOWLIN        )         BENJAMIN F. MONTOYA      )
EDWARD M. CARSON         )         PHILIP J. QUIGLEY        )
DAVID A. CHRISTENSEN     )         DONALD B. RICE           )
WILLIAM S. DAVILA        )         IAN M. ROLLAND           )    A majority of
SUSAN E. ENGEL           )         JUDITH M. RUNSTAD        )    the Board of
PAUL HAZEN               )         SUSAN G. SWENSON         )    Directors*
WILLIAM A. HODDER        )         DANIEL M. TELLEP         )
RODNEY L. JACOBS         )         CHANG-LIN TIEN           )
REATHA CLARK KING        )         MICHAEL W. WRIGHT        )
RICHARD M. KOVACEVICH    )         JOHN A. YOUNG            )

__________________
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                             /s/ Richard M. Kovacevich
                                             --------------------------------
                                                 Richard M. Kovacevich
                                                 Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit
 Number                                 Description
 ------                                 ------------

  2.1 Agreement and Plan of Reorganization, dated as of May 28, 1999, as amended and restated as of August 26, 1999, effective May 28, 1999, by and between Texas Bancshares, Inc. and Wells Fargo & Company, included as Appendix A to the accompanying proxy statement-prospectus.

  3.1       Restated Certificate of Incorporation, incorporated by reference to
            Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993. Certificates of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Registrant's name and increasing authorized common and preferred stock, respectively).

  3.2 Certificate of Designations for the Registrant's ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

  3.3 Certificate of Designations for the Registrant's Cumulative Tracking Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated January 9, 1995.

  3.4 Certificate of Designations for the Registrant's 1995 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to
            Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

  3.5 Certificate Eliminating the Certificate of Designations for the Registrant's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated November 1, 1995.

  3.6 Certificate Eliminating the Certificate of Designations for the Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 20, 1996.

  3.7 Certificate of Designations for the Registrant's 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to
            Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.

Exhibit
 Number                                 Description
 ------                                 ------------

  3.8 Certificate of Designations for the Registrant's 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.

  3.9 Certificate of Designations for the Registrant's 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.

  3.10 Certificate of Designations for the Registrant's Adjustable Cumulative Preferred Stock, Series B, incorporated by reference to
             Exhibit 3(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

  3.11 Certificate of Designations for the Registrant's Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H, incorporated by reference to Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

  3.12 Certificate of Designations for the Registrant's Series C Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(l) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

  3.13 Certificate Eliminating the Certificate of Designations for the Registrant's Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

  3.14 Certificate of Designations for the Registrant's 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

  3.15 By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

  4.1        See Exhibits 3.1 through 3.15.

  4.2 Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A dated October 21, 1998.

  5.1 Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).*

Exhibit
 Number                                 Description
 ------                                 ------------

  8.1 Opinion of KPMG LLP regarding the material U.S. federal income tax consequences of the merger (including consent).

  23.1        Consent of Stanley S. Stroup (included in Exhibit 5.1).

  23.2 Consent of KPMG LLP relating to the audited financial statements of Wells Fargo & Company.

  23.3 Consent of KPMG LLP relating to the audited financial statements of Texas Bancshares, Inc.

  23.4        Consent of KPMG LLP regarding its tax opinion (included in Exhibit
              8.1).

  24.1        Powers of Attorney.*

  99.1        Form of proxy for special meeting of shareholders of Texas
              Bancshares, Inc.

  99.2 Consent of Hoefer & Arnett, Incorporated relating to Texas Bancshares, Inc.*

______________

*  Previously filed.